Filed Pursuant to Rule 424(b)(3)
File Nos. 333-167096, 333-167096-01 and 333-167096-02

NORCRAFT COMPANIES, L.P.

NORCRAFT FINANCE CORP.

Offer to Exchange

$180,000,000 principal amount of our 10 1/2% Senior Secured Second Lien Notes due 2015 for

new 10 1/2% Senior Secured Second Lien Notes due 2015

We are offering to exchange new 10 1/2% Senior Secured Second Lien Notes due 2015, or the exchange notes, for our currently outstanding 10 1/2% Senior Secured Second Lien Notes due 2015, or the original notes. The exchange notes are substantially identical to the applicable original notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights relating to such original notes. The exchange notes will represent the same debt as the original notes and we will issue the exchange notes under the same indenture as the original notes.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on July 6, 2010, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

•

The exchange offer is not subject to any condition other than that the exchange offer does not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission, or the Staff.

•	We will exchange all original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered original notes at any time prior to the expiration of the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

•	We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

You should consider carefully the risk factors beginning on page 10 of this prospectus before participating in the exchange offer.

Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 3, 2010

This prospectus incorporates business and financial information about Norcraft Companies, L.P. and Norcraft Finance Corp. that is not included or delivered with this prospectus. This information is available without charge to security holders upon written or oral request.

Any requests for business and financial information incorporated but not included in this prospectus should be sent to Norcraft Companies, L.P., 3020 Denmark Avenue Suite 100 Eagan, Minnesota 55121. To obtain timely delivery, holders of original notes must request the information no later than five business days before July 6, 2010, the date they must make their investment decision.

PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you. Please review this prospectus in its entirety, including the risk factors and the financial statements and the related notes included herein, before you decide to invest.

Unless the context indicates or otherwise requires, the terms “Norcraft,” “our company,” “the company,” “we,” “us” and “our” refer to Norcraft Companies, L.P. and its consolidated subsidiaries. Norcraft Companies, L.P. is a wholly-owned subsidiary of Norcraft Intermediate Holdings, L.P., which is in turn held entirely by Norcraft Holdings, L.P., known as Holdings. Norcraft GP, L.L.C. is the general partner of both Norcraft and Holdings. Norcraft GP, L.L.C. does not hold any equity interest in Norcraft or Holdings, but, as a general partner of each entity, it controls both entities.

THE EXCHANGE OFFER

On December 9, 2009, we completed the private offering of $180 million aggregate principal amount of 10 1/2% senior secured second lien notes due 2015, or the original notes, in a transaction exempt from registration under the Securities Act of 1933, as amended, or the Securities Act. In connection with the offering of the original notes, we entered into a registration rights agreement, dated as of December 9, 2009, with the initial purchasers of the original notes. In the registration rights agreement, we agreed to offer our new 10 1/2% senior secured second lien notes due 2015, or exchange notes, which will be registered under the Securities Act, in exchange for the original notes. The exchange offer is intended to satisfy our obligations under the registration rights agreement. We also agreed to deliver this prospectus to the holders of the original notes. In this prospectus, we refer to the original notes and the exchange notes collectively as the notes. You should read the discussions under the headings “Prospectus Summary—Summary of the Terms of the Exchange Notes” and “Summary Description of the Exchange Notes” for information regarding the exchange notes.

OUR COMPANY

We are a leader in manufacturing, assembling and finishing kitchen and bathroom cabinetry in the U.S. We provide our customers with a single source for a broad range of high-quality cabinetry, including stock, semi-custom and custom cabinets manufactured in both framed and frameless, or full access, construction. We market our products through six brands: Mid Continent CabinetryTM, Norcraft Cabinetry®, UltraCraft®, StarMark Cabinetry®, FieldstoneTM and Brookwood®. With the exception of Norcraft Cabinetry, each of these brands represents a distinct line of cabinetry and has been in operation for over 20 years, with Mid Continent, our original brand, having been established in 1966. In 2008, our Winnipeg, Canada facility completed the transition to the production of cabinets for sale into the Canadian market under the Norcraft Canada brand. We believe each brand is well recognized and highly respected throughout the industry for its attractive style, flexibility, quality and value.

We are a single source provider of one of the most comprehensive product offerings in the industry, with national brands across a broad range of price points, styles, materials and customization levels. Our product offering was developed through both strategic acquisitions and internal development. We continuously enhance existing products and add new products to support our brands and meet the changing demands of our customers. We believe our multi brand strategy, and the resultant differentiated products across various price points, provides us with a competitive advantage. UltraCraft is our semi-custom full access cabinet line. StarMark and Brookwood are our semi-custom framed cabinet lines. Fieldstone is our high-end semi-custom and custom framed cabinet line. Finally, Mid Continent Cabinetry and Norcraft Cabinetry comprise our stock and semi-custom framed cabinet lines. Through these brands, we currently offer more than 188,000 door and finish combinations for wood, thermofoil, high-pressure laminate and melamine cabinets ranging in average price from $100 to $500 per cabinet. With this broad range of cabinetry products, we are able to compete successfully in multiple segments of the market. We believe that during the year ended December 31, 2009, approximately 56% of our net sales were to the home repair and remodeling market and approximately 44% were to the new construction market.

We sell our products primarily to kitchen and bathroom cabinetry dealers. For the year ended December 31, 2009, kitchen and bathroom cabinetry dealers accounted for 67% of our net sales, wholesale retailers, or wholetailers, accounted for 6%, catalog stores accounted for 17% and home builders accounted for 10% of net sales. We believe our focus on kitchen and cabinetry dealers enhances our ability to sell our custom and semi-custom cabinet offering. We have an extensive network of over 1,900 active customers and 121 internal and independent sales representatives (of which 23 sell more than one brand). We have national distribution capabilities for all of our brands through six manufacturing facilities, three service and distribution centers, four warehouses and three retail locations strategically located throughout the U.S.

Our principal executive offices are located at 3020 Denmark Avenue, Suite 100, Eagan, Minnesota 55121. Our telephone number is 651-234-3300 and our website can be found at www.norcraftcompanies.com. Information on our website is deemed not to be a part of this prospectus.

THE OFFERING OF THE ORIGINAL NOTES

On December 9, 2010, Norcraft Companies, L.P. and Norcraft Finance Corp. completed an offering of $180.0 million in aggregate principal amount of 10 1/2% Senior Secured Second Lien Notes due 2015, which was exempt from registration under the Securities Act.

Original Notes	Norcraft Companies, L.P. and Norcraft Finance Corp. sold the original notes to UBS Securities LLC and Jefferies & Company, Inc., who we collectively refer to as the initial purchasers, on December 9, 2009. The initial purchasers subsequently resold the original notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

Registration Rights Agreement	In connection with the sale of the original notes, Norcraft Companies, L.P., Norcraft Finance Corp. and Norcraft Canada Corporation, a subsidiary of Norcraft Companies, L.P. who guaranteed the obligations under the original notes, who we refer to as the subsidiary guarantor, entered into a registration rights agreement with the initial purchasers. Under the terms of that agreement, we agreed to:

	•	file a registration statement with respect to an offer to exchange the original notes for the exchange notes within 210 days of the date on which the original notes were issued,

	•	cause the registration statement to be declared effective prior to 270 days after the issue date,

	•	consummate the exchange offer within 310 days after the issue date and

	•	under certain other circumstances, including if we cannot effect an exchange offer of the original notes, file a shelf registration statement to cover resales of the original notes.

If we and the subsidiary guarantor fail to meet any of these requirements, it will constitute a default under the registration rights agreement and we and the subsidiary guarantor must pay additional interest on the notes of up to 0.25% per annum for the first 90-day period after any such default. This interest rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. The exchange offer is being made pursuant to the registration rights agreement and is intended to satisfy the registration rights obligations of Norcraft Companies, L.P., Norcraft Finance Corp. and the subsidiary guarantor granted under the registration rights agreement, which registration rights terminate upon completion of the exchange offer.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The following is a brief summary of the material terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	$180,000,000 aggregate principal amount of 10 1/ 2% Senior Secured Second Lien Notes due 2015. We are also hereby offering to exchange the guarantee of the original notes for the guarantee of the exchange notes described herein.

The Exchange Offer	The exchange notes are being offered in exchange for a like principal amount of original notes. We will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on July 6, 2010, which is at least 20 business days after the date the registration statement to which this prospectus is a part went effective. Holders may tender some or all of their original notes pursuant to the exchange offer. However, each of the original notes may be tendered only in an amount equal to $2,000 in principal amount or integral multiples of $1,000 in excess thereof. The form and terms of the exchange notes are the same as the form and terms of the original notes except that:

	•	The exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

	•	The exchange notes bear different CUSIP numbers than the original notes; and

	•	The holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the applicable original notes in some circumstances relating to the timing of the exchange offer.

Resale	Based on an interpretation by the Staff set forth in no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

	•	you are acquiring the exchange notes in the ordinary course of your business;

	•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and

	•	you are not an “affiliate” of Norcraft Companies, L.P., within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for original notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of Distribution.” Any holder of original notes who:

	•	is an affiliate of Norcraft Companies, L.P.,

• does not acquire exchange notes in the ordinary course of its business, or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the aforementioned position of the Staff enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

However, we have not submitted a no-action letter in connection with the exchange offer, and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on July 6, 2010 unless we decide to extend the exchange offer. We may extend the exchange offer for the original notes. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.

Exchange Date	We will accept original notes for exchange notes at the time when all conditions of the exchange offer are satisfied or waived. We will deliver the exchange notes promptly after we accept the original notes.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us.

Procedures for Tendering Original Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail, fax, or otherwise deliver the letter of transmittal together with the original notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold original notes through the Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes to be received by you will be acquired in the ordinary course of business;

• you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the provisions of the Securities Act;

• you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of Norcraft Companies, L.P. or Norcraft Finance Corp. or if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for applicable original notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offer—Procedures for Tendering” and “Plan of Distribution.”

Effect of Not Tendering in the Exchange Offer	Any original notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the original notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the original notes not exchanged in this exchange offer under the Securities Act.

Guaranteed Delivery Procedures	If you wish to tender your original notes and your original notes are not immediately available or you cannot deliver your original notes, the applicable letter of transmittal or any other documents required by the applicable letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer - Guaranteed Delivery Procedure.”

Interest on the Exchange Notes and the Original Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the original notes or, if no interest has been paid, from December 9, 2009. Interest on the original notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	Tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Material United States Federal Income Tax Consequences	The exchange of original notes for exchange notes in the exchange offer is not a taxable event for U.S. federal income tax purposes. Please read the section of this prospectus captioned “Certain Material United States Federal Income Tax Considerations” for more information on tax consequences of the exchange offer.

Exchange Agent	U.S. Bank National Association, the trustee under the indenture governing the original notes, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer—Exchange Agent.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Risk Factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

The brief summary below describes the principal terms of the exchange notes. We refer to the exchange notes following the exchange offer and the original notes prior to the exchange offer together as the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuers	Norcraft Companies, L.P. and Norcraft Finance Corp.

Exchange Notes Offered	$180,000,000 aggregate principal amount of our 10 1/ 2% Senior Secured Second Lien Notes due 2015. We are also hereby offering to exchange the guarantee of the original notes for the guarantee of the exchange notes described herein.

Interest	The exchange notes will bear interest at a rate of 10 1/2 % per year. Interest on the exchange notes will be payable semi-annually in arrears on each June 15 and December 15, commencing on June 15, 2010.

Maturity Date	December 15, 2015.

Guarantee	The exchange notes will be guaranteed on a senior secured basis, subject to certain limitations described herein, by Norcraft Canada Corporation and any future restricted subsidiaries that guarantee, or are otherwise obligors with respect to, indebtedness under the new asset-based revolving credit facility and each other restricted subsidiary that we shall otherwise cause to become a guarantor pursuant to the indenture governing the exchange notes. See “Description of the Exchange Notes—Note Guarantee.”

Collateral	The exchange notes will be secured by second-priority liens on our assets and the assets of our subsidiary guarantors to the extent such assets secure on a first-priority basis obligations under the new asset-based revolving credit facility and certain other indebtedness and subject to certain permitted liens. Such collateral on a first-priority basis will include substantially all of our and the guarantors’ tangible and intangible assets, subject to certain exceptions. See “Description of the Exchange Notes—Security.”

Subject to certain limitations, the indenture governing the exchange notes will permit additional indebtedness or other obligations to be secured by the collateral securing the exchange notes (i) on a first-priority lien basis senior to the exchange notes, and (ii) on a second-priority lien basis pari passu with the exchange notes.

Intercreditor Agreement	On December 15, 2010, the collateral agent for the original notes entered into an intercreditor agreement with the agent under the new asset-based revolving credit facility. The provisions of such intercreditor agreement include the following:

• The agent under the new asset-based revolving credit facility holds a first-priority security interest in the collateral and the collateral agent holds a second-priority security interest in such collateral, equally and ratably secured with any other pari passu secured indebtedness;

	•	the collateral agent for the exchange notes is not permitted to exercise remedies against the collateral for a period of 180 days after a payment default or the acceleration of the exchange notes provided the agent or any secured party under the new asset-based revolving credit facility is exercising its rights and remedies against a material portion of the collateral;

	•	a release of collateral by the agent under the new asset-based revolving credit facility shall result in a release of the collateral securing the exchange notes without the consent of the holders of the exchange notes; and

	•	the rights of the collateral agent for the exchange notes to exercise rights in a bankruptcy proceeding shall be restricted.

Ranking	The exchange notes and the guarantee will be our senior secured obligations. The obligations evidenced by the exchange notes and the guarantee will rank:

	•	senior in right of payment to all of our and our guarantors’ existing and future obligations that are expressly subordinated in right of payment to the exchange notes and rank equally in right of payment with all obligations that are not so subordinated;

	•	effectively senior in right of payment to all of our and our guarantors’ existing and future unsecured obligations to the extent of the value of the collateral securing the exchange notes, after giving effect to first-priority liens on the collateral and permitted liens;

	•	effectively subordinated to any of our and our guarantors’ existing and future obligations that are either (i) secured by a lien on the collateral that is senior or prior to the second-priority liens securing the exchange notes, including the first-priority liens securing the obligations under the new asset-based revolving credit facility and any permitted liens or (ii) secured by assets that are not part of the collateral securing the exchange notes, in each case to the extent of the value of the assets securing such obligations; and

	•	structurally subordinated to all obligations and other liabilities of any non-guarantor subsidiaries.

As of March 31, 2010, we had $180.0 million of outstanding senior indebtedness (excluding trade payables of $7.0 million), all of which is secured. In addition, our new asset-based revolving credit facility provides for aggregate commitments of up to $25.0 million, subject to a current borrowing base of approximately $18.3 million. See “Description of Certain Other Indebtedness—Asset-Based Revolving Credit Facility.”

See “Description of the Exchange Notes—Ranking” and “Description of the Exchange Notes—Security.”

Optional Redemption	We may redeem the exchange notes, in whole or part, at any time and from time to time on or after December 15, 2012, at a redemption price equal to 100% of the principal amount thereof, plus a premium declining ratably to par and accrued and unpaid interest.

At any time and from time to time prior to December 15, 2012, we may redeem up to 35% of the aggregate principal amount of the exchange notes issued under the indenture with the proceeds of qualified equity offerings at a redemption price equal to 110.50% of the principal amount, plus accrued and unpaid interest.

	•	at least 65% of the aggregate principal amount of the exchange notes remains outstanding immediately after the occurrence of such redemption; and

	•	such redemption occurs within 90 days of the date of the closing of any such offering of qualified equity interests.

Prior to December 15, 2012, we may redeem the exchange notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus a “make-whole” premium plus accrued and unpaid interest.

Change of Control	If we experience a change of control, we may be required to offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Our ability to purchase the exchange notes upon a change of control will be limited by the terms of our debt agreements, including our new asset-based revolving credit facility. We cannot assure you that we will have the financial resources to purchase the exchange notes in such circumstances.

Certain Covenants	The indenture governing the exchange notes will contain covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to, among other things:

	•	incur additional indebtedness;

	•	pay dividends or make other distributions or repurchase or redeem our stock;

	•	make investments;

	•	incur liens;

	•	enter into certain types of transactions with our affiliates;

	•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

	•	sell assets or consolidate or merge with or into other companies.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the Exchange Notes” in this prospectus.

Absence of a Public Market	The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. We do not intend to apply to have the exchange notes listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices you receive when you sell will be favorable.

For additional information about the exchange notes, see the section of this prospectus entitled “Description of the Exchange Notes.”

SUMMARY OF HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

The summary historical financial data presented below under the captions “Statement of Operations Data” and “Balance Sheet Data” for, and as of the end of, each of the years in the three-year period ended December 31, 2009, are derived from our audited financial statements, which are included elsewhere in this prospectus.

The summary historical financial data presented below under the captions “Statement of Operations Data” and “Balance Sheet Data” for the three-month periods ended March 31, 2009 and March 31, 2010, and as of March 31, 2009 and March 31, 2010 are derived from our unaudited financial statements included elsewhere in this prospectus. The results of operations for the three-month periods presented below are not necessarily indicative of the results for the full fiscal year.

The summary unaudited pro forma statement of operations data set forth below gives effect to the matters described under “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus, as if such matters had occurred on January 1, 2009. The unaudited pro forma data are for informational purposes only and do not purport to represent what our results of operations would have been if such matters had occurred as of the date indicated or what those results will be for future periods.

The summary historical and pro forma consolidated financial data should be read in conjunction with “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,			Three months ended March 31,		Pro Forma Twelve Months Ended December 31, 2009
(in thousands)	2007	2008	2009	2009	2010
				(unaudited)
Statement of Operations data:
Net sales	$394,042	$331,548	$246,804	$61,296	$61,833	$246,804
Cost of sales	263,500	234,427	176,512	45,323	44,617	176,512

Gross profit	130,542	97,121	70,292	15,973	17,216	70,292
Selling, general and administrative expense	76,012	64,789	49,706	12,692	12,671	49,706
Impairment of goodwill and other intangible assets(1)	—	73,938	—	—	—	—

Income (loss) from operations	54,530	(41,606)	20,586	3,281	4,545	20,586
Interest expense, net	13,104	13,341	15,050	3,467	5,045	20,830
Amortization of deferred financing costs	1,111	1,063	2,895	1,062	313	2,170
Other, net	200	151	36	39	30	36

Total other expense	14,415	14,555	17,981	4,568	5,388	23,036

Net income (loss)	$40,115	$(56,161)	$2,605	$(1,287)	$(843)	$(2,450)

Cash flow data:
Net cash provided by (used in):
Operating activities	$63,322	$42,601	$24,801	$7,032	$4,726	N/A
Investing activities	(14,197)	(7,068)	(5,702)	(1,280)	(1,831)	N/A
Financing activities	(24,658)	(4,621)	(61,825)	(11,380)	(326)	N/A

	December 31,			March 31,
(in thousands)	2007	2008	2009	2009	2010
				(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$28,409	$59,406	$16,731	$53,765	$19,302
Working capital(2)	25,284	20,043	15,455	25,895	19,003
Total assets	380,844	313,249	259,877	$309,956	265,548
Total long term debt	148,000	148,000	177,097	148,000	177,219
Members’ equity	202,326	141,669	60,771	(2,726)	60,034

(1)	During the fourth quarter of 2008, our actual earnings and expected future earnings decreased to a level that required us to perform additional analysis under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC) Topic 350 Intangibles – Goodwill and Other (“ASC 350”) to quantify the amount of impairment of goodwill and brand names. This analysis resulted in a total impairment charge of $73.9 million, of which, $60.0 million was attributable to goodwill and $13.9 million was attributable to brand names.
(2)	Computed as total current assets (excluding cash and cash equivalents) less total current liabilities (excluding current portion of long-term debt, accrued interest and accrued tax distributions to our equity holders).

RISK FACTORS

Participating in the exchange offer involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus or incorporated by reference in this prospectus, before you decide to participate in the exchange offer. Any of the following risks, as well as other risks and uncertainties, could harm the value of the exchange notes directly, or our business and financial results and thus indirectly cause the value of the exchange notes to decline. The risks described below are not the only ones that could impact our company or the value of the exchange notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. As a result of any of these risks, known or unknown, you may lose all or part of your investment in the exchange notes.

Risks Related to the Exchange Offer

There may be adverse consequences if you do not exchange your original notes.

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your original notes as set forth in the prospectus distributed in connection with the private offering of the original notes. In general, the original notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. You should refer to “Prospectus Summary — Summary of the Terms of the Exchange Offer,” “The Exchange Offer” and the accompanying letter of transmittal for information about how to tender your original notes.

The tender of original notes pursuant to the exchange offer will reduce the principal amount of the original notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the original notes due to a reduction in liquidity.

Risks Associated with our Business

Our level of indebtedness and significant debt service obligations could adversely affect our financial condition or our ability to fulfill our obligations and make it more difficult for us to fund our operations.

As of March 31, 2010, we had $233.7 million of indebtedness outstanding, including $180.0 million of 10  1/2% senior secured second lien notes due 2015 of Norcraft and Norcraft Finance Corp. (a 100% owned finance subsidiary of Norcraft), or the exchange notes, and $53.7 million of 9  3/4% senior discount notes due 2012 of Holdings and Norcraft Capital Corp. (a 100% owned finance subsidiary of Holdings), or the senior discount notes. In addition, on such date, we had approximately $5.4 million of outstanding letters of credit.

Because of our high level of indebtedness:

•	we may have difficulty satisfying our obligations with respect to the exchange notes and senior discount notes;

•	we may have difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions or other purposes;

•

we will need to use a substantial portion of our available cash flow to pay interest and principal on our debt and to make distributions to pay interest on the senior discount notes, which will reduce the amount of money available to finance our operations and other business activities;

•	our debt level increases our vulnerability to general economic downturns and adverse industry conditions;

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general;

•	our leverage could place us at a competitive disadvantage compared to our competitors that have less debt;

•

we may not have sufficient funds available, and our debt level may restrict us from raising the funds necessary, to repurchase all of the senior secured second lien notes and senior discount notes, as applicable, tendered to us upon the occurrence of a change of control, which would constitute an event of default under each of the exchange notes and senior discount notes; and

•

our failure to comply with the financial and other restrictive covenants in our debt instruments which, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects.

Despite our existing level of indebtedness, we and our subsidiaries will be able to incur more indebtedness. This could further exacerbate the risks described above, including our ability to service our existing indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. In December 2009, we entered into a new asset-based revolving credit facility (the “ABL facility”) that provides us with additional borrowings of up to $25.0 million, subject to a current borrowing base of approximately $18.3 million. Although our ABL facility, the indenture governing the senior discount notes and the indenture governing the exchange notes contain restrictions on the incurrence of additional indebtedness, such restrictions are subject to a number of qualifications and exceptions, and under certain circumstances indebtedness incurred in compliance with such restrictions could be substantial. For example, we may incur additional debt to, among other things, finance future acquisitions, expand through internal growth, fund our working capital needs, comply with regulatory requirements, respond to competition, refinance the senior discount notes or for general financial reasons alone. As of March 31, 2010, there were no borrowings outstanding under our ABL facility; however, there were approximately $5.4 million letters of credit outstanding under our ABL facility, and therefore, our total availability under the ABL facility as of March 31, 2010 is approximately $12.9 million. To the extent new debt is added to our and our subsidiaries’ current debt levels, the risks described above would increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under the ABL facility in an amount sufficient to enable us to pay interest on our indebtedness and to make distributions to pay interest on the senior discount notes, or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional equity capital or refinance all or a portion of our indebtedness. In the absence of such operating results and resources, we could face substantial cash flow problems and might be required to sell material assets or operations to meet our debt service and other obligations. We cannot assure you as to the timing of such asset sales or the proceeds which we could realize from such sales and we cannot assure you that we will be able to refinance any of our indebtedness, including our ABL facility, the senior discount notes and the exchange notes, on commercially reasonable terms or at all.

Holdings and Norcraft Capital Corp. are the sole obligors under the senior discount notes. Holdings’ subsidiaries, including Norcraft, do not guarantee Holdings’ obligations under the senior discount notes and do not have any obligation with respect to the senior discount notes; the senior discount notes are effectively subordinated to the debt and liabilities of Holdings’ subsidiaries, including Norcraft, and are effectively subordinated to any of our future secured debt to the extent of the value of the assets secured by such debt.

Holdings has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. Holdings’ subsidiaries are separate and distinct legal entities and other than Norcraft Capital Corp., have no obligation, contingent or otherwise, to pay amounts due under the exchange notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

The senior discount notes are structurally subordinated to all debt and liabilities, including trade payables, of Holdings’ subsidiaries, including Norcraft, and are effectively subordinated to any of Holdings’ future secured debt to the extent of the value of the assets securing such debt. As of March 31, 2010, the aggregate debt of Holdings’ subsidiaries (other than Norcraft Capital Corp., which has no additional debt) was $180.0 million.

Holdings and Norcraft Capital Corp. rely on cash distributions from Norcraft to make interest payments on the senior discount notes.

Holdings and Norcraft Capital Corp. conduct all of their business operations through Norcraft and its subsidiaries and currently rely on distributions from Norcraft in order to pay cash interest on the senior discount notes. In 2009, Norcraft distributed approximately $15.7 million to Holdings to enable it to make cash interest payments on the senior discount notes. In addition, in December 2009, a portion of the net proceeds from our exchange notes offering was distributed to Holdings to allow Holdings to repurchase a portion of its senior discount notes. Under the terms of the indenture governing our exchange notes, Norcraft may make distributions of up to $25.0 million in the aggregate to Holdings or Norcraft Intermediate Holdings, L.P. to pay interest and principal on our debt issued by them. We currently anticipate that the distributions permitted under the indenture governing our exchange notes will be sufficient to allow Holdings to make cash interest payments on the senior discount notes through September, 2012. If Norcraft is not permitted to make cash distributions to Holdings, Holdings will be required to raise additional proceeds through equity or debt financings in order to fund such obligations. Such financing may not be available on terms acceptable to us or at all.

Increases in interest rates and the reduced availability of financing for home improvements may cause our sales and profitability to decrease.

In general, demand for home improvement products may be adversely affected by increases in interest rates and the reduced availability of financing. Also, trends in the financial industry which influence the requirements used by lenders to evaluate potential buyers can result in reduced availability of financing. If interest rates or lending requirements increase and consequently, the ability of prospective buyers to finance purchases of home improvement products is adversely affected, our business, financial condition and results of operations may also be adversely impacted and the impact may be material.

The home improvement and home building industries are undergoing a significant downturn, and the duration and ultimate severity of these downturns are uncertain. Further downturns in these industries or the economy could negatively affect the demand for and pricing of our products and our operating results.

A significant part of our business is affected by levels of home improvement (including repair and remodeling). The home improvement industry may be significantly affected by changes in economic and other conditions such as gross domestic product levels, employment levels, demographic trends, availability of financing, interest rates and consumer confidence. A decrease in employment levels, consumer confidence or the availability of financing could negatively affect the demand for and pricing of our products which would adversely affect our results of operations. For the past few years, the conditions within the home improvement industry have been extremely challenging as demand for home improvement continued to decline in most of our markets. The challenges facing the home improvement industry may lead to a further decrease in demand for our products.

A significant part of our business is also affected by levels of new home construction, as our products are often purchased in connection with the construction of a new home. Like the home improvement industry, over the past few years, the home building industry has undergone a significant downturn, marked by declines in the demand for new homes, an oversupply of new and existing homes on the market and a reduction in the availability of financing for homebuyers. The oversupply of existing homes has been exacerbated by a growing number of home mortgage foreclosures, which is further contributing to downward pressure on home prices. Fewer new home buyers may lead to a decrease in demand for our products.

We believe that housing market conditions will continue to be challenging and may deteriorate further. We cannot predict the duration or ultimate severity of these challenging conditions. Continued depressed activity levels in consumer spending for home improvement and new home construction will continue to adversely affect our results of operations and our financial position. Furthermore, continued economic turmoil may cause unanticipated shifts in consumer preferences and purchasing practices and in the business models and strategies of our customers. Such shifts may alter the nature and prices of products demanded by the end consumer and our customers and could adversely affect our operating performance.

The reduction in availability of mortgage financing has adversely affected our business, and the duration and ultimate severity of the effects are uncertain.

During the past few years, the mortgage lending industry has experienced significant instability due to, among other things, defaults on subprime loans and a resulting decline in the market value of such loans. In light of these developments, lenders, investors, regulators and other third parties questioned the adequacy of lending standards and other credit requirements for several loan programs made available to borrowers in recent years. This has led to reduced investor demand for mortgage loans and mortgage-backed securities, tightened credit requirements, reduced liquidity and increased credit risk premiums. A deterioration in credit quality among subprime and other nonconforming loans has caused almost all lenders to eliminate subprime mortgages and most other loan products that are not conforming loans, FHA/VA-eligible loans or jumbo loans (which meet conforming underwriting guidelines other than loan size). Fewer loan products and tighter loan qualifications have made it more difficult for some borrowers to finance the purchase of new homes or repair or remodel existing homes. These factors have served to reduce the demand for our products and have adversely affected our operations and financial results, and the duration and severity of the effects are uncertain.

We believe that the liquidity provided by Fannie Mae and Freddie Mac to the mortgage industry is very important to the housing market. These entities have reported substantial losses as a result of deteriorating housing and credit market conditions. These losses have reduced their equity, which may limit their ability to acquire mortgages. The federal government has limited the size of the home-loan portfolios and operations of these government-sponsored enterprises. Any further limitations or restrictions on the availability of the financing or on the liquidity provided by them could adversely affect interest rates, mortgage availability and sales of our products.

Continued volatility and reduction in liquidity in the financial markets have adversely affected our business, and the duration and ultimate severity of the effects are uncertain.

During fiscal 2008 and 2009, the credit markets and the financial services industry experienced significant disruptions, characterized by the bankruptcy and failure of several financial institutions and severe limitations on credit availability. The disruptions in the financial markets have adversely affected, and could continue to adversely affect, our operations in a variety of ways. The financial stability of certain of our customers has been negatively impacted, which has resulted in increased bad debt expense for us. A prolonged continuation of adverse economic conditions would cause additional financial distress for our customers and could compromise the financial condition of our suppliers, which could result in non-performance by certain of our suppliers. In addition, our own borrowing costs are increasing and our access to capital markets may be reduced and it may become more difficult for us to obtain financing to fund operations or to refinance our existing debt obligations. The disruption in the global financial markets has also impacted some of the financial institutions with which we do business.

In addition, our borrowing costs can be affected by short and long-term debt ratings assigned by independent rating agencies which are based, in significant part, on our performance as measured by credit metrics such as interest coverage and leverage ratios. In 2009, the Company’s Corporate Family rating was lowered by Moody’s Global Credit Research to B2 and the Company’s Corporate Credit rating was lowered by Standard & Poor’s to B-. This decrease and any further decrease in our ratings could increase our cost of borrowing and/or make it more difficult for us to obtain financing in the future.

Increased prices for raw materials or finished goods used in our products could increase our cost of sales and decrease demand for our products, which could adversely affect our revenue or profitability.

Our profitability is affected by the prices of the raw materials and finished goods used in the manufacturing of our products. These prices may fluctuate based on a number of factors beyond our control, including, among others, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates and, in some cases, government regulation. Continued increases could adversely affect our profitability or revenues. We do not have long-term supply contracts for the raw materials and finished goods used in the manufacturing of our products; however, we enter into pricing agreements with certain customers which fix their pricing for specified periods ranging from one to twelve months. Significant increases in the prices of raw materials or finished goods could adversely affect our profit margins, especially if we are not able to recover these costs by increasing the prices we charge our customers for our products.

Interruptions in deliveries of raw materials or finished goods could adversely affect our revenue or profitability.

Our dependency upon regular deliveries from particular suppliers means that interruptions or stoppages in such deliveries could adversely affect our operations until arrangements with alternate suppliers could be made. If any of our suppliers were unable to deliver materials to us for an extended period of time, as the result of financial difficulties, catastrophic events affecting their facilities or other factors beyond our control, or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business. Extended unavailability of a necessary raw material or finished good could cause us to cease manufacturing of one or more products for a period of time. In addition, the manufacturing process for UltraCraft’s Vision product line includes components which are made by an Italian manufacturer using proprietary technology. The manufacturer’s failure to deliver components could cause us to cease manufacturing the Vision line products.

Our international sourcing subjects us to additional risks and costs, which may differ in each country in which we do business and may cause our profitability to decline.

During the fiscal year ended December 31, 2009, approximately 30% of our purchases of raw materials were from vendors outside of the U.S. We may decide to increase our international sourcing in the future. Accordingly, our future results could be harmed by a variety of factors, including: (i) introduction of non-native invasive organisms into new environments, (ii) recessionary trends in international markets; (iii) legal and regulatory changes and the burdens and costs of our compliance with a variety of laws, including trade restrictions and tariffs; (iv) difficulties in enforcing intellectual property rights; (v) increases in transportation costs or transportation delays; (vi) work stoppages and labor strikes; (vii) fluctuations in exchange rates (particularly the value of the U.S. dollar relative to other currencies); and (viii) political unrest, terrorism and economic instability. If any of these or other factors were to render the conduct of our business in a particular country undesirable or impractical, our business and financial condition could be adversely affected.

Environmental requirements applicable to our manufacturing and distribution facilities may impose significant environmental compliance costs and liabilities, which would adversely affect our results of operations.

Our facilities are subject to numerous federal, state and local laws and regulations relating to pollution and the protection of the environment, including those governing emissions to air, discharges to water, storage, treatment and disposal of waste, remediation of contaminated sites and protection of worker health and safety. We believe we are in substantial compliance with all applicable requirements. However, our efforts to comply with environmental requirements do not remove the risk that we may be held liable, or incur fines or penalties, and that the amount of liability, fines or penalties may be material, for, among other things, releases of hazardous substances occurring on or emanating from current or formerly owned or operated properties or any associated offsite disposal location, or for contamination discovered at any of our properties from activities conducted by previous occupants.

Changes in environmental laws and regulations or the discovery of previously unknown contamination or other liabilities relating to our properties and operations could result in significant environmental liabilities which could make it difficult to pay the interest or principal amount of the senior discount notes and exchange notes when due. In addition, we might incur significant capital and other costs to comply with increasingly stringent air emission control laws and enforcement policies which would decrease our cash flow available to service our indebtedness.

We may not effectively compete in the highly fragmented and very competitive cabinet industry market, which may adversely affect our revenues.

We operate in the highly fragmented and very competitive cabinetry industry. Our competitors include national and local cabinetry manufacturers. These can be large consolidated operations which house their manufacturing facilities in large and efficient plants, as well as relatively small, local cabinetmakers. Some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate. Some of our competitors have greater resources available and are less highly leveraged, which may provide them with greater financial flexibility. Moreover, companies in other building products industries may compete with us. To remain competitive, we will need to invest continuously in manufacturing, customer service and support, marketing and our dealer network. We may have to adjust the prices of some of our products to stay competitive, which would reduce our revenues. We may not have sufficient resources to continue to make such investments or maintain our competitive position within each of the markets we serve.

Manufacturing or assembly realignments as a result of our continued review of operations may result in a decrease in our near-term earnings or not result in cost reductions as expected, which would harm our profitability.

We continually review our manufacturing and assembly operations and sourcing capabilities. Effects of periodic manufacturing realignments and cost savings programs could result in a decrease in our near-term earnings until the expected cost reductions are achieved or may not result in expected cost savings at all. Such programs may include the consolidation and integration of facilities, functions, systems and procedures. Certain products may also be shifted from one manufacturing or assembly facility to another. Such actions may not be accomplished as quickly as anticipated and the expected cost reductions may not be achieved, either of which would harm our profitability.

Increases in the cost of labor, union organizing activity and work stoppages at our facilities or the facilities of our suppliers could materially affect our financial performance.

Our business is labor intensive, and, as a result, our financial performance is affected by the availability of qualified personnel and the cost of labor. Currently, none of our employees are represented by labor unions. Strikes or other types of conflicts with personnel could arise or we may become a target for union organizing activity. Some of our direct and indirect suppliers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these suppliers could result in slowdowns or closures of facilities where components of our products are manufactured. In addition, organizations responsible for shipping our products may be impacted by occasional strikes staged by the Teamsters Union. Any interruption in the production or delivery of our products could reduce sales of our products and increase our costs.

We could face potential product liability claims relating to products we manufacture or distribute which could result in significant costs and liabilities, which would reduce our profitability.

We face an inherent business risk of exposure to product liability claims in the event that the use of any of our products results in personal injury or property damage. In the event that any of our products prove to be defective, we may be required to recall or redesign such products, which would result in significant unexpected costs. Any insurance we maintain may not be available on terms acceptable to us or such coverage may not be adequate for liabilities actually incurred. Further, any claim or product recall could result in adverse publicity against us, which could adversely affect our sales or increase our costs.

We are dependent on certain key personnel, the loss of whom could materially affect our financial performance and prospects.

Our continued success depends to a large extent upon the continued services of our senior management and certain key employees. Our chief executive officer, Mark Buller, has over 22 years of experience in the cabinetry industry. Our other senior executives have an average of over 22 years experience in the building product industry. The loss of the experience and services of any of these individuals could have a material adverse effect on our revenue, our financial performance and our results of operations.

If we cannot adequately protect our intellectual property rights we may lose exclusivity in our brands, which could reduce our sales and revenue.

We rely on a combination of patent, trademark, domain name registration, copyright and trade secret laws in the U.S. and other jurisdictions. We believe that brand recognition is one of several important factors in a consumer’s choice of cabinetry. Current protections may not adequately safeguard our intellectual property and we may incur significant costs to defend our intellectual property rights, which may harm our operating results. Although we are not aware that any of our intellectual property rights infringes upon the proprietary rights of third parties, third parties may make such claims in the future. Any infringement claims, whether with or without merit, could be time consuming to defend against, result in costly litigation or damages, undermine the exclusivity and value of our brands, decrease sales or require us to enter into royalty or licensing agreements that may be on terms that could have a material adverse effect on our revenue, our financial performance and our results of operations. In addition, we may be forced to pursue potential claims relating to the protection of certain products and intellectual property rights. Such claims could be time consuming, expensive and divert resources.

We may in the future acquire related businesses, which we may not be able to successfully integrate, in which case we may be unable to recoup our investment in those acquisitions.

We may, from time to time, explore opportunities to acquire related businesses, some of which could be material to us. As of the date of this prospectus, we have no agreements and are not in any discussions to acquire any material businesses or assets. If we do make acquisitions in the future, our ability to continue to grow will depend upon effectively integrating these acquired companies, achieving cost efficiencies and managing these businesses as part of our company. While we believe we have successfully integrated the operations we have acquired within the last eight years, we may not be able to effectively integrate newly acquired companies or successfully implement appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. If we are unable to successfully integrate acquisitions, we may not be able to recoup our investment in those acquisitions. Our efforts to integrate these businesses could be affected by a number of factors beyond our control, such as general economic conditions and increased competition. In addition, the process of integrating these businesses could cause the interruption of, or loss of momentum in, the activities of our existing business. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of these businesses could negatively impact our business and results of operations. Further, the economic benefits that we anticipate from these acquisitions may not develop.

We may inherit significant unexpected third-party liabilities and product warranty claims from operations that we have acquired or will acquire in the future, which would increase our costs.

We may be subject to unexpected claims and liabilities arising from acquisitions we have made or may make in the future. We have acquired operations in the past and may acquire more operations in the future. Claims or liabilities may include matters involving third party liabilities and warranty claims against those operations we have acquired or may acquire. These claims and liabilities could be costly to defend, could be material in amount and may exceed either the limitations of any applicable indemnification provisions or the financial resources of the indemnifying parties.

The loss of or deterioration of relationships with our sales representatives could adversely affect our sales and profits.

We depend on the services of independent sales representatives to sell the majority of our products and provide services and aftermarket support to our customers. Our sales representative agreements are typically cancelable by the sales representative after a short notice period, if any at all. Furthermore, many of these sales representatives also sell our competitors’ products. The loss of a substantial number of these relationships, or our failure to maintain good relationships with these sales representatives, could materially reduce our sales and profits.

Changes in consumer preferences for cabinet designs and configurations, and our failure to respond to such changes, could adversely affect demand for our product and our results of operations.

The cabinetry industry in general is subject to changing consumer trends, demands and preferences. Our continued success depends largely on the introduction and acceptance by our customers of new product lines that respond to such trends, demands and preferences. Our organic growth has been driven in part by our frequent new product introductions. We may not be able to successfully develop and design new brands. Trends within the industry change often and our failure to anticipate, identify or react to changes in these trends could lead to, among other things, rejection of a new product line, reduced demand and price reductions for our products, and could adversely affect our sales.

Disruptions in our relationships with any one of our key customers could adversely affect our results of operations.

A substantial portion of our sales is derived from our top customers. During the year ended December 31, 2009, our largest customer accounted for 17.2% of our sales and our largest 10 customers accounted for approximately 35.2% of our sales during such time. We cannot guarantee that we will be able to generate similar levels of sales from our largest customers in the future. Should one or more of these customers substantially reduce their purchases from us, our results of operations could be materially adversely affected.

In the event of a catastrophic loss of one of our key manufacturing facilities, our business would be adversely affected.

While we manufacture our products in a large number of diversified facilities and maintain insurance covering our facilities, including business interruption insurance, a catastrophic loss of the use of all or a portion of one of our key manufacturing facilities due to accident, labor issues, weather conditions, natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

Goodwill and other intangibles represent a significant amount of our net worth, and a write-off could result in lower reported net income and a reduction of our net worth.

Future changes in the cost of capital, expected cash flows, or other factors may cause our goodwill to be impaired, resulting in a non-cash charge against results of operations to write-off goodwill for the amount of impairment. If a significant write-off is required, the non-cash charge could have a material adverse effect on our reported results of operations and net worth in the period of any such write-off, provided that such write-off would not reduce our consolidated net income for the purposes of the indenture governing the exchange notes.

In the event of consolidation of our dealers, through whom we primarily sell our products, pressure may be put on our operating margins, which could harm our profitability.

If our dealer base were to consolidate, competition for the business of fewer dealers would intensify. If we do not provide product offerings and price points that meet the needs of our dealers, or if we lose a substantial amount of our dealer base, our profitability could decrease.

We are controlled by our principal equity holders, which have the power to take unilateral action that could be adverse to the interests of holders of the senior discount notes and the exchange notes.

Investors controlled by SKM Equity Fund III, L.P. and Trimaran Fund II, L.L.C., through their control of our general partner, control our affairs and policies. Circumstances may occur in which the interests of these equity holders could be in conflict with the interests of the holders of the senior discount notes and the exchange notes. In addition, these equity holders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to holders of the senior discount notes and senior secured second lien notes.

If we experience problems or defects in our products, we could be subject to liability and product performance warranty claims that could have an adverse effect on our business, results of operations and financial condition.

We are exposed to potential liability and product performance warranty risks that are inherent in the design, manufacture and sale of our products. While we currently maintain what we believe to be suitable liability insurance, we cannot assure you that we will be able to maintain our insurance on acceptable terms or that our insurance will provide adequate protection against potential liabilities. In the event of a claim against us, a lack of sufficient insurance coverage could have a material adverse effect on us and our business, financial condition and results of operations. Moreover, even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and our business, financial condition and results of operations.

Risks Associated with the Exchange Notes

We are subject to a number of restrictive covenants which, if breached, may restrict our business and financing activities.

Our new asset-based revolving credit facility, the indenture governing the senior discount notes and the indenture governing the exchange notes will impose, and the terms of any future indebtedness may impose, operating and other restrictions on us. Such restrictions will affect, and in many respects limit or prohibit, among other things, our ability to:

•	incur additional debt;

•	pay dividends and make distributions;

•	issue stock of subsidiaries;

•	make certain investments;

•	repurchase stock;

•	create liens;

•	enter into affiliate transactions;

•	enter into sale-leaseback transactions;

•	enter into agreements restricting our restricted subsidiaries’ ability to pay dividends;

•	merge or consolidate; and

•	transfer and sell assets.

If we are unable to comply with the restrictions contained in the new asset-based revolving credit facility, the lenders could:

•	foreclose and sell assets;

•	declare all borrowings outstanding, together with accrued and unpaid interest, to be immediately due and payable; or

•	require us to apply all of our available cash to repay the borrowings under the new asset-based revolving credit facility;

any of which could result in an event of default under the exchange notes.

If we were unable to repay or otherwise refinance these borrowings when due, our lenders could sell the collateral securing our new asset-based revolving credit facility, which constitutes substantially all of our and our subsidiaries’ assets. Although holders of the exchange notes could accelerate the exchange notes upon the acceleration of the obligations under our new asset-based revolving credit facility, we cannot assure you that sufficient assets will remain after we have repaid all the borrowings under our new asset-based revolving credit facility.

Only certain of our subsidiaries will be required to guarantee the exchange notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the exchange notes.

As of the date of the indenture governing the exchange notes, all of our subsidiaries will be restricted subsidiaries. However, under certain circumstances we will be permitted to designate some of our subsidiaries as unrestricted subsidiaries. Certain of our subsidiaries, including any unrestricted subsidiaries and certain of our future foreign subsidiaries may not be required to guarantee the exchange notes. However, the indenture governing the exchange notes will permit these subsidiaries to incur significant amounts of indebtedness in the future. In the event that any non-guarantor subsidiary (including any foreign subsidiary) becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the exchange notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and the claims (if any) of third party holders or preferred equity interests in our non-guarantor subsidiaries.

We are a wholly-owned, indirect subsidiary of Holdings. Holdings is a holding company and therefore depends on our ability and the ability of our subsidiaries to make distributions to service its obligations under its existing senior discount notes.

As of March 31, 2010, the aggregate principal amount of Holdings’ senior discount notes outstanding was $53.7 million. Holdings depends on us and our subsidiaries, who conduct the operations of the business, for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on its existing senior discount notes. However, we are not obligated to make funds available to Holdings for payment on the Holdings’ senior discount notes and to the extent we make such payments to Holdings, it will reduce our cash available to pay cash interest on the exchange notes. The terms of the indenture governing the exchange notes and our new asset-based revolving credit facility will restrict our ability to pay dividends or otherwise transfer assets to Holdings with certain exceptions. Such restrictions include, among others, prohibition of dividends in the event of default and limitations on the total amount of dividends and other restricted payments. In addition, cash flow may not be sufficient to pay dividends or make distributions or loans to enable Holdings to make cash payments of interest in respect of its senior discount notes when such payments are due.

Delaware law also requires that we be solvent both at the time, and immediately following, a restricted payment to Holdings. Because Holdings relies on dividends from us to fund cash interest payments on its senior discount notes, in the event that such restrictions prevent us from paying such a dividend, Holdings would be unable to pay interest on such senior discount notes in cash and may be subject to default or events of default on the senior discount notes or bankruptcy which result in adverse risks for the company.

Any guarantee of the exchange notes may be voidable, subordinated or limited in scope under laws governing fraudulent transfers and insolvency.

Under federal and foreign bankruptcy law and comparable provisions of state and foreign fraudulent transfer laws, a guarantee of the exchange notes by a guarantor could be voided if, among things, at the time the guarantor issued its guarantee, the applicable guarantor:

•	intended to hinder, delay or defraud any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in business or a transaction for which such guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantors’ obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

The guarantee of any guarantor formed under the laws of a foreign jurisdiction may be subject to additional limitations under applicable foreign law.

We may not be able to satisfy our obligations to holders of the exchange notes upon a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture, each holder of the exchange notes will have the right to require us to purchase the exchange notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest. Our failure to purchase, or give notice of purchase of, the exchange notes would be a default under the indenture, which would in turn be a default under our new asset-based revolving credit facility. In addition, a change of control may constitute an event of default under our new asset-based revolving credit facility. A default under our new asset-based revolving credit facility would result in an event of default under the indenture if the lenders accelerate the debt under our new asset-based revolving credit facility.

If a change of control occurs, we may not have enough assets to satisfy all obligations under our new asset-based revolving credit facility and the indenture related to the exchange notes. Upon the occurrence of a change of control we could seek to refinance the indebtedness under our new asset-based revolving credit facility and the exchange notes or obtain a waiver from the lenders or you as a holder of the exchange notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

Courts interpreting change of control provisions under New York law (which will govern the indenture) have not provided clear and consistent meanings of such change of control provisions which leads to subjective judicial interpretation. In addition, a recent court case in Delaware has questioned whether a change of control provision contained in an indenture could be unenforceable on public policy grounds. No assurances can be given that another court would enforce the change of control provisions in our indenture as written for the benefit of the holders.

Your ability to transfer the exchange notes will be limited by the absence of an active trading market and an active trading market may not develop for the exchange notes.

The exchange notes will be new issues of securities for which there will be no established trading market. We do not intend to list the exchange notes on any national securities exchange or include the exchange notes in any automated quotation system. The initial purchasers of the original notes have advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the exchange notes and, if commenced, they may discontinue their market-making activities at any time without notice.

Therefore, an active market for the exchange notes may not develop or be maintained, which would adversely affect the market price and liquidity of the exchange notes. In such case, the holders of the exchange notes may not be able to sell their exchange notes at a particular time or at a favorable price.

Even if an active trading market for the exchange notes does develop, there is no guarantee that it will continue. Historically, and particularly in recent months, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in such market and/or the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Sales of assets by us or the guarantors could reduce the pool of assets securing the exchange notes and the guarantee.

The security documents allow us and the guarantors to remain in possession of, retain exclusive control over, freely operate and collect, invest and dispose of any income from, the collateral securing the exchange notes. To the extent we sell any assets that constitute such collateral, the proceeds from such sale will be subject to the liens securing the exchange notes only to the extent such proceeds would otherwise constitute “collateral” securing the exchange notes and the subsidiary guarantee under the security documents, and will also be subject to the security interest of creditors, other than the holders of the exchange notes, some of which may be senior or prior to the second-priority liens held by the holders of the exchange notes, such as the lenders under the new asset-based revolving credit facility, who have a first-priority lien in such collateral, or may have a lien in those assets that is pari passu with the lien of the holders of the exchange notes. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the exchange notes and the guarantee would be reduced and the exchange notes and the guarantee would not be secured by such proceeds.

The liens on the collateral securing the exchange notes will be junior and subordinate to the liens on the collateral securing our obligations under the new asset-based revolving credit facility or any other permitted first lien indebtedness and will be pari passu with the liens of any permitted additional second lien indebtedness. If there is a default, the value of the collateral may not be sufficient to repay both the lenders under the new asset-based revolving credit facility and holders of other permitted first lien indebtedness and the holders of the exchange notes and any other permitted second lien indebtedness secured on a pari passu basis with the exchange notes.

The exchange notes will be secured by second-priority liens, subject to certain permitted liens and encumbrances described in the security documents relating to the exchange notes, to be granted by us on our assets that secure the obligations under the new asset-based revolving credit facility and other permitted first lien indebtedness on a first-priority basis.

The rights of the holders of the exchange notes with respect to the collateral securing the exchange notes will be limited pursuant to the terms of the security documents relating to the exchange notes, the intercreditor agreement and the intercreditor provisions in the indenture governing the exchange notes. Under the terms of those agreements, the holders of the exchange notes will have a second-priority lien on all of the collateral and the guarantors that secures the obligations under the new asset-based revolving credit facility and other permitted first lien indebtedness on a first-priority basis. The second priority liens securing the exchange notes may also secure any permitted second lien indebtedness on an equal and ratable basis. Accordingly, any proceeds received upon a realization of the collateral securing the exchange notes will be applied first to amounts due under the new asset-based revolving credit facility and other permitted first lien indebtedness before any amounts will be available to pay the holders of the exchange notes and the holders of any permitted second lien indebtedness (on a pro rata basis). Under the terms of the indenture governing the exchange notes, we will be permitted to incur first lien indebtedness in amounts in excess of the current commitments under the new asset-based revolving credit facility, all of which can be secured by the collateral on a first-priority lien basis and which will be entitled to payment out of the proceeds of any sale of such collateral before the holders of the exchange notes are entitled to any recovery from such collateral.

The security documents exclude from the collateral any capital stock or other securities of a subsidiary of us to the extent necessary for such subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of SEC Regulation S-X, due to

the fact that such subsidiary’s capital stock or other securities secure the exchange notes or guarantee, to file separate financial statements with the SEC. In addition, Norcraft Intermediate Holdings, L.P. is a guarantor of our new asset-based revolving credit facility but will not guarantee the exchange notes.

In addition, the indenture governing the exchange notes will permit us and the guarantors to create additional liens on the collateral under specified circumstances, some of which liens may be pari passu with the lien securing the exchange notes. Any obligations secured by such liens may further limit the recovery from the realization of the collateral available to satisfy holders of the exchange notes. See “Description of the Exchange Notes—Certain covenants—Limitations on Liens.”

The exchange notes will be secured only to the extent of the value of the assets having been granted as security for the exchange notes, which may not be sufficient to satisfy our obligations under the exchange notes.

No appraisals of any of the collateral have been prepared by us or on behalf of us in connection with this offering. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recovery if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon the sale of any collateral would be dependent on numerous factors, including, but not limited to the actual fair market value of the collateral as such time, general, market and economic conditions and the timing and the manner of the sale.

To the extent that the claims of the holders of the exchange notes exceed the value of the assets securing those exchange notes and other liabilities, those claims will rank equally with the claims of the holders of any outstanding senior unsecured indebtedness. As a result, if the value of the assets pledged as security for the exchange notes and other liabilities is less than the value of the claims of the holders of the exchange notes and other liabilities, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

The rights of holders of the exchange notes with respect to the collateral will be substantially limited by the terms of the Intercreditor Agreement.

Under the terms of the intercreditor agreement, which was entered into between the collateral agent for the exchange notes and the agent under the new asset-based revolving credit facility, at any time that obligations that have the benefit of the first-priority liens on the collateral securing the exchange notes are outstanding, any action that may be taken by the collateral agent with respect to the collateral securing the exchange notes, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, will be significantly restricted. Under the terms of the intercreditor agreement, the collateral agent for the exchange notes may exercise rights and remedies with respect to the collateral only after the passage of a period of 180 days from the first date on which it has notified the agent under the new asset-based credit facility that (i) an event of default consisting of nonpayment of any amount under the exchange notes has occurred or (ii) an event of default other than an event of default consisting of nonpayment of any amount under the exchange notes has occurred and the repayment of all the principal amount under the exchange notes has been demanded. After the passage of the 180-day period, the collateral agent for the exchange notes will only be only permitted to exercise remedies to the extent that the agent or a secured party under the new asset-based revolving credit facility is not diligently pursuing the exercise of its rights and remedies with respect to a material portion of the collateral. The intercreditor agreement provides that, at any time that obligations that have the benefit of the first-priority liens on the collateral are outstanding, the collateral agent for the exchange notes may not assert any right of marshalling that may be available under applicable law with respect to the collateral. Without this waiver of the right of marshalling, holders of indebtedness secured by first-priority liens in the collateral would likely be required to liquidate collateral on which the exchange notes did not have a lien, if any, prior to liquidating the collateral securing the exchange notes, thereby maximizing the proceeds of the collateral that would be available to repay obligations under the exchange notes. As a result of this waiver, the proceeds of sales of the collateral securing the exchange notes could be applied to repay any indebtedness secured by first-priority liens in such collateral before applying proceeds of other collateral securing indebtedness, and the holders of exchange notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the exchange notes.

There are circumstances other than repayment or discharge of the exchange notes under which the collateral securing the exchange notes and the subsidiary guarantee will be released automatically, without your consent or the consent of the collateral agent for the exchange notes, and you may not realize any payment upon disposition of such collateral.

Subject to certain exceptions, in the event of any release permitted or consented to under the new asset-based revolving credit facility, the liens on the collateral securing the exchange notes will be automatically released. See “Description of the Exchange Notes—Security.”

In addition, upon certain sales of the assets that comprise the collateral, we may be required to repay amounts outstanding under the new asset-based revolving credit facility, prior to repayment of any other indebtedness, including the exchange notes, with the proceeds of such collateral disposition.

As a result of the intercreditor agreement, the rights that would otherwise be available to you as a creditor will be substantially limited, especially in circumstances where we become insolvent. The terms and provisions of the intercreditor agreement could adversely affect your rights as a creditor.

The intercreditor agreement will preclude the holders of the exchange notes from initiating any insolvency proceeding, including initiating an involuntary proceeding under the U.S. federal bankruptcy laws. If, in the event of any insolvency or liquidation proceeding, the lenders under the new asset-based revolving credit facility desire to permit the use of cash collateral or to permit any DIP financing, the collateral agent for the exchange notes will, subject to certain exceptions, not be permitted to raise any objection to such cash collateral use or DIP financing. The intercreditor agreement will limit the right of the collateral agent for the exchange notes to seek relief from the “automatic stay” in an insolvency proceeding or to seek or accept “adequate protection” from a bankruptcy court even though such holders’ rights with respect to the collateral are being affected.

The indenture will permit certain additional indebtedness that is permitted to be incurred under the debt incurrence covenant to be secured by an equal and ratable lien on the collateral. The value of your rights to the collateral would be reduced by any increase in the indebtedness secured by the collateral.

We may be permitted to incur additional indebtedness under the indenture secured by an equal and ratable lien on the collateral. The value of your rights to the collateral would be reduced by any increase in the indebtedness secured by the collateral. The value of the collateral and the amount to be received upon a sale of such collateral will depend upon many factors including, among others, the condition of the collateral and the residential building products industry, the ability to sell the collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. No appraisal has been obtained in respect of the collateral in connection with this offering and you should not rely upon the book value of the collateral as a measure of realizable value for such assets. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating businesses.

Accordingly, any such sale of the collateral separate from the sale of certain operating businesses may not be feasible or of significant value. To the extent that holders of other secured indebtedness or other third parties hold liens (including statutory liens), whether or not permitted by the indenture governing the exchange notes, such holders or other third parties may have rights and remedies with respect to the collateral securing the exchange notes that, if exercised, could reduce the proceeds available to satisfy the obligations under the exchange notes.

The indenture governing the exchange notes will also permit us, under certain circumstances, to designate one or more of our restricted subsidiaries as an unrestricted subsidiary. If we designate an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the exchange notes by the unrestricted subsidiary or any of its subsidiaries will be released under the indenture governing the exchange notes. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released, and the exchange notes will be structurally subordinated to the debt and other obligations of the unrestricted subsidiary and its subsidiaries. This may materially reduce or completely eliminate the collateral available to secure the exchange notes.

Rights of holders of the exchange notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the exchange notes to repossess and dispose of the collateral securing the exchange notes and the guarantees upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us or our domestic restricted subsidiaries that provide security for the exchange notes or guarantees prior to, or possibly even after, the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the exchange notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Applicable legislation in other jurisdictions may impose similar approval requirements in relation to debtors in foreign proceedings. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the exchange notes or any guarantees could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the exchange notes, the holders of the exchange notes would have

“undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

In the event of our bankruptcy, holders of the exchange notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the exchange notes exceed the fair market value of the collateral securing the exchange notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the exchange notes on the date of the bankruptcy filing was less than the then current principal amount of the exchange notes. Upon a finding by the bankruptcy court that the exchange notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the exchange notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. In such event, the secured claims of the holders of the exchange notes would be limited to the value of the collateral.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the holders of the exchange notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the exchange notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the exchange notes.

Any future pledge of collateral might be avoidable by a trustee in bankruptcy.

Any future pledge of, or security interest or lien granted on, collateral in favor of the collateral agent might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the exchange notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The collateral securing the exchange notes and the guarantees includes substantially all of our and the guarantors’ tangible and intangible assets that secure our indebtedness under the new asset-based revolving credit facility, whether now owned or acquired or arising in the future. If additional subsidiaries are formed or acquired that are required to guarantee the exchange notes pursuant to the terms of the indenture, additional financing statements or their foreign equivalents would be required to be filed to perfect the security interest in the assets of such subsidiaries. Depending on the type of the assets constituting after-acquired collateral, additional action may be required to be taken by the collateral agent for the exchange notes, or the collateral agent for the new asset-based revolving credit facility, to perfect the security interest in such assets, such as the delivery of physical collateral, the execution of account control agreements or the execution and recordation of mortgages or deeds of trust. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the exchange notes and the collateral agent for the new asset-based revolving credit facility have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the exchange notes and the guarantees against third parties.

The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for its business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the exchange notes and the subsidiary guarantees.

Moreover, the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose, to the extent it may do so under the security documents related to the exchange notes, on collateral consisting of real property because secured creditors that hold a security interest in real property may in some circumstances be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the exchange notes.

Federal and state environmental laws may decrease the value of the collateral securing the exchange notes and may result in you being liable for environmental cleanup costs at our facilities.

The exchange notes and guarantees will be secured by liens on real property that may be subject to both known and unforeseen environmental risks, and these risks may reduce or eliminate the value of the real property pledged as collateral for the exchange notes or adversely affect our ability to repay the exchange notes.

Moreover, under some federal and state environmental laws, a secured lender may in some situations become subject to its borrower’s environmental liabilities, including liabilities arising out of contamination at or from the borrower’s properties. Such liability can arise before foreclosure, if the secured lender becomes sufficiently involved in the management of the affected facility.

Similarly, when a secured lender forecloses and takes title to a contaminated facility or property, the lender could in some circumstances become subject to such liabilities. Before taking some actions, the collateral agent and the trustee may request that you provide for its reimbursement for any of its costs, expenses and liabilities.

Cleanup costs could become a liability of the collateral agent and the trustee, and, if you agreed to provide for the collateral agent’s or the trustee’s costs, expenses, and liabilities, you could be required to help repay those costs. You may agree to indemnify the collateral agent or the trustee for its costs, expenses and liabilities before you or the collateral agent or the trustee knows what those amounts ultimately will be. If you agreed to this indemnification without sufficient limitations, you could be required to pay the collateral agent or the trustee an amount that is greater than the amount you paid for the exchange notes. In addition, rather than acting through the trustee, you may in some circumstances have the right to act directly to pursue a remedy under the indenture. If you exercise that right, you also could become subject to the risks of the collateral agent and trustee discussed above.

The exchange notes will be treated as issued with original issue discount for U.S. federal income tax purposes.

The exchange notes will be treated as issued with original issue discount, or OID, for U.S. federal income tax purposes because their stated redemption price at maturity exceeds their issue price by more than a de minimis amount. Because the exchange notes will be issued with OID, a U.S. holder generally will be required to include OID in income before receipt of the associated cash payment, regardless of such U.S. holder’s method of accounting for U.S. federal income tax purposes. See “Certain Material United States Federal Income Tax Considerations.”

If a bankruptcy petition were filed by or against us, holders of exchange notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the exchange notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the exchange notes, the claim by any holder of the exchange notes for the principal amount of the exchange notes may be limited to an amount equal to the sum of:

•	the original issue price for the exchange notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Under the U.S. Bankruptcy Code, the holders of exchange notes would only have the right to receive interest accruing after the commencement of a bankruptcy proceeding to the extent that the value of the collateral securing the exchange notes and the guarantees (after taking into account all prior liens on such collateral) exceeds the claim of the holders of exchange notes for principal and pre-petition interest on the exchange notes. Accordingly, holders of the exchange notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the exchange notes, even if sufficient funds are available.

INDUSTRY AND MARKET DATA

Market data and certain industry forecasts used throughout this prospectus were obtained from internal surveys, market research, consultant surveys, publicly available information and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite.

FORWARD LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which are subject to a number of risks and uncertainties, many of which are beyond our control. Forward-looking statements are typically identified by the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and similar expressions. Actual results could differ materially from those contemplated by these forward-looking statements as a result of factors (“Cautionary Statements”) such as those described under “Risk Factors.” In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this prospectus will in fact transpire. Readers are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements.

TRADEMARKS

Norcraft is the owner of various U.S. federal trademark registrations (®) and registration applications (TM), including for the following marks referred to in this prospectus pursuant to applicable U.S. intellectual property laws: “Norcraft Companies®,” “StarMark Cabinetry®,” “FieldstoneTM,” “Fieldstone CabinetryTM,” “Kitchen and Bath Ideas®,” “UltraCraft®,” “Vision®,” “Destiny®,” “Entree®,” “Mid Continent CabinetryTM,” “Mid Continent Pro SeriesTM,” “Mid Continent Signature SeriesTM,” “Norcraft Cabinetry®,” and the registered Norcraft Cabinetry logo, Norcraft Companies, L.L.C. logo, and StarMark logo.

We rely on a combination of trademarks, copyrights and trade secret protection, employee and third party non-disclosure agreements and domain name registrations to protect our intellectual property. We sell many of our products under a number of registered and unregistered trademarks, which we believe are widely recognized in the cabinetry industry. With respect to proprietary know-how, we rely on trade secret protection and confidentiality agreements. Monitoring the unauthorized use of our intellectual property is difficult, and the steps we have taken may not prevent unauthorized use of our intellectual property. The disclosure or misappropriation of our intellectual property could harm our ability to protect our rights and our competitive position. To date, we have not relied on patents in operating our business.

THE EXCHANGE OFFER

General

In connection with the sale of the original notes, the purchasers thereof became entitled to the benefits of certain registration rights. Pursuant to the registration rights agreement executed as part of the offering, we agreed to (i) file within 210 days, and cause to become effective within 270 days of the date of the original issue of the original notes, the registration statement of which this prospectus is a part with respect to the exchange of the original notes for the exchange notes to be issued in the exchange offer and (ii) cause the exchange offer to be completed within 310 days of the original issue of the original notes. The exchange notes have terms identical in all material respects to the terms of the original notes. However, in the event that any changes in law or applicable interpretation of the Staff of the SEC do not permit us to effect the exchange offer, or if for any other reason the exchange offer is not consummated within 310 days following the date of the original issue of the original notes, or if an initial purchaser so requests in writing because it holds original notes acquired in the original offering having the status of an unsold allotment, or if any holder of the original notes other than the initial purchasers in the original offering is not eligible to participate in the exchange offer, we have agreed to use our reasonable best efforts to cause to become effective by the later of the 270th day after the original issue of the original notes and the 120th day after the occurrence of the applicable shelf filing event, a shelf registration statement with respect to the resale of the original notes and to keep the shelf registration statement effective until two years after the effective date thereof. We also had agreed that in the event that either (i) the registration statement is not filed with the SEC on or prior to the 210th calendar day following the date of the original issue of the original notes, (ii) the registration statement is not declared effective on or prior to the 270th calendar day following the date of the original issue of the original notes, (iii) the exchange offer is not consummated or a shelf registration statement is not declared effective on or prior to the 310th calendar day following the original issue of the original notes or (iv) a shelf registration statement is required to be filed but is not filed within the time period specified above, is not declared effective within the time period specified above or a shelf registration statement has been declared effective and ceases to be effective at any time prior to the first anniversary of the effectiveness of such shelf registration statement, the interest rate borne by the original notes shall be increased by 0.25% per annum for the first 90-day period after the occurrence of any such default described in clauses (i) through (iv). This interest rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all defaults have been cured, up to a maximum additional interest rate of 1.0% per annum.

In the event the exchange offer is consummated, we will not be required to file a shelf registration statement relating to any original notes other than those held by persons not eligible to participate in the exchange offer, and the interest rate on such original notes will remain at its initial level of 10 1/2%. The exchange offer shall be deemed to have been consummated upon the earlier to occur of (i) our having issued exchange notes for all original notes (other than original notes held by persons not eligible to participate in the exchange offer) pursuant to the exchange offer and (ii) our having exchanged, pursuant to the exchange offer, exchange notes for all original notes that have been tendered and not withdrawn on the expiration date.

Following the completion of the exchange offer, holders of original notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer in an amount equal to $2,000 in principal amount or integral multiples of $1,000 in excess thereof.

Based on no-action letters issued by the Staff of the SEC to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such original notes directly from us to resell or (ii) a person that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the exchange notes in its ordinary course of business, is not one of our affiliates and is not participating, and has no arrangements or understanding with any person to participate, in the distribution of the exchange notes, as such terms are interpreted by the SEC. Holders of original notes wishing to accept the exchange offer must represent to us that such conditions have been met. If our belief is inaccurate, holders who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration may bear liability under the Securities Act. We do not assume or indemnify holders against such liability.

Each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of exchange notes received in exchange for original notes.

As of the date of this prospectus, $180.0 million aggregate principal amount of the original notes. In connection with the issuance of the original notes, we arranged for the original notes initially purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

This prospectus, together with the accompanying letter of transmittal, is being sent to all registered holders of the original notes as of the close of business on June 3, 2010, which is the record date for purposes of the exchange offer. We fixed the record date accordingly solely for reasons of administration.

We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice thereof to the exchange agent. See “–Exchange Agent.” The exchange agent will act as agent for the tendering holders of original notes for the purpose of receiving exchange notes from us and delivering exchange notes to such holders.

If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder thereof promptly after the expiration date.

Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See “–Fees and Expenses.”

The holders of original notes do not have any appraisal or dissenters’ rights under the General Corporation Law of Delaware or the indenture governing the notes.

Expiration Dates, Extensions, and Amendments

Expiration date shall mean July 6, 2010, unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date shall mean the latest date to which the exchange offer is extended. We may extend the expiration date for the exchange offer for the original notes.

In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will mail to the record holders of applicable original notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the exchange offer for a specified period of time and will disclose the approximate number of original notes tendered at such time.

We reserve the right (i) to delay acceptance of any original notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept original notes not previously accepted, if any of the conditions set forth herein under “Conditions to the Exchange Offer and Termination” shall have occurred and shall not have been waived by us (if permitted to be waived by us), by giving oral or written notice of such delay, extension or termination to the exchange agent, and (ii) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent. In connection with any public announcement of an extension, we will disclose the approximate number of original notes tendered to that date. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the record holders of the applicable original notes of such amendment. If there is a material change in the terms of the exchange offer, we are generally required to extend the expiration date so that the exchange offer remains open for at least ten business days from the date notice of such change is given to the record holders of the original notes.

Without limiting the manner by which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones New Services.

Interest on the Exchange Notes

Interest on the exchange notes will accrue from December 15, 2009, the date of issuance of the original notes, at a rate per annum equal to 10 1/2%. Interest on the exchange notes will be payable semi-annually in arrears on each June 15 and December 15, commencing on June 15, 2010. Holders of original notes whose original notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the original note accrued from June 1, 2010 until the date of issuance of the exchange notes. Consequently, holders who exchange their original notes for exchange notes will receive the same interest payment on December 15, 2010 (the next interest payment date with respect to the original notes and the exchange notes) that they would have received had they not accepted the exchange offer.

Procedures for Tendering

To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signature thereon guaranteed if required by the letter of transmittal and mail or otherwise deliver such letter of transmittal or such facsimile, together with the original notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program, or ATOP. To tender in the exchange offer, such DTC participant must transmit its acceptance to DTC, which will edit and verify the acceptance and execute a book-entry delivery to the exchange agent’s account at DTC. DTC will then send a computer-generated message, or Agent’s Message, to the exchange agent for its acceptance in which the DTC participant acknowledges and agrees to be bound by the terms of, and makes the representations and warranties contained in, the letter of transmittal as fully as if it had completed the information required by the letter of transmittal and executed and delivered the letter of transmittal to the exchange agent. Delivery of the Agent’s Message by DTC to the exchange agent will satisfy the terms of the exchange offer as to execution and delivery of a letter of transmittal and must occur prior to 5:00 p.m., New York City time, on the expiration date.

The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies, or nominees effect such tender for such holders.

The method of delivery of original notes and the letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No letter of transmittal or original notes should be sent to us.

Only a holder of original notes may tender such original notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name original notes are registered on the books of the company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose original notes are held of record by DTC who desires to deliver such original notes by book-entry transfer at DTC.

Any beneficial holder whose original notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the letter of transmittal and delivering his original notes, either make appropriate arrangements to register ownership of the original notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

If the letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers, which authorize such person to tender the original notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the original notes, and also must be accompanied by opinions of counsel, certifications and other information required by us. Signatures on the original notes or bond powers must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (an “Eligible Guarantor Institution”).

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

All the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all original notes not validly tendered or any original notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular original notes. The waiver of any conditions of the exchange offer, however, will be applied equally to all holders of original notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such original notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any original notes that remain original subsequent to the expiration date, or, as set forth under “Termination,” to terminate the exchange offer and (b) to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer and will be subject to our ability to obtain a waiver of certain covenants in our amended credit facility.

By tendering, each holder of original notes will represent to us that among other things, the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, that neither the holder nor any other person intends to distribute or has an arrangement or understanding with any person to participate in the distribution of the exchange notes and that neither the holder nor any such other person is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act.

Guaranteed Delivery Procedure

Holders who wish to tender their original notes and (i) whose original notes are not immediately available, (ii) who cannot deliver their original notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

•	the tender is made through an Eligible Guarantor Institution;

•

prior to the expiration date, the exchange agent receives from such Eligible Guarantor Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the expiration date, the letter of transmittal (or facsimile thereof), together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the Eligible Guarantor Institution with the exchange agent; and

•

such properly completed and executed letter of transmittal (or facsimile thereof), together with the certificate(s) representing all tendered original notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent’s account at DTC of original notes delivered electronically), and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

Withdrawal

Except as otherwise provided herein, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date and prior to our acceptance of the original notes for exchange. Any such notice of withdrawal must:

•	specify the name of the person having deposited the original notes to be withdrawn, or the depositor;

•

identify the original notes to be withdrawn (including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at DTC to be credited);

•	include a statement that such depositor is withdrawing its election to have such original notes exchanged;

•

be signed by the depositor in the same manner as the original signature on the letter of transmittal, including any required signature guarantees or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the original notes to register the transfer of such original notes into the name of the depositor withdrawing the tender; and

•	specify the name in which any such original notes are to be registered, if different from that of the depositor.

All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are validly tendered. Any original notes which have been tendered but which are not accepted for exchange will promptly be returned to the holder thereof without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be tendered by following one of the procedures described above under “—Procedure for Tendering” at any time prior to the expiration date.

Effect of Not Tendering

Holders of original notes who do not exchange their original notes for exchange notes in the exchange offer will remain subject to the restrictions on transfer of such original notes:

•

as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the prospectus distributed in connection with the private offering of the original notes.

Conditions to the Exchange Offer and Termination

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue exchange notes for, any original notes not previously accepted for exchange, and may terminate or amend the exchange offer as provided herein before the expiration of the exchange offer if any law, statute, rule or regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Staff in a manner, which might materially impair our ability to proceed with the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the exchange offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for those original notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

If we determine that we may terminate the exchange offer, as set forth above, we may:

•	refuse to accept any original notes and promptly return any original notes that have been tendered to the holders thereof;

•

extend the exchange offer and retain all original notes that have been tendered prior to the expiration of the exchange offer, subject to the rights of such holders of tendered original notes to withdraw their tendered original notes; or

•	waive such termination event with respect to the exchange offer and accept all properly tendered original notes that have not been withdrawn.

If such waiver constitutes a material change in the exchange offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder of original notes and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the original notes, if the exchange offer would otherwise expire during such period.

Exchange Agent

U.S. Bank National Association, the Trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail or Hand Delivery:	U.S. Bank National Association 60 Livingston Avenue EP-MN-WS3C St. Paul, MN 55107-2292 Facsimile No.: (651) 495-8158 Confirm by Telephone: (800) 934-6802

Fees and Expenses

The expense of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of ours and our affiliates in person, by facsimile or telephone.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent’s reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange.

The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees, will be paid by us.

We will pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to the exchange offer. If, however, certificates representing exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any other person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated December 9, 2009, by and among Norcraft Companies, L.P., Norcraft Finance Corp. and Norcraft Canada Corporation, as guarantor, and UBS Securities LLC and Jefferies & Company, Inc., as initial purchasers of the original notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive original notes in like principal amount. We will retire or cancel all of the original notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Set forth below is our selected historical consolidated financial and other operating data. Our selected historical consolidated financial data and other data set forth below have been derived from our audited consolidated financial statements. The selected historical consolidated financial and other data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto appearing elsewhere herein.

(dollar amounts in thousands)	Fiscal Year Ended December 31,					Three Months Ended March 31,
	2005	2006	2007	2008	2009	2010
						(unaudited)
Statement of Operations Data:
Net sales	$404,639	$440,478	$394,042	$331,548	$246,804	$61,833
Cost of sales	282,541	300,764	263,500	234,427	176,512	44,617

Gross profit	122,098	139,714	130,542	97,121	70,292	17,216
Selling, general and administrative expense	64,874	75,919	76,012	64,789	49,706	12,671
Impairment of goodwill and other intangible assets (1)	—	—	—	73,938	—	—

Income (loss) from operations	57,224	63,795	54,530	(41,606)	20,586	4,545
Interest expense, net	14,893	13,370	13,104	13,341	15,050	5,045
Amortization of deferred financing costs	3,772	1,108	1,111	1,063	2,895	313
Other, net	220	150	200	151	36	30

Total other expense	18,885	14,628	14,415	14,555	17,981	5,388

Net income (loss)	$38,339	$49,167	$40,115	$(56,161)	$2,605	$(843)

Other Financial Data:
Ratio of earnings to fixed charges (2)	4.0	5.3	4.7	—	2.1	1.8

Amount of fixed charges not covered by earnings	—	—	—	(26,647)	—	—

	December 31,					March 31,
(dollar amounts in thousands)	2005	2006	2007	2008	2009	2010
Balance Sheet Data:
Cash and cash equivalents	$933	$4,038	$28,409	$59,406	$16,731	$19,302
Total assets	369,105	366,250	380,844	313,249	259,877	265,548
Total debt	150,000	150,000	148,000	148,000	177,097	177,219
Members’ equity	186,085	184,121	202,326	141,669	60,771	60,034

(1)	During the fourth quarter of 2008, our actual earnings and expected future earnings decreased to a level that required us to perform additional analysis under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, Intangibles – Goodwill and Other (“ASC 350”) to quantify the amount of impairment of goodwill and brand names. This analysis resulted in a total impairment charge of $73.9 million, of which, $60.0 million was attributable to goodwill and $13.9 million was attributable to brand names.
(2)	For purposes of determining the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before fixed charges. Fixed charges consist of interest expense, the amortization of deferred financing costs, capitalized interest and the interest portion of our rent expense (assumed to be one-third of total rent expense).

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On December 9, 2009, Norcraft Companies, L.P. and Norcraft Finance Corp. completed an offering of $180.0 million in aggregate principal amount of 10 1/2% Senior Secured Second Lien Notes due 2015 in a private offering which was exempt from registration under the Securities Act. The original notes were issued and sold on December 9, 2009. The net proceeds from this issuance were used to redeem our senior subordinated notes, and to pay for, together with approximately $34.0 million cash on hand, the repurchase of $64.3 million aggregate principal amount of Norcraft Holdings, L.P.’s and Norcraft Capital Corp.’s senior discount notes.

The following unaudited pro forma financial information includes the unaudited pro forma statement of operations for the year ended December 31, 2009. The unaudited pro forma financial information gives pro forma effect, where applicable, to the issuance of the original notes and the application of net proceeds thereof as if they occurred on January 1, 2009. A pro forma balance sheet was not included as the effects of any adjustments were not deemed to be material.

The unaudited pro forma financial information is presented for informational purposes only and do not purport to represent what our results of operations would have been if such matters had occurred as of the date indicated or what those results will be for future periods. The unaudited pro forma financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Twelve Months Ended December 31, 2009

(dollars in thousands)

	Actual	Adjustments		Pro Forma
Net sales	$246,804	$—		$246,804
Cost of sales	176,512	—		176,512

Gross profit	70,292	—		70,292
Selling, general and administrative expenses	49,706	—		49,706

Income from operations	20,586	—		20,586
Other expense:
Interest expense, net	15,050	5,780	(1)	20,830
Amortization of deferred financing costs	2,895	(725	)(2)	2,170
Other, net	36	—		36

Total other expense	17,981	5,055		23,036

Net income (loss)	$2,605	$(5,055)		$(2,450)

(1)	Represents the write-off of historical interest expense on the senior subordinated notes, the interest on the senior secured second lien notes and the annualized effect of bond premium amortization on the senior secured second lien notes.

Write-off historical interest expense on the senior subordinated notes	$(13,579)
Interest expense on the senior secured second lien notes	18,900
Annualized effect of bond premium amortization	459

Total	$5,780

(2)	Represents the write-off of historical amortization of deferred financing costs on the senior subordinated notes, and the amortization of deferred financing costs on the senior secured second lien notes and the ABL facility.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the consolidated financial statements and the accompanying notes included elsewhere in this prospectus. Our fiscal year is the calendar year ending December 31. References to “fiscal year” mean the year ending December 31. For example, “fiscal year 2009” or “fiscal 2009” means the period from January 1, 2009 to December 31, 2009. The operating results for prior years are not necessarily indicative of results for any future annual period. The following discussion, as well as other portions of this prospectus, contains forward looking statements that reflect our plans, estimates and beliefs. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the “Risk Factors” and “Forward Looking Statements” sections of this prospectus. Those sections expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. We do not have any intention or obligation to update forward-looking statements included in this prospectus.

GENERAL

We are a leader in manufacturing, assembling and finishing kitchen and bathroom cabinetry in the U.S. We provide our customers with a single source for a broad range of high-quality cabinetry, including stock, semi-custom and custom cabinets manufactured in both framed and frameless, or full access, construction. We market our products through six brands: Mid Continent CabinetryTM, Norcraft Cabinetry®, UltraCraft®, StarMark Cabinetry®, FieldstoneTM and Brookwood®. With the exception of Norcraft Cabinetry, each of these brands represents a distinct line of cabinetry and has been in operation for over 20 years, with Mid Continent, our original brand, having been established in 1966. In 2008, our Winnipeg, Canada facility completed the transition to the production of cabinets for sale into the Canadian market under the Norcraft Canada brand. We believe each brand is well recognized and highly respected throughout the industry for its attractive style, flexibility, quality and value.

We have been affected by the significant down-turn in our industry and have experienced a significant decrease in sales. During the fourth quarter of 2008, our actual earnings and expected future earnings decreased to a level to which we concluded that sufficient indicators existed to warrant an analysis of whether any portion of our goodwill or other intangible assets were impaired. We engaged an independent valuation firm to assist us in performing a review of the value of our goodwill and other intangible assets. Based on this independent valuation, which used a discounted cash flow valuation technique, we recognized an impairment charge of $73.9 million to our goodwill and other intangible assets in the fourth quarter of 2008. Of this charge, $60.0 million was attributable to goodwill and $13.9 million was attributable to brand names.

During the year ended December 31, 2009, we continued to experience a slow-down in the number of incoming orders due to the industry-wide contraction in the U.S. housing market and the general economic slow-down. Our sales decreased 25.6% for the year ended December 31, 2009 as compared to the year ended December 31, 2008. However, net loss decreased 104.4% for Norcraft for the year ended December 31, 2009 as compared to the year ended December 31, 2008 mostly due to impairment charges in 2008 of $73.9 million. Additionally, the contraction in the market has caused us to be more aggressive with pricing and sales promotions. These sales incentives have reduced our gross profit margin percentages.

In December 2009, Norcraft and Norcraft Finance Corp. issued $180.0 million aggregate principal amount of 10  1/2% senior secured second lien notes due 2015. The net proceeds from this issuance were used to redeem our senior secured notes, and to pay for, together with cash on hand, the repurchase of $64.3 million aggregate principal amount of Holdings’ and Norcraft Capital Corp.’s senior discount notes. As of December 31, 2009, there was approximately $53.7 million principal amount of senior discount notes outstanding.

FINANCIAL STATEMENT PRESENTATION

Net sales. Our net sales represent gross sales less deductions taken for sales returns, freight chargebacks and incentive rebate programs. Revenue is recorded upon delivery of product, which represents the point at which ownership transfers to the customer.

Cost of sales. Our cost of sales is comprised of the cost of raw materials and plant costs such as labor, packaging, utilities and other facility expenses. Dimensioned wood components, wood doors, particle board, thermofoil doors and veneer panels and plywood are the most significant raw materials we purchase. We also classify shipping and handling costs as a component of cost of sales.

Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of salaries, trade promotions, advertising, commissions, amortization of expenses relating to our display cabinets installed at our customer locations, other marketing costs, general management, insurance, accounting, tax and legal expenses, management fees payable to our principal equity holders and other expenses. We expense advertising costs as incurred.

Other expenses. Our non-operating expenses consist of interest, amortization of deferred financing costs and various state and local taxes.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements requires management to make estimates and judgments that affect the amounts reported in the financial statements. On an ongoing basis, management evaluates its estimates which are based on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following accounting policies are the most critical to us in that they are important to our financial statements and they require our most difficult, subjective or complex judgments in the preparation of our financial statements.

Allowance for bad debts

Our customers operate in the repair and remodeling and new home construction markets and, accordingly, their creditworthiness is affected by cyclical trends and general conditions in those markets. During fiscal 2009 and 2008, the credit markets and the financial services industry have experienced significant disruptions, characterized by the bankruptcy and failure of several financial institutions and severe limitations on credit availability. The financial stability of certain of our customers has been negatively impacted, which has resulted in increased bad debt expense for us. A prolonged continuation of adverse economic conditions would cause additional financial distress for our customers. Concentrations of credit risk with respect to trade receivables are limited to some extent by our large number of customers and their geographic dispersion. For the years ended December 31, 2009 and 2008, one customer accounted for approximately 17.2% and 16.6%, respectively, of net sales. We generally do not require collateral from our customers, but do maintain allowances for the estimated uncollectibility of accounts receivable based on historical experience and specifically identified at-risk accounts. The adequacy of the allowance is evaluated on an ongoing, periodic basis and adjustments are made in the period in which a change in condition occurs.

Other intangible assets

Identifiable intangible assets consist of customer relationships. The customer relationship intangible asset is being amortized using the straight-line method over its estimated useful life of 15 years based on historical and expected customer attrition rates. Straight-line amortization reflects an appropriate allocation of cost of the intangible asset to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period.

Amortization expense related to customer relationships of $4.5 million for each of the years ended December 31, 2009, 2008 and 2007 is included in selling, general and administrative expenses in the consolidated statements of operations. Annual amortization expense for each of the next five years is expected to be $4.5 million per year.

It is the Company’s policy to value intangible assets at the lower of unamortized cost or fair value. Management reviews the valuation and amortization of intangible assets and the estimated useful lives of its identifiable intangible assets on a periodic basis, taking into consideration any events or circumstances which might result in diminished fair value or revised useful life. Management performed such a review in the fourth quarter of 2009 and no impairment was indicated.

Indefinite-lived intangible assets and goodwill

Indefinite-lived assets are brand names, consisting of Mid Continent, UltraCraft, StarMark and Fieldstone, and are considered indefinite lived intangible assets. Indefinite lived intangible assets are not amortized. Instead, the Company makes annual assessments, or as events or circumstances indicate that the asset might be impaired, separately from goodwill, to evaluate realizability of carrying values.

Our significant reporting units for the purpose of performing the impairment analysis tests for goodwill consist of Mid Continent, UltraCraft and StarMark. For the purpose of performing the required goodwill impairment tests, we primarily apply a present value (discounted cash flow) method to determine the fair value of the reporting units with goodwill. We perform our annual impairment test of goodwill and indefinite-lived intangible assets during the fourth quarter.

Our reporting units are composed of either a discrete business or an aggregation of businesses with similar economic characteristics. Certain factors may result in the need to perform an impairment test prior to the fourth quarter, including significant underperformance of our business relative to expected operating results, significant adverse economic and industry trends, and a decision to divest an individual business within a reporting unit.

Goodwill impairment is determined using a two-step process.

•

The first step is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to have a potential impairment and the second step of the process is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any.

•

The second step, if necessary, compares the implied fair value of goodwill with the carrying amount of goodwill. If the implied fair value of goodwill exceeds the carrying amount, then goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

We estimate the fair value of our reporting units, using various valuation techniques, with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires us to make various judgmental assumptions about sales, operating margins, growth rates and discount rates. Assumptions about discount rates are based on a weighted-average cost of capital derived from observable market inputs and comparable company data. Assumptions about sales, operating margins, and growth rates are based on our forecasts, business plans, economic projections, anticipated future cash flows and marketplace data. Assumptions are also made for varying perpetual growth rates for periods beyond the long-term business plan period. Because of the increased uncertainty resulting from worsening global economic conditions, our revenue projections used in 2008 generally assumed reductions in 2009 and a period of recovery beginning in 2010. The revenue projection used in 2009 also assumed the beginning of market recovery in 2010, continuing into 2011.

Impairment Charge in 2008. Our annual assessment for impairment resulted in an impairment charge in 2008.

The total fair value of brand names prior to impairment in 2008 was $49.0 million. An impairment charge of $13.9 million was recorded in 2008, for an adjusted value of $35.1 million.

The fair value of the indefinite-lived assets is determined for the annual impairment test using the Royalty Savings Method, which is a variation of the income approach. In 2008, a discount rate of 14.0% was used plus a premium of 1.0%. The premiums were based on the nature of the asset.

In the 2008 evaluation of the fair value of our reporting units, we assumed revenue declines for 2009 from 2008 reflecting a continuation of weakness in the home-building and remodeling markets. We then assumed revenue in 2010 to begin to show recovery. In 2008, we also assumed a discount rate of 14.0% and a perpetual growth rate of 2.0%. These rates reflected the market conditions in the respective periods.

Our first step impairment analysis for 2008 indicated that the fair value of the Mid Continent and UltraCraft reporting units did not exceed their carrying values. The impairment test and subsequent valuation resulted in a total impairment charge of $73.9 million in the fourth quarter of fiscal 2008. Of the total impairment charge recorded in 2008, $60.0 million was attributable to goodwill and $13.9 million was attributable to brand names.

Our impairment analysis as of December 31, 2008 indicated no impairment of goodwill within the StarMark reporting unit. The calculated fair value of this reporting unit exceeded the carrying value by approximately $39.0 million.

Subsequent to recording the impairment charges in the fourth quarter of 2008, the calculated fair value of our UltraCraft reporting unit exceeded carrying value by approximately $1.0 million. The calculated fair value of the Mid Continent reporting unit exceeded carrying value by approximately $33.0 million primarily driven by the fair value of the customer relationships and Norcraft brand name within the Mid Continent reporting unit.

No Impairment Charge in 2009. Our annual assessment for impairment did not result in an impairment charge in 2009.

In the 2009 evaluation of the fair value of all our reporting units, we assumed revenue in 2010 to begin to show recovery and 2011 to continue this recovery. In 2009, we also assumed a discount rate of 16.3% and a perpetual growth rate of 3.7%. These rates reflected the market conditions in the respective periods.

The fair value of the indefinite-lived assets is determined for the annual impairment test using the Royalty Savings Method, which is a variation of the income approach. In 2009, a discount rate of 14.3% was used plus a premium of 2.0%. The premiums were based on the nature of the asset.

Our first step impairment analysis for 2009 indicated that the fair value of the reporting units approximated or exceeded their carrying values. The impairment test resulted in no impairment charge in 2009.

A summary of impairment charges by reporting unit and year is as follows:

	Brand Names				Goodwill
	Mid Continent	UltraCraft	StarMark	Total	Mid Continent	UltraCraft	StarMark	Total
Balance 12/31/2007	$28,700	$7,500	$12,800	$49,000	$90,507	$11,691	$46,261	$148,459
Impairment	(7,700)	(3,900)	(2,300)	(13,900)	(51,911)	(8,127)	—	(60,038)

Balance 12/31/2008	21,000	3,600	10,500	35,100	38,596	3,564	46,261	88,421
Impairment	—	—	—	—	—	—	—	—

Balance 12/31/2009	$21,000	$3,600	$10,500	$35,100	$38,596	$3,564	$46,261	$88,421

Monitoring Impairment in 2010. A 1.0 percentage point increase in the discount rate would reduce the indicated fair value of the brand names by approximately $3.3 million and a 0.25 percentage point decrease in the royalty rate would reduce the indicated fair value of the brand names by approximately $4.6 million. Changes of this magnitude may be enough to indicate potential impairment, depending on changes in the other factors that affect the analysis. We may need to perform an impairment test prior to the fourth quarter of 2010, if revenues or results for any of these reporting units fall significantly below our estimates during 2010, the perpetual growth rate decreases significantly, the discount rate increases significantly, or other key assumptions used in our fair value calculations in the fourth quarter of 2009 change.

Product warranties

We provide warranties for our products for a period ranging from five years to a lifetime warranty. Estimated costs to be incurred for such warranties are provided in the period of sale. These reserves are based on historical experience, market conditions and other assumptions and judgment by management.

Management incentive plan

In accordance with FASB guidance related to stock-based compensation, our methodology yields an estimate of fair value based in part on a number of management estimates, the most significant of which include future volatility and estimated incentive unit lives. Changes in these assumptions could significantly impact the estimated fair value of the incentive units.

Revenue recognition

Net sales represent gross sales less deductions taken for sales returns, freight charge backs and incentive rebate programs. These deductions are based on historical experience, market conditions and terms of the applicable marketing agreements with the customers.

Members’ equity subject to put request

The limited partnership agreement of Holdings provides that certain employee equity holders may request that Holdings repurchase limited partnership units upon their death or disability at the then fair market value. Following such a request, Holdings must use commercially reasonable efforts to repurchase such units, subject to limitations on the repurchase of equity contained in a credit facility and the indentures governing the senior discount notes and senior secured second lien notes, respectively. The fair market value of these units is recorded outside of permanent equity. Any changes in the fair market value of these units are reported as changes in members’ equity subject to put request in the statement of members’ equity and comprehensive income. As of December 31, 2009 and 2008, there were 21.5 million units subject to the put request and 20.2 million units subject to the put request as of December 31, 2007.

The fair market value of a unit is estimated by dividing the current equity value of the Company by the number of vested units outstanding. The equity value of the Company is based on the earnings multiple used in the Acquisition times trailing twelve months’ EBITDA plus net cash and liability positions.

Recently issued accounting pronouncements

In April 2008, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification Topic (ASC) 350-30-35-1.A, Determination of the Useful Life of Intangible Assets (“ASC 350-30-35-1.A”). ASC 350-30-35-1.A amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350-30, Goodwill and Other Intangible Assets (“ASC 350-30”). The intent of ASC 350-30-35-1.A is to improve the consistency between the useful life of a recognized intangible asset under ASC 350-30 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other applicable accounting literature. ASC 350-30-35-1.A is effective for fiscal years beginning after December 15, 2008. The adoption of ASC 350-30-35-1.A did not have a material effect on the Company’s consolidated financial statements.

In May 2009, the FASB issued ASC 855, Subsequent Events. ASC 855 is intended to establish general standards of accounting for, and requires disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. We adopted the provisions of ASC 855 for the quarter ended June 30, 2009. The adoption of ASC 855 did not have a material effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued guidance that establishes the FASB Accounting Standards Codification™ (the Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (GAAP). Use of the new Codification is effective for interim and annual periods ending after September 15, 2009. The Company has used the new Codification in reference to GAAP in this prospectus and such use has not impacted the consolidated results of the Company.

RESULTS OF OPERATIONS

The following tables outline for the periods indicated, selected operating data as a percentage of net sales.

	Year Ended December 31,
	2009	2008	2007
Net sales	100.0%	100.0%	100.0%
Cost of sales	71.5%	70.7%	66.9%

Gross profit	28.5%	29.3%	33.1%
Selling, general and administrative expenses	20.2%	19.5%	19.3%
Impairment of goodwill and other intangible assets	—	22.3%	—

Income (loss) from operations	8.3%	(12.5)%	13.8%

Interest expense, net	6.1%	4.0%	3.3%
Amortization of deferred financing costs	1.2%	0.3%	0.3%
Other, net	—	0.1%	—

Net income (loss)	1.0%	(16.9)%	10.2%

	(unaudited)
	Three Months Ended March 31,
	2010	2009
Net sales	100.0%	100.0%
Cost of sales	72.2%	73.9%

Gross profit	27.8%	26.1%
Selling, general and administrative expenses	20.5%	20.7%

Income from operations	7.3%	5.4%

Interest expense, net	8.2%	5.7%
Amortization of deferred financing costs	0.5%	1.7%
Other, net	0.0%	0.1%

Net loss	(1.4)%	(2.1)%

Three Months Ended March 31, 2010 Compared with Three Months Ended March 31, 2009 (unaudited)

Net Sales. Net sales increased by $0.5 million, or 0.9%, from $61.3 million for the three months ended March 31, 2009 to $61.8 million for the same period of 2010. The industry-wide slow-down in the U.S. housing market and general economic slow-down continue to impact sales across all U.S. divisions. Various customers, channels and product lines have been impacted differently by the industry slow-down because of price points, geographies and various other factors. The increase in sales is mainly attributable to the increase in sales from the Winnipeg, Canada facility.

Cost of Sales. Cost of sales decreased by $0.7 million, or 1.6%, from $45.3 million for the three months ended March 31, 2009 to $44.6 million for same period of 2010. The decrease was primarily attributable to lower commodity pricing. Cost of sales as a percentage of net sales decreased from 73.9% for the three months ended March 31, 2009 to 72.2% for the same period of 2010.

Gross Profit. Gross profit increased by $1.2 million, or 7.8%, from $16.0 million for the three months ended March 31, 2009 to $17.2 million for the same period of 2010. Gross profit as a percentage of net sales increased from 26.1% for the three months ended March 31, 2009 to 27.8% for the same period of 2010.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were flat at $12.7 million for the three months ended March 31, 2009 and 2010. Selling, general and administrative expenses as a percentage of net sales decreased from 20.7% for the three months ended March 31, 2009 to 20.5% for the same period of 2010.

Income from Operations. Income from operations increased by $1.2 million, or 38.5%, from $3.3 million for the three months ended March 31, 2009 compared to $4.5 million for the same period of 2010. The increase in income from operations was a result of factors described above. Income from operations as a percentage of net sales increased from 5.4% for the three months ended March 31, 2009 to 7.3% for the same period of 2010.

Interest, Amortization of Deferred Financing Fees and Other Expenses. Interest, amortization of deferred financing fees and other expenses increased for Norcraft by $0.7 million, or 18.0%, from $4.6 million for the three months ended March 31, 2009 to $5.3 million for the same period of 2010. Interest, amortization of deferred financing fees and other expenses for Norcraft as a percentage of net sales increased from 7.5% for the three months ended March 31, 2009 to 8.7% for the same period of 2010.

Net Loss. Norcraft’s net loss decreased $0.5 million from $1.3 million for the three months ended March 31, 2009 compared to $0.8 million for the same period of 2010, for the reasons described above. Net loss as a percentage of net sales for Norcraft increased from (2.1)% for the three months ended March 31, 2009 to (1.4)% for the same period of 2010.

Year ended December 31, 2009 compared with year ended December 31, 2008

Net sales. Net sales decreased by $84.7 million, or 25.6%, from $331.5 million for the year ended December 31, 2008 to $246.8 million for the year ended December 31, 2009. The decrease in sales has primarily been caused by the industry-wide slow-down in the U.S. housing market and general economic slow-down, despite our aggressive sales incentives and pricing which were initiated in response to the slow-down. Various customers, channels and product lines have been impacted differently by the industry slow-down because of price points, geographies and various other factors. The decline in sales is attributable to decreases in sales of all of our U.S. divisions, with Mid Continent making up just over half of the overall decrease in net sales, StarMark making up just over a quarter and UltraCraft making up the remainder. Norcraft Canada’s sales increased over the prior year due to the 2008 completion of the transition to the production of cabinets for sale into the Canadian market.

Cost of sales. Cost of sales decreased by $57.9 million, or 24.7%, from $234.4 million for the year ended December 31, 2008 to $176.5 million for the year ended December 31, 2009. The decrease was primarily attributable to our decreased sales volume. Cost of sales as a percentage of net sales increased from 70.7% for the year ended December 31, 2008 to 71.5% for 2009.

Gross profit. Gross profit decreased by $26.8 million, or 27.6%, from $97.1 million for the year ended December 31, 2008 to $70.3 million for the year ended December 31, 2009. Gross profit as a percentage of net sales decreased from 29.3% for the year ended December 31, 2008 to 28.5% for 2009. Gross profit margin was negatively impacted primarily by lost leverage on reduced sales volume and fixed manufacturing costs. Additionally, aggressive sales incentives and pricing in response to the slow-down in our market and general economy also reduced gross profit margin. However, in the third quarter of 2009, gross profit was positively impacted by a one-time sales and use tax refund in the amount of $1.1 million.

Selling, general and administrative expenses. Selling, general and administrative expenses decreased by $15.1 million, or 23.3%, from $64.8 million for the year ended December 31, 2008 to $49.7 million for the year ended December 31, 2009. Selling, general and administrative expenses were lower than the prior year mainly due to lower sales and marketing expenses. Selling, general and administrative expenses as a percentage of net sales increased from 19.5% for the year ended December 31, 2008 to 20.2% for 2009.

Impairment of goodwill and other intangible assets. During the fourth quarter of 2008, our actual earnings and expected future earnings decreased to a level that required us to perform additional analysis under ASC 350 to quantify the amount of impairment of goodwill and other intangible assets. This analysis resulted in a total impairment charge of $73.9 million, of which, $60.0 million was attributable to goodwill and $13.9 million was attributable to brand names.

Income (loss) from operations. Income (loss) from operations increased by $62.2 million, or 149.5%, from $41.6 million of loss from operations for the year ended December 31, 2008 to $20.6 million of income from operations for the year ended December 31, 2009. The increase in income (loss) from operations was primarily the result of the 2008 impairment charge with respect to goodwill and other intangible assets and other factors described above. Income (loss) from operations as a percentage of net sales increased from (12.5)% for the year ended December 31, 2008 to 8.3% for 2009.

Interest, amortization of deferred financing fees and other expenses. Interest, amortization of deferred financing fees and other expenses for Norcraft increased $3.4 million, or 23.5%, from $14.6 million for the year ended December 31, 2008 to $18.0 million for the year ended December 31, 2009. Interest, amortization of deferred financing fees and other expenses as a percentage of net sales increased from 4.4% for the year ended December 31, 2008 to 7.3% for 2009. The increase in amortization of deferred financing costs and interest expense was primarily due to the issuance of the $180.0 million senior secured second lien notes and the related redemption of the senior subordinated notes and repurchase of the senior discount notes.

Net income (loss). Norcraft’s net income (loss) increased by $58.8 million, or 104.6%, from a loss of $56.2 million for the year ended December 31, 2008 compared with income of $2.6 million for the year ended December 31, 2009. This change was primarily the result of the 2008 impairment charge with respect to goodwill and other intangible assets and other factors described above. Net income (loss) as a percentage of net sales for Norcraft increased from (16.9)% for the year ended December 31, 2008 to 1.0% for 2009.

Year ended December 31, 2008 compared with year ended December 31, 2007

Net sales. Net sales decreased by $62.5 million, or 15.9%, from $394.0 million for the year ended December 31, 2007 to $331.5 million for the year ended December 31, 2008. The decrease in sales was primarily caused by the industry-wide slow-down in the U.S. housing market despite our aggressive sales incentives and pricing which were initiated in response to the slow-down. Various customers, channels and product lines have been impacted differently by the industry slow-down because of price points, geographies and various other factors. While the decline in sales is attributable to decreases in sales of all of our divisions, it is primarily attributable to a decrease in sales in our largest division, Mid Continent.

Cost of sales. Cost of sales decreased by $29.1 million, or 11.0%, from $263.5 million for the year ended December 31, 2007 to $234.4 million for the year ended December 31, 2008. The decrease was primarily attributable to our decreased sales volume. Cost of sales as a percentage of net sales increased from 66.9% for the year ended December 31, 2007 to 70.7% for 2008.

Gross profit. Gross profit decreased by $33.4 million, or 25.6%, from $130.5 million for the year ended December 31, 2007 to $97.1 million for the year ended December 31, 2008. Gross profit as a percentage of net sales decreased from 33.1% for the year ended December 31, 2007 to 29.3% for 2008. Gross profit margin was negatively impacted primarily by aggressive sales incentives and pricing in response to the slow-down in our market. Additionally, for the year as a whole, gross profit margin was negatively impacted by inflationary pressures on the pricing of commodity purchases, especially with regard to fuel and other petroleum products. This pricing was volatile and the effect on gross profit diminished toward the end of the year.

Selling, general and administrative expenses. Selling, general and administrative expenses decreased by $11.2 million, or 14.8%, from $76.0 million for the year ended December 31, 2007 to $64.8 million for the year ended December 31, 2008. Selling, general and administrative expenses were lower than the prior year mainly due to lower sales and marketing expenses. Selling, general and administrative expenses as a percentage of net sales increased from 19.3% for the year ended December 31, 2007 to 19.5% for 2008.

Impairment of goodwill and other intangible assets. During the fourth quarter of 2008, our actual earnings and expected future earnings decreased to a level that required us to perform additional analysis under ASC 350 to quantify the amount of impairment of goodwill and other intangible assets. This analysis resulted in a total impairment charge of $73.9 million, of which, $60.0 million was attributable to goodwill and $13.9 million was attributable to brand names.

Income (loss) from operations. Income (loss) from operations decreased by $96.1 million, or 176.3%, from $54.5 million of income for the year ended December 31, 2007 to a loss of $41.6 million for the year ended December 31, 2008. The decrease in income (loss) from operations was primarily the result of the impairment charge with respect to goodwill and other intangible assets and other factors described above. Income (loss) from operations as a percentage of net sales decreased from 13.8% for the year ended December 31, 2007 to (12.5)% for 2008.

Interest, amortization of deferred financing fees and other expenses. Interest, amortization of deferred financing fees and other expenses for Norcraft increased $0.2 million, or 1.0%, from $14.4 million for the year ended December 31, 2007 to $14.6 million for the year ended December 31, 2008. Interest, amortization of deferred financing fees and other expenses as a percentage of net sales increased from 3.6% for the year ended December 31, 2007 to 4.4% for 2008.

Net income (loss). Norcraft’s net income (loss) decreased by $96.3 million, or 240.0%, from $40.1 million of income for the year ended December 31, 2007 compared with a loss of $56.2 million for the year ended December 31, 2008. The decrease was primarily the result of the impairment charge with respect to goodwill and other intangible assets and other factors described above. Net income (loss) as a percentage of net sales for Norcraft decreased from 10.2% for the year ended December 31, 2007 to (16.9)% for 2008.

LIQUIDITY AND CAPITAL RESOURCES

Cash flows

Our primary cash needs are working capital, capital expenditures, display cabinets, members’ tax distributions and debt service. We finance these cash requirements through internally-generated cash flow and, if necessary, funds borrowed under credit facilities.

Cash provided by operating activities of Norcraft was $4.7 million for the three months ended March 31, 2010, compared with $7.0 million for the same period of 2009, a decrease of $2.3 million. The decrease was primarily due to a decrease in net loss of $0.5 million as discussed above and a $2.4 million change in operating liabilities offset by a $4.1 million change in operating assets and $1.1 million of lower amortization costs for deferred financing and display cabinets.

Cash used in investing activities was $1.8 million for the three months ended March 31, 2010, compared with $1.3 million for the same period of 2009, an increase of $0.5 million. Capital expenditures were $0.6 million for the both the three months ended March 31, 2010 and 2009. Also, additions to display cabinets were $1.2 million for the three months ended March 31, 2010, compared with $0.7 million for the same period of 2009, an increase of $0.5 million.

Cash used in financing activities of Norcraft was $0.3 million for the three months ended March 31, 2010, compared with $11.4 million used in the same period of 2009, a decrease of $11.1 million. This decrease was mostly due to distributions to members of $5.8 million and a transfer of restricted cash of $5.6 million during the first quarter of 2009, offset by payments of financing costs of $0.3 million during the first quarter of 2010.

Cash provided by operating activities of Norcraft was $24.8 million for the year ended December 31, 2009, compared with $42.6 million for 2008, a decrease of $17.8 million. The decrease was primarily due to the change in net income (loss) for the year-ended December 31, 2009 from the year-ended December 31, 2008. Norcraft’s net loss was $56.2 million in 2008, compared to net income of $2.6 million in 2009, for an increase of $58.8 million. However, excluding the 2008 impairment charges of $73.9 million, net income (loss) decreased by $15.1 million. Additionally, the change in operating assets used an additional $6.5 million in cash for the year ended December 31, 2009 compared to 2008.

Cash used in investing activities was $5.7 million for the year ended December 31, 2009, compared with $7.1 million for 2008. Additions to display cabinets were $3.7 million for the year ended December 31, 2009, compared to $4.1 million during 2008, a decrease of $0.4 million. Additionally, capital expenditures were $2.0 million and $3.0 million for the years ended December 31, 2009 and 2008, respectively, a decrease of $1.0 million.

Cash used in financing activities of Norcraft was $61.8 million for the year ended December 31, 2009, compared with $4.6 million in 2008, an increase of $57.2 million. This increase was due to the redemption of senior subordinated notes of $148.0 million, higher distributions to members of $79.4 million and payment of financing costs of $7.0 million offset by borrowings on senior secured second lien notes payable of $177.1 million and lower repurchases of member’s interest of $0.1 million.

We generally anticipate that the funds generated by operations and current available cash balances will be sufficient to meet working capital requirements, make required tax distributions and to finance capital expenditures over the next 12 to 18 months. There can be no assurance, however, that our business will generate sufficient cash flow from operations, that anticipated net sales growth and operating improvements will be realized or that future equity or debt financing will be sufficient to enable us to service our indebtedness or to fund our other liquidity needs.

We and our subsidiaries have from time to time repurchased certain of our debt obligations and may in the future, as part of various financing and investment strategies we may elect to pursue, purchase additional outstanding indebtedness of ours or our subsidiaries or outstanding equity securities of Holdings, in tender offers, open market purchases, privately negotiated transactions or otherwise. We may also sell certain assets or properties and use the proceeds to reduce our indebtedness or the indebtedness of our subsidiaries. These purchases or sales, if any, could have a material positive or negative impact on our liquidity available to repay outstanding debt obligations or on our consolidated results of operations. These transactions could also require or result in amendments to the agreements governing outstanding debt obligations or changes in our leverage or other financial ratios, which could have a material positive or negative impact on our ability to comply with the covenants contained in our debt agreements. These transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Debt structure

ABL Facility. In December 2009, in connection with issuance of the senior secured second lien notes, Norcraft entered into a new senior secured first-lien asset-based revolving credit facility, or the ABL facility pursuant to a Credit Agreement dated as of December 9, 2009, or the ABL credit agreement, by and among Norcraft, as borrower, Norcraft Intermediate Holdings, L.P. and other guarantors party thereto, as guarantors, the lenders party thereto and UBS Securities LLC, as arranger, bookmanager, documentation agent and syndication agent, and UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, and UBS Loan Finance LLC, as swingline lender. The ABL facility provides for aggregate commitments of up to $25.0 million subject to a current borrowing base of approximately $14.3 million, including a letter of credit sub-facility and has a maturity date of December 9, 2013.

The ABL credit agreement contains restrictive covenants that limit the ability of Norcraft Intermediate Holdings, L.P. and its subsidiaries from (1) selling assets, (2) altering the business that Norcraft currently conducts, (3) engaging in mergers, acquisitions and other business combinations, (4) declaring dividends or redeeming or repurchasing our equity interests, (5) incurring additional debt or guarantees, (6) making loans and investments, (7) incurring liens, (8) entering into transactions with affiliates, (9) engaging in sale and leaseback transactions and (10) prepaying the senior secured second lien notes, the senior discount notes and any subordinated debt.

Indebtedness incurred pursuant to the ABL credit agreement will be guaranteed by Norcraft Intermediate Holdings, L.P., Norcraft Finance Corp., Norcraft Canada Corporation and all of Norcraft’s current and future subsidiaries, subject to exceptions for foreign subsidiaries to the extent of adverse tax consequences, and is secured by a first priority security interest in substantially all of Norcraft’s and the guarantor’s existing and future property and assets, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, other personal property, owned real property, cash and proceeds of the foregoing.

As of December 31, 2009, there were no borrowings outstanding under the ABL facility; however, there were approximately $5.4 million of letters of credit outstanding under the ABL facility at December 31, 2009, and therefore, our total availability under the ABL facility as of December 31, 2009, was approximately $8.9 million.

We and our subsidiaries have no unused letters of credit.

Senior Secured Second Lien Notes. In December 2009, Norcraft and Norcraft Finance Corp., a 100% owned finance subsidiary of Norcraft, issued, on a joint and several basis, $180.0 million aggregate principal amount of senior secured second lien notes. Interest accrues on the senior second lien notes and is payable semiannually on June 15 and December 15 of each year at a rate of 10  1/2% per annum, commencing on June 15, 2010. Proceeds from these senior secured second lien notes were used to redeem the 9% senior subordinated notes due 2011 and to make a distribution to Holdings to allow Holdings to repurchase a portion of the 9  3/4% senior discount notes due 2012.

Norcraft may redeem the senior secured second lien notes, in whole or in part, at any time on or after December 15, 2012, at a redemption price equal to 100% of the principal amount of the notes plus a premium declining ratably to par plus accrued interest.

At any time before December 15, 2012, Norcraft may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the offerings of proceeds of qualified equity interests at a redemption price equal to 110.5% of the principal amount, plus accrued interest.

If Norcraft experiences a change of control, Norcraft may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued interest.

Prior to December 15, 2012, Norcraft may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a make-whole premium plus accrued interest.

Historical. On October 21, 2003, concurrent with the Acquisition, Norcraft Companies, L.P. entered into a $70.0 million senior credit facility with third parties for up to $25.0 million in available revolving funds and a $45.0 million term loan with an original maturity of October 21, 2008, or the original agreement. Advance debt payments were made on this term loan, and it was repaid in full during 2005.

On May 2, 2006, the Company entered into an amended and restated credit facility with the same parties as the original agreement. The amendment increased the revolving credit facility to $60.0 million, removed the term loan facility, modified the interest rate and changed certain covenants. On March 27, 2009, the Company elected to terminate the amended credit facility.

On October 21, 2003, Norcraft and Norcraft Finance Corp., a 100% owned finance subsidiary of Norcraft, issued, on a joint and several basis, the $150.0 million aggregate principal amount of senior subordinated notes. Norcraft Finance Corp. was formed on September 26, 2003 and has no operations. On August 21, 2007, Norcraft repurchased and cancelled $2.0 million of its senior subordinated notes at a purchase price of $2.0 million plus accrued interest of $55,000. In December 2009, Norcraft redeemed the remaining $148.0 million of its senior subordinated notes at a purchase price of $148.0 million plus accrued interest of approximately $2.5 million.

Off balance sheet arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, capital expenditures or capital resources that are material to investors.

CONTRACTUAL OBLIGATIONS (2)

The following is a summary of our contractual cash obligations as of December 31, 2009, including payments to be made pursuant to the management and monitoring agreement:

Contractual Obligations	Total	Less Than 1 year	1-2 years	3-5 years	After 5 Years
	(in millions)
Operating leases	$5.0	$2.2	$2.0	$0.8	$—
Senior secured second lien notes (principal)	180.0	—	—	180.0	—
Senior secured second lien notes (interest)	56.7	18.9	18.9	18.9	—
Management fees (1)	7.0	1.0	2.0	3.0	1.0

Total contractual cash obligations	$248.7	$22.1	$22.9	$202.7	$1.0

(1)	In connection with the Acquisition, we entered into a management and monitoring agreement with affiliates of each of SKM Equity Fund III, L.P. and Trimaran Fund II, L.L.C. Pursuant to the management and monitoring agreement, we will pay such affiliate entities an aggregate annual fee of $1.0 million for so long as they maintain certain levels of equity ownership in our parent.
(2)	There were no material changes in ASC topic 740 liabilities outside of the normal course of our business.

TAXES; DISTRIBUTIONS TO OUR LIMITED PARTNERS

Holdings is a limited partnership. As such, our income is allocated to our limited partners for inclusion in their respective tax returns. Accordingly, no liability or provision for federal income taxes and deferred income taxes attributable to our operations are included in our financial statements. We are subject to various state and local taxes.

The indenture governing our senior secured second lien notes significantly restricts Norcraft and its subsidiaries from paying dividends and otherwise transferring assets to Holdings. Norcraft expects to make regular distributions to Holdings, subject to certain limitations, to permit Holdings to make further distributions to its equity holders to pay taxes on our net income allocated to them. There were no tax distributions for the year ended December 31, 2009. Tax distributions for the years ended December 31, 2008 and 2007 were $2.3 million and $11.8 million, respectively.

The Company made no other cash distributions to the holders of its Class A and Class B units in Holdings during the years ended December 31, 2009 and 2008. The Company made total cash distributions of $6.9 million during the year ended December 31, 2007. In 2007, the exercise price of the Class D units in Holdings subject to the management incentive plan was modified (as described in Part IV, Item 15, “Exhibits and Financial Statement Schedules,” Note 8, “Members’ Equity”), and the right to purchase Class A units in Holdings by Buller Norcraft Holdings, L.L.C. was also modified (as described in Part III, Item 11, “Executive Compensation”). There was no significant impact to its financial statements resulting from the modification in exercise price of the Class D units.

INFLATION; SEASONALITY

Our cost of sales is subject to inflationary pressures and price fluctuations of the raw materials we use. We have generally been able over time to recover the effects of inflation and price fluctuations through sales price increases.

Our sales have historically been moderately seasonal and have been strongest in April through October which coincides with construction seasonality.

Quantitative and Qualitative Disclosures About Market Risk

We currently do not hedge against interest rate movements or foreign currency fluctuations. The risk inherent in our market-sensitive instruments and positions is the potential loss arising from adverse changes to interest rates as discussed below.

Variable Interest Rates

Our earnings could be affected by changes in interest rates due to the impact those changes would have on interest expense from variable rate debt instruments and on interest income generated from our cash and investment balances. At December 31, 2009, we had no borrowings on our variable rate ABL facility, however future earnings could be affected by changes in interest rates.

Foreign Currency

We have minimal exposure to market risk from changes in foreign currency exchange rates and interest rates that could affect our results of operations and financial condition. Our largest exposure comes from the Canadian dollar, where approximately 6% of our sales during the fiscal year ended December 31, 2009 were derived from Norcraft Canada and our revenues from such sales were denominated in Canadian dollar.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On April 24, 2009, we dismissed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm. Such dismissal was recommended and approved by the audit committee of the board of managers of our general partner.

During the Company’s fiscal years ended December 31, 2007 and 2008 and through April 24, 2009, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreements in its reports on the financial statements for such years.

The reports of PwC on the financial statements of the Company as of and for the years ended December 31, 2007 and 2008 did not contain any adverse opinion or disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principle.

During the Company’s fiscal years ended December 31, 2007 and 2008 and through April 24, 2009, the Company had no “reportable events” described in Item 304(a)(1)(v) of Regulation S-K.

On April 24, 2009, the Company engaged Grant Thornton LLP (“Grant Thornton”) as its new independent registered public accounting firm. During the Company’s fiscal years ended December 31, 2007 and 2008, Grant Thornton provided certain consulting services to the Company primarily relating to compliance with Section 404 of the Sarbanes-Oxley Act in connection with the preparation of regulatory filings and the Company’s internal audit. Such services were provided under the direction and supervision of the Company’s Chief Financial Officer.

Except for the matters noted above, during the Company’s fiscal years ended December 31, 2007 and 2008, the Company has not consulted with Grant Thornton regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any other matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event” of the type described in Item 304(a)(1)(v) of Regulation S-K. The engagement of Grant Thornton was recommended and approved by the audit committee of the board of managers of our general partner.

BUSINESS

OUR COMPANY

We are a leader in manufacturing, assembling and finishing kitchen and bathroom cabinetry in the U.S. We provide our customers with a single source for a broad range of high-quality cabinetry, including stock, semi-custom and custom cabinets manufactured in both framed and frameless, or full access, construction. We market our products through six brands: Mid Continent CabinetryTM, Norcraft Cabinetry®, UltraCraft®, StarMark Cabinetry®, FieldstoneTM and Brookwood®. With the exception of Norcraft Cabinetry, each of these brands represents a distinct line of cabinetry and has been in operation for over 20 years, with Mid Continent, our original brand, having been established in 1966. In 2008, our Winnipeg, Canada facility completed the transition to the production of cabinets for sale into the Canadian market under the Norcraft Canada brand. We believe each brand is well recognized and highly respected throughout the industry for its attractive style, flexibility, quality and value.

We are a single source provider of one of the most comprehensive product offerings in the industry, with national brands across a broad range of price points, styles, materials and customization levels. Our product offering was developed through both strategic acquisitions and internal development. We continuously enhance existing products and add new products to support our brands and meet the changing demands of our customers. We believe our multi brand strategy, and the resultant differentiated products across various price points, provides us with a competitive advantage. UltraCraft is our semi-custom full access cabinet line. StarMark and Brookwood are our semi-custom framed cabinet lines. Fieldstone is our high-end semi-custom and custom framed cabinet line. Finally, Mid Continent Cabinetry and Norcraft Cabinetry comprise our stock and semi-custom framed cabinet lines. Through these brands, we currently offer more than 188,000 door and finish combinations for wood, thermofoil, high-pressure laminate and melamine cabinets ranging in average price from $100 to $500 per cabinet. With this broad range of cabinetry products, we are able to compete successfully in multiple segments of the market. We believe that during the year ended December 31, 2009, approximately 56% of our net sales were to the home repair and remodeling market and approximately 44% were to the new construction market.

We sell our products primarily to kitchen and bathroom cabinetry dealers. For the year ended December 31, 2009, kitchen and bathroom cabinetry dealers accounted for 67% of our net sales, wholesale retailers, or wholetailers, accounted for 6%, catalog stores accounted for 17% and home builders accounted for 10% of net sales. We believe our focus on kitchen and cabinetry dealers enhances our ability to sell our custom and semi-custom cabinet offering. We have an extensive network of over 1,900 active customers and 121 internal and independent sales representatives (of which 23 sell more than one brand). We have national distribution capabilities for all of our brands through six manufacturing facilities, three service and distribution centers, four warehouses and three retail locations strategically located throughout the U.S.

We have been affected by the significant down-turn in our industry and have experienced a significant decrease in sales. However, we continue to believe that our broad product line coupled with our new product offerings, new customer additions, primary focus on the dealer channel, delivery of quality customer service and investment in manufacturing capacity provides a strong platform to weather the down-turn and return to growth in sales and profitability.

We have one reportable segment, consisting of its three divisions (Mid Continent, UltraCraft and StarMark) and one subsidiary (Norcraft Canada Corporation). As they all have similar products, production processes, types of customers, distribution methods and economic characteristics and operate in identical positions with regards to regulatory requirements, we have deemed it appropriate to aggregate them into one reportable segment.

INDUSTRY OVERVIEW AND TRENDS

The U.S. cabinet industry is large and fragmented, with numerous cabinet manufacturers competing for an estimated $14.3 billion in sales in 2008. Shipments increased from $12.5 billion in 2002 to $17.0 billion in 2007, a compound annual growth rate of 6.3%. Catalina Research estimates that shipments will decline to $12.4 billion in 2009 before recovering to $17.6 billion in 2014.

Demand for cabinets is driven by a number of factors that generally influence repair and remodeling spending and new housing starts and by secular trends influencing kitchen and bath design. Primary drivers of repair and remodeling spending and new housing starts include consumer confidence, availability of credit, existing home sales, demographic trends, and economic cycles.

Repair and remodeling. Because the related projects are often less discretionary, repair and remodeling spending has historically been less cyclical than spending driven by new home construction. Global Insight projects that total annual expenditures for residential improvements will increase from an estimated $120 billion in 2008 to $165 billion in 2013, representing a 6.6% compound annual growth rate. Primary drivers for repair and remodeling spending will continue to be (i) growth in household formation, (ii) favorable demographics, (iii) aging of the housing stock, and (iv) existing home sales.

Growth in household formation. Household formation has been shown to be a significant driver of both new housing starts and repair and remodeling spending. New household formation is driven by population growth as well as various social and economic factors. The Joint Center for Housing Studies of Harvard University (JCHS) forecasts annual household formation to be between 1.25 million and 1.48 million households per year from 2010 through 2020. This analysis is based largely on the U.S. Census Bureau population projection that annual net immigration will increase from 1.1 million in 2005 to 1.5 million by 2020. The JCHS estimates immigrant homeowners increased their spending on home improvements from $10.9 billion in 2001 to $23.4 billion in 2007, a 13.6% compounded annual growth rate.

Favorable demographics. We believe the 45 years or above age group is the largest demographic market for repair and remodeling spending. According to the U.S. Census Bureau, this group as a percentage of the total U.S. population will have increased from 31% in 1990 to 39% by 2010.

Aging of the housing stock. We believe the aging housing stock trend will continue to drive demand for residential repair and remodeling projects as older houses tend to require more maintenance. According to the U.S. Census Bureau, the median home age increased from 23 years in 1985 to 34 years in 2007.

Existing home sales. According to a study by the National Association of Home Builders, during the first two years following the purchase of a single-family detached home, an average buyer spends $7,400 more on home improvements than a similar home owner who does not move.

Since 2006, sales of existing single-family homes have decreased and the inventory of homes available for sale has increased substantially. According to the National Association of Home Builders, seasonally adjusted existing home sales reached a bottom of 4.5 million in January 2009. For October 2009, seasonally adjusted existing home sales were 6.1 million, the highest level since February 2007 and a 35.9% increase over January 2009.

New home construction is the second primary cyclical driver for cabinet demand. New home construction has experienced an unprecedented decline in the past three years. According to the U.S. Census Bureau, housing starts decreased to a seasonally adjusted annual rate of 479,000 in April 2009, the lowest level in 50 years. However, the seasonally adjusted annual rate of housing starts was 529,000 in October 2009, and housing starts are forecasted to improve to 888,000 in 2011, based on an average of the projections from the National Association of Home Builders, the Portland Cement Association and the Mortgage Bankers Association, representing a 30% compound annual growth rate. According to the U.S. Census Bureau, total annual housing starts have averaged 1.6 million since 1970.

Design trends. The growth in cabinet shipments has been greatly influenced by increased demand for larger kitchens and more bathrooms per home. Responding to demographic shifts and customer preferences, the median single-family home size has increased 44% from 1,590 square feet in 1985 to 2,224 square feet in 2008. Whereas older homes placed less emphasis on the kitchen relative to the design and features of other common areas, current customer preferences include larger kitchens with design-oriented features reflecting the kitchen’s new role as the central gathering place within the home.

The cabinet industry is highly fragmented. We believe there are over 5,000 cabinet manufacturers, the majority of which operate locally with fewer than 50 employees, and only four competitors having in excess of $150 million in annual sales in 2008. We believe this fragmentation provides a significant opportunity for larger manufacturers to gain market share by providing superior customer service and offering products on a national scale across a broad range of price points, styles, materials and customization levels.

The U.S. market for cabinets is comprised of three major price points: stock, semi-custom and custom. As of 2007, the largest segment, stock cabinetry, represented an estimated 59% of the market. Stock cabinetry is the lowest cost alternative and characterized as made-to-order with the fewest set of options, which generally are limited to standard manufacturing guidelines. In contrast to stock cabinets, semi-custom products are made-to-order from a broader set of options. Semi-custom cabinetry is higher-priced and represented an estimated 22% of the market. Custom represents the highest price point and accounted for an estimated 19% of the market. Custom cabinets are made-to-order, with a wide variety of materials, finishes and options.

Cabinet products generally are distributed through four main channels: dealers, home centers, wholetailers and direct to home builders. Dealers and wholetailers are two highly fragmented channels with, we believe, more than 10,000 combined estimated outlets. Dominated by “big box” retailers such as The Home Depot and Lowe’s, the home center channel is less fragmented and typically serves the do-it-yourself, remodeling and contractor markets and generally has limited resources available to service customers. The home builder channel is also highly fragmented, with more than 5,000 builders.

OUR PRODUCTS

We offer a broad product line that encompasses a complete range of price points, styles, materials and customization levels. Our product offering includes stock, semi-custom and custom cabinets. We offer cabinets in both framed and full access construction and offer more than 188,000 door and finish combinations for wood, thermofoil, high-pressure laminate and melamine cabinets.

Our business is conducted through four business divisions: Mid Continent Cabinetry, UltraCraft Cabinetry, StarMark Cabinetry (which includes the StarMark, Fieldstone and Brookwood brands) and Norcraft Canada. Within these divisions, we market our products through six brands: Mid Continent, Norcraft, UltraCraft, StarMark, Fieldstone and Brookwood. Mid Continent is our original brand, dating back to 1966. The UltraCraft brand, acquired by us in 2000, was established in 1986. The StarMark, Fieldstone and Brookwood brands were acquired by us in 2002. The StarMark and Fieldstone brands were established in 1978.

The Brookwood brand was established in the mid-1980s to differentiate products sold through large home centers. Today, the Brookwood brand is sold only through a catalog sales organization. Each brand represents a distinct product line with little or no overlap. As a result, we are able to aggressively market each of our brands to a broad range of customers without significantly competing with our other brands. We believe our attention to brand positioning provides an advantage over some of our larger competitors who offer multiple brands in the same price point.

MID CONTINENT CABINETRY

The Mid Continent and Norcraft brands comprise our Mid Continent Cabinetry division. Mid Continent manufactures a broad range of stock framed cabinetry, offering 91 door styles and approximately 835 door and finish combinations. The Mid Continent product offering includes two distinct product lines: Signature Series and Pro Series, which are differentiated by door style and finish, as well as design options and construction features. Norcraft Cabinetry includes only Signature Series cabinets. Mid Continent’s products accounted for approximately 54% of our sales during the fiscal year ended December 31, 2009.

Signature Series

Mid Continent’s Signature Series, the division’s most popular product line, provides features and customization options comparable to a semi-custom product at price points competitive with stock cabinetry. The Signature Series offers numerous door style selections in various wood species with multiple door and finish combinations. In addition, the Signature Series offers a wide variety of construction upgrades and design options, such as plywood sides and full-extension, dovetail maple drawers, for added style and design. We believe that our Signature Series cabinetry appeals to consumers undertaking remodeling projects, who seek superior design flexibility and attractive appearance relative to stock cabinetry and lower cost and shorter lead-times compared to semi-custom and custom cabinetry. We also believe we appeal to home builders who seek cabinetry that differentiates their homes and gives home buyers the look and feel of custom cabinetry at an affordable price.

Pro Series

Mid Continent’s Pro Series is designed for the value-conscious customer. The Pro Series is manufactured in high quantities and a limited range of finishes with few modification options. We believe that our Pro Series cabinetry primarily appeals to builders who are seeking products for single family and multi-unit dwellings.

ULTRACRAFT CABINETRY

UltraCraft manufactures a full range of stock and semi-custom wall, base, tall, vanity and specialty cabinets. UltraCraft offers 88 door styles and over 11,200 door and finish combinations.

UltraCraft cabinets are full access, offering true full-overlay doors with concealed hinges and functional hardware. Full access cabinets provide flush, furniture-style, finished ends and provide greater storage space than traditional framed cabinets. The UltraCraft product offering is comprised of three distinct product lines: Destiny, Vision and Entrée, each of which are differentiated by features, finish, color, style selection, design options and price. UltraCraft’s products accounted for approximately 12% of our sales during the fiscal year ended December 31, 2009.

Destiny Line

UltraCraft’s Destiny line is our high-end semi-custom full access product offering with extensive customization options. Destiny cabinets include thousands of door and finish combinations constructed of wood, thermofoil, acrilux, metal and melamine. Over the years, we have continued to significantly expand Destiny’s product offering, adding new wood species, door styles and finishes. Destiny line products are targeted at affluent, established customers who desire upscale, smartly designed, fully-featured cabinets.

Vision Line

Ultracraft’s Vision line includes nine door styles and seventeen Italian “Eurotek” veneer finish combinations, a unique technology of an Italian manufacturer. The Vision manufacturing process utilizes this state of the art technology to create a high-end semi-custom style and look at a mid-range price. As a result, we believe our Vision line products are well positioned to target younger, more fashion-oriented consumers.

Entrée Line

UltraCraft’s Entrée line is value priced full access cabinetry manufactured in high quantities and in a limited range of sizes and styles, with few modification options. Entrée cabinets are manufactured using  5/8 inch melamine board with full edgebanding, and as such are a higher-quality product than most entry level cabinets. Entrée cabinets are targeted to be sold primarily to builders for use in new construction projects.

STARMARK CABINETRY

The StarMark, Fieldstone and Brookwood brands collectively comprise our StarMark Cabinetry division, offering 495 door styles and more than 175,000 door and finish combinations. This division provides high quality, attractively designed semi-custom cabinets incorporating many features of custom cabinetry at a lower price. StarMark Cabinetry collectively accounted for approximately 28% of our sales for the fiscal year ended December 31, 2009.

StarMark

StarMark is semi-custom framed kitchen and bath cabinetry targeted at both middle and upper income consumers. Kitchens are personalized for the homeowner’s lifestyle and designed by trained professionals who are experienced in using the depth of the StarMark product line to achieve a unique look and value investment for the home.

Fieldstone

Fieldstone is our higher-end, semi-custom framed cabinetry brand. This brand features an exclusive selection of products, finishes and modifications above and beyond what is available in the StarMark brand. Each kitchen is individually designed and accented by industry experts who use Fieldstone modifications, migration and exclusive finishes to achieve a custom room for their clients without a premium price. Fieldstone’s products are targeted at both middle and upper income consumers.

Brookwood

Brookwood cabinets are semi-custom, framed cabinets. Brookwood Cabinets are extensively modified and personalized for each homeowner. Brookwood products are targeted at both middle and upper income consumers.

NORCRAFT CANADA

Our Canadian division markets through its own Canadian version of the Norcraft brand, offering 62 door styles and 683 door and finish combinations. Cabinet production at this division began near the end of 2007, and product offerings and marketing efforts are still developing. Norcraft Canada’s frameless cabinets, so far, are available in a limited range of finishes with few modification options, appealing to home builders who are seeking products for single family and multi-unit dwellings. Norcraft Canada’s products accounted for approximately 6% of our sales during the fiscal year ended December 31, 2009.

MANUFACTURING

We operate six manufacturing facilities strategically located throughout the U.S. and Canada. Our largest facility, in Newton, Kansas, is vertically integrated, enabling it to fully assemble cabinet doors, as well as perform machining, assembly and finishing operations for oak and other wood species. Our five remaining plants are primarily machining, assembly and finishing operations. At all of our sites, prior to assembly, rough milled lumber is machined. Panels, shelves, drawers, drawer fronts, doors, floors and back parts are then assembled. The cabinetry is then finished (sanded, stained, varnished and cured) and then assembled. Hardware is then added, and the final product is inspected, packaged and staged for shipment. Our products are made to order and not to stock and accordingly, our finished goods inventory levels are low. Following production at one of our facilities, the finished product is shipped to our customers either directly or indirectly or via one of our three distribution centers.

Newton, Kansas along with Cottonwood, Minnesota and Lynchburg, Virginia are Mid Continent facilities, with Cottonwood and Lynchburg receiving doors manufactured by Newton and outsourcing their rough mill production of raw materials to third party vendors. Our facility in Winnipeg, Canada was producing wood components which were used by the other Mid Continent manufacturing plants. During the first quarter of 2008, our Winnipeg facility completed the transition to the production of cabinets for sale into the Canadian market under the Norcraft Canada brand name. Our Liberty, North Carolina facility is an UltraCraft facility, and our Sioux Falls, South Dakota facility is a StarMark facility, producing StarMark, Fieldstone and Brookwood cabinets. Liberty and Sioux Falls each outsource rough mill production. Liberty outsources door manufacturing in all wood species to third party vendors while Sioux Falls builds approximately 300 doors per day.

We are currently increasing the level of insourcing of products currently purchased from third parties. Our StarMark division is insourcing an increasing amount of door production that will result in savings from the amounts formerly paid to third parties for these products.

SALES, MARKETING AND DISTRIBUTION

We sell our products principally through our network of internal and independent sales representatives and three Kitchen and Bath Ideas retail stores. The majority of our sales are through our sales representatives, who cover all areas of the U.S., and with whom we believe we have established strong relationships by providing superior customer service, timely delivery and quality products at competitive pricing.

Our sales and marketing strategy is focused on distributing our products primarily to kitchen and bath dealers and wholetailers. We believe that the dealer and wholetailer channels accounted for over 60% of U.S. cabinet industry sales in 2007. In certain markets, we also sell our products directly to builders. We have developed strong relationships with our dealers by delivering superior customer service, accurate and timely deliveries, quality products and competitive pricing. We believe these relationships provide us an advantage as dealers often influence the consumer’s decision at the point-of-sale, particularly since consumers are generally not familiar with a specific brand or style of cabinetry prior to their interaction with the dealer.

We have national distribution capabilities for all of our brands and our net sales are balanced throughout the U.S. In addition, we continually monitor the sales volume and credit worthiness of our dealers to further enhance our network and we aim to maximize the sales potential of our customers by providing frequent dealer training, extensive product literature and attractive displays.

We also distribute our products through other channels on a limited basis, including national galleries, our Kitchen and Bath Ideas retail stores, a catalog sales organization and other distributors. Our retail stores, which represented approximately 2.2% of our overall revenues in 2009, sell products from each of our divisions, as well as kitchen appliances, countertops and other kitchen and bath items.

CUSTOMERS

We primarily sell our products to kitchen and bathroom cabinetry dealers and wholesale retailers, or wholetailers, as well as directly to home builders. We have an extensive network of over 1,900 active customers. Our largest customer in 2009 accounted for approximately 17.2% of our sales, and our largest 10 customers accounted for approximately 35.2% of sales during such time. Our customers sell our products in the repair and remodeling and new home construction markets. Other than through our retail locations, we do not generally sell our products directly to home owners.

We seek to attract and retain customers by:

•	delivering our products on time, in the specification and quantity ordered;

•	producing a quality product offering that is regularly updated with new introductions;

•	providing superior customer service and product warranties;

•	supporting dealer and distributor employees through providing cabinet displays, extensive educational programs and substantial promotional materials; and

•	utilizing a professional, nationwide network of sales representatives who have close relationships with desirable dealers.

COMPETITION

The U.S. cabinet industry is large and fragmented, with numerous cabinet manufacturers competing for an estimated $14.3 billion in sales in 2008. Shipments increased from $12.5 billion in 2002 to $17.0 billion in 2007, a compound annual growth rate of 6.3%. We believe that shipments declined to approximately $12.4 billion in 2009 and will begin to recover to approximately $17.6 billion in 2014.

Our competitors manufacture stock, semi-custom and custom cabinetry. There are relatively low capital requirements for cabinetry assembly, and therefore it is relatively easy for small competitors to enter the industry. Many of our competitors compete on a local or regional basis, but others, like us, compete on a national basis as well. Our competitors include large consolidated operations which house their manufacturing facilities in large and efficient plants as well as relatively small, local cabinetwork manufacturers. Moreover, companies in other building products industries may compete with us.

We believe that we compete favorably with other manufacturers due to the breadth of our product offerings, production capacity and delivery and service.

INTELLECTUAL PROPERTY

Norcraft is the owner of various U.S. federal trademark registrations (®) and registration applications (TM), including for the following marks referred to in this prospectus pursuant to applicable U.S. intellectual property laws: “Norcraft Companies®,” “StarMark Cabinetry®,” “FieldstoneTM,” “Fieldstone CabinetryTM,” “Kitchen and Bath Ideas®,” “UltraCraft®,” “Vision®,” “Destiny®,” “Entree®,” “Mid Continent CabinetryTM,” “Mid Continent Pro SeriesTM,” “Mid Continent Signature SeriesTM,” “Norcraft Cabinetry®,” and the registered Norcraft Cabinetry logo, Norcraft Companies, L.L.C. logo, and StarMark logo.

We rely on a combination of trademarks, copyrights and trade secret protection, employee and third party non-disclosure agreements and domain name registrations to protect our intellectual property. We sell many of our products under a number of registered and unregistered trademarks, which we believe are widely recognized in the cabinetry industry. With respect to proprietary know-how, we rely on trade secret protection and confidentiality agreements. Monitoring the unauthorized use of our intellectual property is difficult, and the steps we have taken may not prevent unauthorized use of our intellectual property. The disclosure or misappropriation of our intellectual property could harm our ability to protect our rights and our competitive position. To date, we have not relied on patents in operating our business.

EMPLOYEES

As of December 31, 2009, we had 1,607 employees including 1,344 manufacturing employees. Of our total employees, 790 were at Mid Continent and corporate, 199 were at UltraCraft, 458 were at StarMark and 160 were at Norcraft Canada. None of our employees are subject to any collective bargaining agreements.

ENVIRONMENTAL REGULATION

Our operations are subject to extensive federal, state and local environmental laws and regulations relating to, among other things, the generation, storage, handling, emission, transportation and discharge of regulated materials into the environment. Permits are required for certain of our operations, and these permits are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations may result in the payment of fines or the entry of injunctions, or both. We may also incur liability for investigation and clean-up of soil or groundwater contamination on or emanating from current or formerly owned and operated properties, or at offsite locations at which regulated materials are located where we are identified as a responsible party. We do not believe we will be required under existing environmental laws and enforcement policies to expend amounts that will have a material adverse effect on our results of operations, financial condition or cash flows. The requirements of such laws and enforcement policies, however, have generally become more stringent over time. Also, discovery of currently unknown conditions could require responses that could result in significant costs. Accordingly, we are unable to predict the ultimate cost of compliance with environmental laws and enforcement policies.

PROPERTIES

We lease our executive offices located in Eagan, Minnesota. We own six separate manufacturing facilities, three of which manufacture Mid Continent cabinets, one of which manufactures UltraCraft cabinets, one of which manufactures StarMark, Fieldstone and Brookwood cabinets and one of which manufactures Norcraft Canada cabinets. In addition, we lease seven other non-retail facilities which are used for service and distribution functions and storage. Finally, we lease two and own three retail stores that are engaged in the retail distribution of our products and other non-cabinet products of other industry participants.

Each of our facilities, by function and division, is set forth in the table below:

Location	Owned/ Leased	Approximate Sq. Footage	Function
Eagan, Minnesota	Leased	17,708	Headquarters
Cottonwood, Minnesota	Owned	163,000	Manufacturing—Mid Continent
Lynchburg, Virginia	Owned	147,600	Manufacturing—Mid Continent
Newton, Kansas	Owned	268,600	Manufacturing—Mid Continent
Liberty, North Carolina	Owned	213,500	Manufacturing—UltraCraft
Sioux Falls, South Dakota	Owned	233,000	Manufacturing—StarMark
Winnipeg, Manitoba	Owned	54,000	Manufacturing—Norcraft Canada
Livermore, California	Leased	30,500	Distribution/Service Center
Tampa, Florida	Leased	31,200	Distribution/Service Center
Gilbert, Arizona	Leased	19,108	Distribution/Service Center
Liberty, North Carolina	Leased	35,000	Warehouse
Newton, Kansas	Leased	40,000	Warehouse
Lynchburg, Virginia	Leased	5,175	Warehouse
Winnipeg, Manitoba	Leased	40,000	Warehouse
Tampa, Florida(1)	Leased	1,800	Kitchen and Bath Ideas Retail Store
Clearwater, Florida(1)	Leased	1,600	Kitchen and Bath Ideas Retail Store
Colorado Springs, Colorado	Owned	21,500	Kitchen and Bath Ideas Retail Store
Lynchburg, Virginia	Owned	5,000	Kitchen and Bath Ideas Retail Store
Sioux Falls, South Dakota	Owned	4,000	Kitchen and Bath Ideas Retail Store

(1)	Property was subleased or is in the process of being subleased during the fourth quarter of 2009.

LEGAL PROCEEDINGS

During the ordinary course of business, we have become and may in the future become subject to pending and threatened legal actions and proceedings. All of the current legal actions and proceedings that we are a party to are of an ordinary or routine nature incidental to our operations, the resolution of which should not have a material adverse effect on our financial condition, results of operations or cash flows. We are not currently a party to any product liability claims. The majority of the pending legal proceedings involve claims for workers compensation. These claims are generally covered by insurance, but there can be no assurance that our insurance coverage will be adequate to cover any such liability.

MANAGEMENT

Norcraft GP, L.L.C. (“Norcraft GP”) is the general partner of Norcraft. The following table sets forth information about the members of the board of managers of our general partner and our executive officers:

Name	Age	Position(s)
Mark Buller	45	President, Chief Executive Officer and Manager
Kurt Wanninger	49	President, Mid Continent
Simon Solomon	57	President, UltraCraft
John Swedeen	59	President, StarMark
Leigh Ginter	44	Chief Financial Officer
Herb Buller	68	Chairman of the Board of Managers
Jay Bloom	54	Manager
David Kim	43	Manager
Michael Maselli	50	Manager
Christopher Reilly	47	Manager
Sean Britain	34	Manager

Set forth below is a brief description of the business experience of each of the members of the board of managers of our general partner and our executive officers.

Mark Buller became our chief executive officer and a member of our general partner’s board of managers upon consummation of the Acquisition. Mr. Buller has over 22 years of experience in the cabinetry industry and has been a chief executive officer or division president of a cabinet manufacturer during the past 12 years. From 1987 to 1996, Mr. Buller served in various management positions at Kitchen Craft Cabinets, a Canadian cabinetry maker. From 1996 to 1999, Mr. Buller was president of Kitchen Craft and following its acquisition by Omega Cabinets, Ltd., Mr. Buller continued as president of Kitchen Craft from 1999 to 2000. Mr. Buller was appointed chief executive officer of Omega in 2000 and remained in that position until 2002, leaving Omega after it was sold to Fortune Brands, Inc.

Kurt Wanninger became president of our Mid Continent division in January of 2006. Mr. Wanninger has over 30 years of manufacturing industry experience, including over seven years with MasterBrand Cabinets, Inc. While at MasterBrand Cabinets, Mr. Wanninger served as the executive vice president of operations. His responsibilities included the supply chain for this $2.0 billion organization, leading 16 plants and 7,500 employees, producing 30,000 cabinets per day. Prior to Mr. Wanninger’s kitchen cabinet experience, he worked for Electrolux as the general manager of the Poulan Weedeater Division supporting $600 million in annual revenue producing gas weedeaters, chain saws and leaf blowers. Prior to joining Electrolux, Mr. Wanninger spent 17 years at a significant supplier to the automotive industry holding various operational positions. Mr. Wanninger received a bachelor’s degree in business administration from Bellevue University and an associate’s degree from Iowa Western in operations management.

Simon Solomon originally joined our company in June 2000 when we purchased UltraCraft. He continued to serve as the president of UltraCraft until his departure from the Company on August 31, 2006. He resumed his role as the president of UltraCraft after rejoining the Company on February 13, 2008. Cumulatively, he has over 15 years experience serving as the president of UltraCraft. He also has over 31 years total experience in the building industry. Prior to joining UltraCraft, Mr. Solomon worked in a variety of sales positions at Thomasville Furniture, his latest being general manager of its Armstrong Furniture division, and also served as senior vice president of sales and marketing at Lineage Home Furnishings, a subsidiary of Masco Corporation. Mr. Solomon received a bachelor’s degree in political science and history from the University of Pittsburgh and a master’s degree in international management from the American Graduate School of International Management.

John Swedeen joined our company in 2002 when we purchased StarMark. Mr. Swedeen has been in his current role as the president of StarMark since 1998. Prior to joining StarMark, he served as vice president of sales and marketing for Weiser Lock, a subsidiary of Masco Corporation. Prior to joining Masco, he served in various capacities for Ingersoll-Rand Company, most recently as vice president of marketing for its Architectural Hardware Group. Mr. Swedeen received a bachelor’s degree in business administration from Georgia State University and completed an executive education program at Stanford Graduate School of Business.

Leigh Ginter joined our company in December 1997 as corporate controller and became our chief financial officer upon consummation of the Acquisition. In October 2001, he was appointed our vice president and controller, responsible for overseeing the finances of all of our business divisions as well as monitoring our overall financial performance. Prior to joining our company, Mr. Ginter spent five years as controller for Beckman Produce, an $80 million wholesale produce distributor in St. Paul, Minnesota. Mr. Ginter began his career at Lampert Lumber, serving in a variety of accounting positions during his five years with the company. Mr. Ginter received a bachelor’s degree in accounting from Metropolitan University.

Herb Buller joined our company as chairman of our general partner’s board of managers upon the consummation of the Acquisition. Prior to joining our company, Mr. Buller founded Kitchen Craft Cabinets, a Canadian cabinetry maker, in 1971. Mr. Buller served as chief executive officer of Kitchen Craft until December 2002. Mr. Buller received a bachelor’s degree and a certificate of education from University of Manitoba. He has served on the board of Teen Challenge, Family Life Network and Palliser Furniture.

Jay Bloom joined our company as a member of our general partner’s board of managers upon consummation of the Acquisition. Mr. Bloom is a founder and managing partner of Trimaran Fund Management L.L.C. In addition, he is a member of the Investment Committee of Trimaran Advisors, L.L.C. Prior to co-founding Trimaran Fund Management L.L.C., Mr. Bloom was a vice chairman of CIBC World Markets Corp. and co-head of the CIBC Argosy Merchant Banking Funds. Prior to joining CIBC World Markets Corp. in 1995, Mr. Bloom was a founder and managing director of The Argosy Group L.P. Mr. Bloom received a bachelor’s degree and a master’s degree in business administration from Cornell University and a juris doctor from Columbia University School of Law. Mr. Bloom has served on the board of directors of Educational Services of America, Inc., El Pollo Loco, Inc., NSP Holdings LLC, PrimeCo Wireless Communications L.L.C, Standard Steel, L.L.C, Source Financial Corporation, Millennium Digital Media, L.L.C, IASIS Healthcare Corporation, Freightcar America, Inc., Accuride Corporation, Transportation Technologies Industries, Inc. and Fortunoff, L.L.C.

David Kim joined our company as a member of our general partner’s board of managers upon the consummation of the Acquisition. Mr. Kim is currently a partner at Apax Partners, L.P. and was involved in Apax Partners’ investments in Contech Construction Products, Empire Pacific Windows, Tommy Bahama and RSI Home Products. Before joining Saunders, Karp & Megrue, LLC, a predecessor to Apax Partners, in March 2000, Mr. Kim was a principal with Butler Capital Corporation, a middle market private equity firm. While there, Mr. Kim was involved in Butler Capital’s investments in Omega Cabinets, Ltd., Contech Construction Products and the Beckley-Cardy Group. Prior to Butler Capital, Mr. Kim graduated from the U.S. Army Airborne and Ranger schools and served as an artillery officer. Mr. Kim received a bachelor’s degree, with honors, from West Point and a master’s degree in business administration from Harvard Business School. Mr. Kim has served as a member of the boards of Contech Construction Products, Spyder Active Sports and Empire Pacific Windows.

Michael Maselli joined our company as a member of our general partner’s board of managers upon consummation of the Acquisition. Mr. Maselli is a managing director of Trimaran Fund Management, L.L.C. Before joining Trimaran in February 2003, Mr. Maselli worked in the Corporate and Leverage Finance Groups of CIBC World Markets. Prior to joining CIBC in 1997, Mr. Maselli served as a managing director in Bear Stearns’ corporate finance group and, prior to that, as a vice president at Kidder Peabody. Mr. Maselli received a bachelor’s degree in economics from the University of Colorado and a master’s degree in business administration, with distinction, from The A.B. Freeman School at Tulane University. Mr. Maselli has served on the board of directors of Standard Steel, L.L.C. and Charlie Brown’s Acquisition Corp.

Christopher Reilly joined our company as a member of our general partner’s board of managers upon consummation of the Acquisition. Mr. Reilly is a founding partner at KarpReilly, LLC. Prior to founding KarpReilly, LLC, Mr. Reilly was a partner at Apax Partners, L.P. Before joining Saunders, Karp & Megrue, LLC, the predecessor to Apax Partners, in 1990, Mr. Reilly served in the Merchant Banking and Finance, Administration and Operations Departments of Morgan Stanley & Co. Incorporated. Prior to joining Morgan Stanley, Mr. Reilly spent two years at Bankers Trust. Mr. Reilly received a bachelor’s degree from Providence College and a master’s degree in business administration from New York University’s Leonard N. Stern School of Business. Mr. Reilly has served as a member of the board of directors of Z’Tejas, Inc., Habit Burger Grill, S.B. Restaurant Co. (Elephant Bar), Comark, Inc., Bob’s Discount Furniture, Encompass Home Health, Performance, Inc. and Wilshire Pies, Inc.

Sean Britain originally joined our company as a member of our general partner’s board of managers in November 2005. Mr. Britain worked at Apax Partners, L.P. and its U.S. predecessor Saunders, Karp & Megrue, LLC from 2000 to 2008. Mr. Britain currently serves as an advisor to certain Apax Partners portfolio companies. Prior to joining Apax Partners in 2000, Mr. Britain worked at First Union Securities as an associate in the Private Equity Coverage Group and a financial analyst in the Leveraged Capital Group. Mr. Britain received a bachelor’s degree in business from Wake Forest University. Mr. Britain has served as a member of the board of directors of Spyder Active Sports, Empire Pacific Windows and Bob’s Discount Furniture.

Other than with respect to Herb Buller and Mark Buller, who are father and son, respectively, there are no family relationships among members of our general partner’s board of managers and our executive officers.

COMPANY GOVERNANCE

Our general partner’s board of managers manages our business and affairs as provided by its limited liability company agreement and conducts its business through meetings of the board of managers. Pursuant to the general partner’s limited liability company agreement, each of the representatives of Apax Partners who sit on our general partner’s board of managers, Mr. Reilly and Mr. Kim, are each entitled to cast 2.5 votes with respect to each matter which is submitted to a vote before our general partner’s board of managers. Trimaran is entitled to designate two managers, and an entity associated with our Chief Executive Officer, Mark Buller, is entitled to designate two managers, each of which will have one vote. As a result, the managers appointed by Apax Partners investors together hold a majority of the votes to be cast on each matter submitted to a vote before our general partner’s board of managers. See “Certain Relationships and Related Transactions and Director Independence—Arrangements with Our Investors.”

AUDIT COMMITTEE

The board of managers of Norcraft GP has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The members of the audit committee are Christopher Reilly, David Kim and Michael Maselli.

The board of managers of Norcraft GP has not determined whether or not any of its members who serve on the audit committee of the board of managers of Norcraft GP is an “audit committee financial expert” as that term is defined by SEC rules. The board of managers of Norcraft GP has determined, however, that the absence from its audit committee of a person who would qualify as an audit committee financial expert does not impair the ability of its audit committee to provide effective oversight of the Company’s external financial reporting and internal control over financial reporting. Accordingly, the board of managers of Norcraft GP does not intend to add a person to its membership solely for the purpose of adding an audit committee financial expert. In reaching its determination that the members of the audit committee, as it is presently constituted, have sufficient knowledge and experience to exercise effective oversight without the addition of an audit committee financial expert, the board of managers of Norcraft GP considered the knowledge gained by the current members of the audit committee in connection with their prior experience.

CODE OF ETHICS

We have adopted a code of business conduct and ethics for managers, officers (including the principal executive officer and principal financial officer) and employees, known as the “Code of Business Ethics and Conduct”. The Code of Business Ethics and Conduct is available on our website at http://www.norcraftcompanies.com. Interested parties may request a free copy of a Code of Business Ethics and Conduct from:

Norcraft Companies, L.P.

3020 Denmark Avenue, Suite 100

Eagan, MN 55121

Phone: (651)234-3300

Fax: (651)234-3398

E-mail: leigh.ginter@norcraftcompanies.com

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion describes the material elements of the compensation awarded to, earned by, or paid to our directors and officers who are considered “named executive officers” during our last three completed fiscal years. Named executive officers consist of the individual who served as our chief executive officer in 2007, 2008 and 2009, Mark Buller, the individual who served as our chief financial officer in 2007, 2008 and 2009, Leigh Ginter, and the most-highly compensated individuals serving as executive officers at the end of 2007, 2008 and 2009: (i) Kurt Wanninger, the president of our Mid Continent division, (ii) John Swedeen, the president of our StarMark division and (iii) Simon Solomon, the president of our UltraCraft division (except for the period August 31, 2006 to February 13, 2008, during which time Mr. Solomon was not employed by the Company).

Compensation Philosophy

Our compensation programs are intended to attract and retain vital employees, motivating and rewarding them for outstanding performance. Some programs are geared towards the short-term, while others are intended to foster long-term performance with the goal of increasing member value over the long term. Executive compensation programs can influence all employees by establishing general compensation levels and creating an atmosphere of goals, rewards and expectations. Because we believe that every employee’s performance is important to our success, we are careful of the effect of executive compensation and incentive programs on all of our employees.

Our Compensation Committee and Compensation Process

The board of managers of Norcraft GP has a separately designated compensation committee composed of three non-employee, independent directors. The committee is responsible for establishing and administering the policies that govern both annual compensation and equity ownership. They review and approve salaries, bonus and incentive compensation, equity compensation and all other forms of compensation for our named executive officers. The compensation committee is also responsible for reviewing and administering our incentive compensation plans, equity incentive programs and other benefit plans. Currently, the members of our compensation committee are Christopher Reilly, David Kim and Michael Maselli.

Components of our executive compensation include salary, bonus, equity incentive awards, health insurance, disability and life insurance. Executive base salaries are set by the compensation committee. Our compensation committee also approves and adopts the management incentive plan for the new fiscal year and grants Class D unit awards to all of our executive officers and certain other eligible employees.

The Class D unit awards represent grants of “profits interests” in Holdings pursuant to its incentive plan. These units receive tax distributions based on our net income allocated to them. The Class D unit awards are subject to time and performance-based vesting set forth in our incentive plan and the individual award certificate (the terms of which are set at the time of grant). Vested Class D units are convertible at the option of the holder into Class A units of Holdings at a price equal to the fair market value of a Class A unit on the date such Class D unit was granted.

We maintain health and dental insurance plans for the benefit of eligible employees, including the named executive officers. Each of these benefit plans requires the employee to pay a portion of the premium, with our company paying the remainder. We also maintain a 401(k) retirement plan that is available to all eligible employees. Life, accidental death and dismemberment and short and long term disability insurance coverage is also offered to all eligible employees and premiums are paid in full by us. We also provide company paid travel and living expense benefits, company paid automobiles and severance to eligible employees. Other voluntary benefits, such as supplemental life and accidental death insurance are also made available and paid for by the employee. The foregoing benefits are available to named executive officers on the same basis as all other eligible employees, subject to relevant regulatory requirements.

Our compensation committee performs an annual review of each executive’s complete compensation history over each of the past five years and compares it to the compensation of executives in an appropriate market comparison group. Mark Buller, the chief executive officer, makes compensation recommendations to the compensation committee for the executive officers who report to him. These executive officers are not present at the time of these discussions. Herb Buller, the chairman of our board of managers, then makes a compensation recommendation to the compensation committee for Mark Buller, our chief executive officer. As noted above, Herb Buller is Mark Buller’s father. The compensation committee ultimately determines Mark Buller’s compensation and he is not present at the time of these discussions.

We select each component of compensation to attract and retain vital executive talent, reward annual performance and provide incentive for long-term focus on strategic goals. The amount of each component of compensation is determined by or under the control of our compensation committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

•	performance against corporate and individual goals for the previous year;

•	difficulty of achieving desired goals in the coming year;

•	value of their unique skills to support long-term performance of the Company;

•	performance of their general management responsibilities; and

•	contribution as a member of the executive management team.

These components of our overall compensation program help to achieve the potential of our operations, growing sales and profitability, providing proper compliance and regulatory guidance and helping to create a productive team.

Our allocation between current and long-term compensation attempts to ensure adequate base compensation to attract and retain vital personnel, while providing incentives to maximize long-term value for our members. We pay cash base salaries to meet the competition and reward performance on an annual basis in the form of bonus compensation. We provide non-cash compensation to reward superior long-term performance and to improve retention.

Holdings made no cash distributions, other than tax distributions, to the holders of its Class A and Class B units in Holdings during the years ended December 31, 2009 and 2008. Holdings made total cash distributions of $6.9 million during the year ended December 31, 2007. This equated to approximately $0.05 per A and B unit in fiscal 2007. In addition, the exercise price of the Class D units in Holdings, subject to the management incentive plan, was modified during June of 2007 (as described in “Exhibits and Financial Statement Schedules,” Note 8, “Members’ Equity”), and the right to purchase Class A units in Holdings by Buller Norcraft Holdings, L.L.C. was also modified (as described in “Executive Compensation”). There was no significant impact to our financial statements resulting from the modification in exercise price of the Class D units.

Compensation Committee Interlocks and Insider Participation

During the fiscal years ended December 31, 2007, 2008 and 2009, none of the members of our compensation committee was ever an employee or officer of our company. Furthermore, none of our executive officers have ever served as a director or a member of the compensation committee of another entity, one of whose executive officers served in a similar capacity at our company.

Compensation Committee Report

As described above, the current members of the compensation committee are Christopher Reilly, David Kim and Michael Maselli. Our compensation committee has reviewed and discussed the compensation process described above. Based on its review and discussion of this process, the compensation committee recommended to the board of managers of Norcraft GP that this process be included within this prospectus.

Specific Compensation of Named Executive Officers

This compensation discussion describes the material elements of the compensation awarded to, earned by, or paid to our directors and officers who are considered “named executive officers” during our last three completed fiscal years. Named executive officers consist of the individual who served as our chief executive officer in 2007, 2008 and 2009, Mark Buller, the individual who served as our chief financial officer in 2007, 2008 and 2009, Leigh Ginter, and the most-highly compensated individuals serving as executive officers at the end of 2007, 2008 and 2009: (i) Kurt Wanninger, the president of our Mid Continent division, (ii) John Swedeen, the president of our StarMark division and (iii) Simon Solomon, the president of our UltraCraft division (except for the period August 31, 2006 to February 13, 2008, during which time Mr. Solomon was not employed by the Company).

Summary Compensation Table

The following table sets forth the compensation earned by our named executive officers in 2007, 2008 and 2009.

Name and Title	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation Earnings ($)	All Other Compensation ($) (2)		Total ($)

Mark Buller Chief Executive Officer	2007	425,181	—	—	—	796,227		1,221,408
	2008	428,025	—	—	—	720		428,745
	2009	460,000	92,000	—	—	720	(3)	552,720

Leigh Ginter Chief Financial Officer	2007	196,154	—	—	—	33,618		229,772
	2008	216,923	—	—	—	9,312		226,235
	2009	220,000	50,000	—	—	2,327	(4)	272,327

John Swedeen President, StarMark	2007	250,077	173,017	—	—	41,479		464,573
	2008	296,846	—	—	—	17,373		314,219
	2009	305,000	53,863	—	—	3,066	(5)	361,929

Kurt Wanninger President, Mid Continent	2007	358,077	110,000	—	—	15,063		483,140
	2008	365,000	—	—	—	87,049		452,049
	2009	365,000	66,941	—	—	4,762	(6)	436,703

Simon Solomon President, UltraCraft	2007	—	—	—	—	2,116,701		2,116,701
	2008	174,939	—	—	—	38,498		213,437
	2009	200,000	—	—	—	578	(7)	200,578

(1)	Represents Class D Units of Holdings granted, but not yet fully vested, to our executive officers. All Class D units are “profits interest” issued pursuant to Holdings’ incentive plan and remain subject to time and performance-based vesting. Amounts shown represent the estimated fair value of the Class D units calculated pursuant to ASC Topic 718. For a full discussion of these calculations, see Part IV, Item 15, “Exhibits and Financial Statement Schedules,” Note 8, “Members’ Equity.”
(2)	Amounts shown include (a) company paid life insurance premiums; (b) the matching contributions made to the 401(k) savings plan on behalf of the named executive officer; (c) travel and living expense benefits; (d) automobile; (e) cash payout of equity due to termination of employment; (f) interest and principal paid on note payable due to termination of employment; (g) severance payments; and (h) the member distribution as described above.
(3)	Includes $720 of life insurance premiums.
(4)	Includes $1,692 of matching contribution of 401(k) savings plan and $635 of life insurance premiums.
(5)	Includes $2,346 of matching contribution of 401(k) savings plan and $720 of life insurance premiums.
(6)	Includes $1,234 of relocation benefits, $2,808 of matching contribution of 401(k) savings plan and $720 of life insurance premiums.
(7)	Includes $578 of life insurance premiums.

Management Equity Incentive Plan

Holdings adopted an Amended and Restated Management Incentive Plan in 2003, which we refer to as the incentive plan. The incentive plan provides for the grants of incentive Class D units to selected employees and other persons providing services for us. The purposes of the incentive plan are to attract and retain the best available personnel, provide additional incentives to our employees and promote the success of our business.

The compensation committee of the board of managers of Norcraft GP administers the incentive plan. The administrator has the sole discretion to grant options to employees and to determine the awards and incentive units granted under the plan. Incentive units may not be transferred other than in accordance with the agreement of limited partnership of Holdings. There are 7.3 million Class D units authorized under the plan.

Class D units issued under the incentive plan represent limited partnership interests in Holdings. The Class D units constitute “profits interests,” and therefore, are permitted to receive distributions only after specified amounts have been paid to the holders of Class A units, Class B units and Class C units of Holdings. Distributions that would otherwise have been made on Class D units will be reduced to the extent of the applicable distribution threshold. Accordingly, the amount of such distribution with respect to such a Class D unit shall be reduced up to the amount of such distribution until the aggregate amount of all such reductions equals the amount of distributions to which the holders of Class D units would be entitled to receive if, immediately prior to the issuance of such unit, the assets of Holdings were sold at their fair market value, the liabilities of Holdings were paid in full and the remaining proceeds were distributed in accordance with Holdings’ limited partnership agreement. Pursuant to the terms of Holdings’ limited partnership agreement, holders of Class D units generally participate only in liquidating distributions by Holdings, and then, only to the extent vested. The holders of Class D units are also entitled to receive distributions of their allocated percentages of Holdings’ taxable net income to make tax payments.

Previously, under the terms of the Plan, the Class D units generally began to vest on December 31 of the first full year following the date of grant, with 50% of the units typically vesting over a five year period (time based vesting) and 50% vesting over a five year period subject to the Company meeting certain performance based criteria in each of those years (probability based vesting). During the first quarter of 2010, the vesting terms for the outstanding class D units were modified. The outstanding units, along with the newly issued units, will now vest with time-based vesting over a three year period. In addition, certain units’ exercise prices were reduced to the fair market value of a Class A unit of Holdings. In connection with a change of control of our Company, any time-based awards will be immediately vested and any performance-based awards will be subject to immediate vesting in the event that the return received by certain of our investors as a result of such change of control transaction exceeds a specified amount. The compensation committee has discretion to change these vesting terms at the time it approves a grant of any individual award and otherwise in accordance with the terms of the plan. It further has discretion to accelerate the vesting of any award at any time. Unless otherwise determined by the compensation committee, all vesting of Class D units is contingent upon a participant’s continued employment by us and in the event of a termination of employment any unvested Class D units are immediately forfeited.

Class D units issued under the incentive plan, to the extent vested, may be converted to Class A units of Holdings at any time by the holder thereof by paying a conversion price which is generally equal to the value of a Class A unit award on the date such Class D unit award was granted. In the alternative, the Class D unit awards may be converted to Class A units through a “cashless exercise” feature set forth in the incentive plan. Upon termination of a participant’s employment other than by us for cause, the incentive plan provides that any vested Class D units must be converted to Class A units of Holdings by the participant within 30 days or such units will terminate and be forfeited. Upon termination of a participant’s employment by us for cause, the incentive plan provides that any vested Class D units will be immediately forfeited.

The incentive plan will terminate in December 2015. The board of managers of Norcraft GP may terminate the incentive plan at any time at its sole discretion. The board of managers of Norcraft GP may amend the incentive plan subject to limited restrictions.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the Class D units that have vested and that remain subject to vesting in the future for each of our named executive officers outstanding as of the end of 2009.

	Equity Awards (1)
	Number of Securities Underlying Unexercised Units Exercisable (#)	Number of Securities Underlying Unexercised Units Unexercisable (#)	Unit Exercise Price ($)
Mark Buller Chief Executive Officer
	2,613,292	—	0.12

Leigh Ginter Chief Financial Officer
	311,527	—	0.49

John Swedeen President, StarMark
	232,085	—	0.12

Kurt Wanninger President, Mid Continent
	632,582	210,861	1.69

Simon Solomon President, UltraCraft
	38,956	116,869	1.18

(1)	Represents Class D units of Holdings granted, but not yet fully vested, to these executive officers. Under the terms of the Plan, as of the end of 2009, the Class D units generally begin to vest on the December 31 of the first full year following the date of grant with 50% of the units typically vesting over a 5 year period and 50% vesting over a 5 year period subject to the Company meeting certain performance based criteria in each of those years. During the first quarter of 2010, the board of managers of Norcraft GP accelerated the vesting schedule for the current Class D units these executive officers have been granted, providing that one-third of current Class D units will vest on December 31, 2010 and an additional one-third of such Units will vest on each of December 31, 2011 and December 31, 2012. Upon vesting, each Class D unit entitles the unit holder the option to purchase one Class A unit in Holdings. All Class D units will be issued with an exercise price equal to the then fair value of Holdings’ Class A units and a distribution threshold that allows such Class D units to qualify as “profits interests” under applicable law.

Employment Agreements and Arrangements upon Termination or Change of Control

Arrangements with Mark Buller

Mr. Buller entered into an employment agreement with us on October 21, 2003, the initial term of which expired October 20, 2006. This term automatically extends for consecutive one-year periods unless he or Holdings declines to extend the term. Mr. Buller is entitled to receive $460,000 as his base salary for 2010, with a targeted bonus of 50% of base salary, which bonus will be tied to certain financial performance objectives set by the board of managers of Norcraft GP. Pursuant to his employment agreement, Mr. Buller has, among other things, agreed that (i) he will not disclose any of our trade secrets or confidential information, during and after the term of his employment, (ii) he will assign and disclose to us all intellectual property and proprietary rights developed or reduced to practice that relate to our business, during and for 3 months after the term of his employment and (iii) he will not compete against us and will not solicit nor hire any of our current employees, regardless of the reason for his termination, during and for two years after the term of his employment.

In the event we terminate Mr. Buller’s employment without cause (as defined in his agreement) or if he terminates his employment for good reason (as defined in his agreement), he will continue to receive his base salary for 18 months following the date of termination. He will also be entitled to receive a pro-rated portion of any bonus accrued for the year in which termination occurred (payable when the bonus would have otherwise been paid) and certain other health and welfare benefits in accordance with his agreement. If we had terminated Mr. Buller’s employment without cause or if he had terminated his employment for good reason as of December 31, 2009, Mr. Buller would have been entitled to receive an aggregate $690,000 pursuant to such provisions in his employment agreement (payment of which would be made over time and subject to the provisions of such agreement).

In the event we terminate Mr. Buller’s employment for cause or if he terminates his employment other than for good reason, we are not obligated to provide Mr. Buller any severance other than his accrued and unpaid base salary and certain other health and welfare benefits in accordance with his agreement.

In the event of Mr. Buller’s death or disability, he is entitled to receive his accrued and unpaid base salary, a pro-rated portion of any bonus accrued for the year in which his employment ceased (payable when the bonus would have otherwise been paid) and certain other health and welfare benefits in accordance with his agreement.

Buller Norcraft Holdings, L.L.C., an entity affiliated with Mr. Buller, Herb Buller and certain other members of the Buller family, currently holds 15.5 million Class A units in Holdings and MEB Norcraft, L.L.C., another entity affiliated with Mr. Buller, currently holds approximately 3.4 million Class D units in Holdings. In connection with any termination of Mr. Buller’s employment, such Class D units will be immediately forfeited. However, in the event that such termination is not by us for cause, immediately prior to such forfeiture, the holder will be entitled to convert each of the vested Class D units held by it to Class A units at a conversion price equal to the fair market value of a Class A unit of Holdings at the time such Class D unit was originally granted. The conversion price for approximately .29 million of these Class D units is $0.12 and the conversion price for the remaining Class D units is $0.35.

In accordance with the Holdings limited partnership agreement, if Mr. Buller’s employment is terminated by us for cause, Holdings has the option to repurchase all units held by Buller Norcraft Holdings, L.L.C. and all units held by MEB Norcraft, L.L.C. at a purchase price equal to, in the case of units considered to be beneficially held by Mr. Buller, the lower of cost or the fair market value of such units, and in the case of all other such units, the fair market value of such units. If Mr. Buller’s employment is terminated by Mr. Buller other than for good reason, Holdings has the option to repurchase all units held by Buller Norcraft Holdings, L.L.C. at a purchase price equal to the fair market value of such units. If Mr. Buller’s employment is terminated for any reason other than by us for cause, Holdings has the option to repurchase all units held by MEB Norcraft, L.L.C. at a purchase price equal to the fair market value of such units.

In addition, in the event Mr. Buller’s employment is terminated due to his death or a disability, he or his estate may request that Holdings purchase his outstanding interests in Holdings for fair market value. Pursuant to its limited partnership agreement, Holdings agrees to undertake commercially reasonable effectors to purchase such interests, subject to its current financial condition permits, including without limitation the restrictions imposed by its then outstanding debt agreements.

Upon certain corporate events, including a change of control of our company, Buller Norcraft Holdings, L.L.C. is entitled to receive a change of control bonus of up to $4.0 million (pending the Company successfully achieving various financial goals and rates of return for certain investors) and has the right to purchase up to 1,478,554 additional Class A units for $2.00 per unit and an additional 1,478,554 Class A units for $2.50 per unit.

Finally, pursuant to the Holdings limited partnership agreement, Buller Norcraft Holdings, L.L.C. has a right of first offer to purchase our company upon a decision by Norcraft GP’s board of managers to engage in a sale transaction. See “Certain Relationships and Related Transactions and Director Independence—Arrangements with Buller Investors.”

Arrangements with Other Employed Named Executive Managers

Each of Mr. Ginter and Mr. Swedeen entered into an employment agreement with us on October 21, 2003, the initial term of which expired December 31, 2004. Pursuant to each employment agreement, the employment term is automatically extended for consecutive one-year periods unless either Mr. Ginter or Mr. Swedeen, or Holdings declines to extend the term. Mr. Wanninger entered into an employment agreement with Holdings, effective as of January 17, 2006, the initial term of which expired on December 31, 2007. Pursuant to Mr. Wanninger’s employment agreement, the employment term is automatically extended for consecutive one-year periods unless he or Holdings declines to extend the term. Mr. Solomon entered into an employment agreement with us on October 21, 2003, but his employment was terminated on August 31, 2006. He subsequently rejoined us and entered into another employment agreement with us on February 13, 2008. Pursuant to Mr. Solomon’s employment agreement, Mr. Solomon or Holdings may terminate Mr. Solomon’s employment at anytime and for any reason.

Pursuant to his employment agreement, Mr. Ginter is entitled to receive $220,000, Mr. Swedeen is entitled to receive $305,000, Mr. Wanninger is entitled to receive $365,000 and Mr. Solomon is entitled to receive $200,000, in each case, as such officer’s base salary for 2010, with eligibility to receive a bonus tied to certain financial performance objectives set by the board of managers of Norcraft GP. Pursuant to each employment agreement, each such named executive officer has, among other things, agreed that (i) he will not disclose any of our trade secrets or confidential information, during and after the term of his employment; (ii) he will assign and disclose to us all intellectual property and proprietary rights developed or reduced to practice that relate to our business, during and for 3 months after the term of his employment; (iii) he will not compete against us (x) until receipt of his last severance payment in the case of Mr. Ginter or Mr. Swedeen and (y) for one year following the end of employment in the case of Mr. Wanninger; and (iv) following the end of employment, he will not solicit or hire any of our current employees for (x) one year in the case of Mr. Ginter or Mr. Swedeen and (y) two years in the case of Mr. Wanninger and Mr. Solomon.

With respect to Mr. Ginter, Mr. Swedeen and Mr. Wanninger, in the event we terminate such officer’s employment without cause (as defined in his agreement) or if he terminates his employment for good reason (as defined in his agreement) he will continue to receive, in the case of Mr. Ginter and Mr. Swedeen, his base salary for at least three months following the date of termination, and in the case of Mr. Wanninger, his base salary for one year following the date of termination, plus, in each case, a pro-rated portion of any bonus accrued for the year in which termination occurred (payable when the bonus would have otherwise been paid) and certain other health and welfare benefits in accordance with his agreement. If we had terminated Mr. Ginter’s employment without cause or if he had terminated his employment for good reason as of December 31, 2009, Mr. Ginter would have been entitled to receive an aggregate $55,000 pursuant to such provisions in his employment agreement (payment of which would be made over time and subject to the provisions of such agreement). If we had terminated Mr. Swedeen’s employment without cause or if he had terminated his employment for good reason as of December 31, 2009, Mr. Swedeen would have been entitled to receive an aggregate $76,250 pursuant to such provisions in his employment agreement (payment of which would be made over time and subject to the provisions of such agreement). If we had terminated Mr. Wanninger’s employment without cause or if he had terminated his employment for good reason as of December 31, 2009, Mr. Wanninger would have been entitled to receive an aggregate $365,000 pursuant to such provisions in his employment agreement (payment of which would be made over time and subject to the provisions of such agreement). Regardless of the reason for termination of Mr. Solomon’s employment, he will not be entitled to receive any additional salary or bonus.

With respect to Mr. Ginter, Mr. Swedeen and Mr. Wanninger, in the event we terminate such officer’s employment for cause or if he terminates his employment other than for good reason, we are not obligated to provide such officer any severance other than his accrued and unpaid base salary and certain other health and welfare benefits in accordance with his agreement. Regardless of the reason for termination of Mr. Solomon’s employment, he will not be entitled to receive any severance.

Mr. Ginter currently holds 0.2 million Class A units, 0.4 million Class B units and 0.5 million Class D units in Holdings. In addition, upon certain events (including a change of control or termination of employment), Mr. Ginter is entitled to receive 0.4 million Class C units in Holdings. In connection with any termination of Mr. Ginter’s employment, such Class D units will be immediately forfeited. However, in the event that such termination is not by us for cause, immediately prior to such forfeiture, Mr. Ginter will be entitled to convert each of the vested Class D units held by him to Class A units at a conversion price equal to the fair market value of a Class A unit of Holdings at the time such Class D unit was originally granted. The conversion price for 0.3 million of the Class D units held by Mr. Ginter is $0.12 and the conversion price for the remaining Class D units held by him is $0.35. In accordance with the Holdings limited partnership agreement, if Mr. Ginter’s employment is terminated by us for cause, Holdings has the option to repurchase all units held by him at a purchase price equal to the lower of cost or the fair market value of such units. If Mr. Ginter’s employment is terminated for any reason other than by us for cause, Holdings has the option to repurchase all units held by him at a purchase price equal to the fair market value of such units.

Mr. Swedeen currently holds 0.5 million Class A units, 0.2 million Class B units and 0. 3 million Class D units in Holdings. In addition, upon certain events (including a change of control or termination of employment), Mr. Swedeen is entitled to receive 0.2 million Class C units in Holdings. In connection with any termination of Mr. Swedeen’s employment, such Class D units will be immediately forfeited. However, in the event that such termination is not by us for cause, immediately prior to such forfeiture, Mr. Swedeen will be entitled to convert each of the vested Class D units held by him to Class A units at a conversion price equal to the fair market value of a Class A unit of Holdings at the time such Class D unit was originally granted. The conversion price for 0.2 million of the Class D units held by Mr. Swedeen is $0.12 and $0.35 for the remaining Class D units. In accordance with the Holdings limited partnership agreement, if Mr. Swedeen’s employment is terminated by us for cause, Holdings has the option to repurchase all units held by him at a purchase price equal to the lower of cost or the fair market value of such units. If Mr. Swedeen’s employment is terminated for any reason other than by us for cause, Holdings has the option to repurchase all units held by him at a purchase price equal to the fair market value of such units.

Mr. Wanninger currently holds 0.2 million Class A units and 1.1 million Class D units in Holdings. In connection with any termination of Mr. Wanninger’s employment, such Class D units will be immediately forfeited. However, in the event that such termination is not by us for cause, immediately prior to such forfeiture, Mr. Wanninger will be entitled to convert each of the vested Class D units held by him to Class A units at a conversion price equal to the fair market value of a Class A unit of Holdings at the time such Class D unit was originally granted. The conversion price for the Class D units held by Mr. Wanninger is $0.35. In accordance with the Holdings limited partnership agreement, if Mr. Wanninger’s employment is terminated by us for cause, Holdings has the option to repurchase all units held by him at a purchase price equal to the lower of cost or the fair market value of such units. If Mr. Wanninger’s employment is terminated for any reason other than by us for cause, Holdings has the option to repurchase all units held by him at a purchase price equal to the fair market value of such units.

Mr. Solomon currently holds 1.3 million Class A units and .2 million Class D units in Holdings. The Class A units were converted from an unsecured note with an unpaid principal balance and accrued interest of $1,532,279 on December 31, 2008. In connection with any termination of Mr. Solomon’s employment, such Class D units will be immediately forfeited. However, in the event that such termination is not by us for cause, immediately prior to such forfeiture, Mr. Solomon will be entitled to convert each of the vested Class D units held by him to Class A units at a conversion price equal to the fair market value of a Class A unit of Holdings at the time such Class D unit was originally granted. The conversion price for the Class D units held by Mr. Solomon is $1.18. In accordance with the Holdings limited partnership agreement, if Mr. Solomon’s employment is terminated by us for cause, Holdings has the option to repurchase all units held by him at a purchase price equal to the lower of cost or the fair market value of such units. If Mr. Solomon’s employment is terminated for any reason other than by us for cause, Holdings has the option to repurchase all units held by him at a purchase price equal to the fair market value of such units.

Manager Compensation

The members of our general partner’s board of managers are not separately compensated for their services as a manager, other than reimbursement of out-of-pocket expenses incurred in connection with rendering such services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

All of Norcraft’s outstanding limited partnership units are held by Norcraft Intermediate Holdings, L.P., which is in turn held entirely by Holdings. Norcraft GP is the general partner of both Norcraft and Holdings. Norcraft GP does not hold any equity interest in Norcraft or Holdings, but, as a general partner of each entity, it controls both entities. The members of our general partner are SKM Norcraft Corp., Trimaran Cabinet Corp. and HMB Norcraft Corp.

The following table provides certain information as of March 31, 2010 with respect to the beneficial ownership of the limited partnership interests of Holdings by (i) each holder known by us who beneficially owns 5% or more of the outstanding limited partnership units of Holdings, (ii) each of the members of the board of managers of the general partner of Holdings, (iii) each of our named executive officers and (iv) all of the members of the board of managers of Norcraft GP and our executive officers as a group. Unless otherwise indicated in a footnote, the business address of each equity holder is our corporate address.

Name of Partner	Class A Units (1)		Percentage Ownership Interest Class A	Class B Units (2)		Percentage Ownership Interest Class B	Class D Units (3)		Percentage Ownership Interest Class D

Norcraft GP, L.L.C.	—	(4)	—	—	(4)	—	—	(4)	—

SKM Norcraft Corp. (5)	75,950,957		56.6%	—		—	—		—

Trimaran Cabinet Corp. (6)	37,975,478		28.3%	—		—	—		—

Buller Norcraft Holdings, L.L.C. (7)	15,500,000		11.6%	—		—	—		—

Mark Buller	—	(8)	—	—		—	2,613,292	(9)	45.4%

Leigh Ginter	171,633		*	350,000		28.0%	311,527		5.6%

John Swedeen	472,000		*	200,000		16.0%	232,085		4.0%

Kurt Wanninger	157,306		*	—		—	843,443		16.5%

Simon Solomon	1,298,541		1.0%	—		—	155,825		3.0%

Christopher Reilly	—	(10)	—	—		—	—		—

David Kim	—	(11)	—	—		—	—		—

Sean Britain	—		—	—		—	—		—

Jay Bloom	—	(12)	—	—		—	—		—

Michael Maselli	—		—	—		—	—		—

Herb Buller	—	(13)	—	—		—	—		—

All managers and executive officers as a group, including the 11 persons listed here.	2,099,480	(14)	1.6%	550,000		44.0%	4,156,172		71.3%

*	Represents less than 1%.
(1)	Class A units are fully paid non-voting units of Holdings. These units, together with the other limited partnership units described below, are entitled to receive all assets available for distribution upon liquidation. The holders of Class A units are entitled to receive distributions of their allocated percentages of our taxable net income to make tax payments.
(2)	The holder of a Class B unit is also entitled to receive, contingent upon certain corporate events, a number of Class C units equal to the number of Class B units held by the holder. The combination of the outstanding Class B units and the contingent right provided by the Class C units provides rights and privileges consistent with that of a Class A unit holder.
(3)	Class D units are “profits interests” issued pursuant to Holdings’ incentive plan. Distributions that would otherwise have been made on Class D units will be reduced to the extent of the applicable distribution threshold. These units receive tax distributions based on our net income allocated to them. Vested Class D units are convertible into Class A units at a price equal to the fair market value of a Class A unit at the time of the grant of the Class D unit. All Class D units remain subject to time and performance-based vesting.
(4)	Norcraft GP does not hold any equity interest in Norcraft or Holdings, but as general partner of each entity, controls both Norcraft and Holdings. Norcraft GP is controlled by its board of managers which is comprised of Christopher Reilly, David Kim, Sean Britain, Michael Maselli, Jay Bloom, Mark Buller and Herb Buller.

(5)	SKM Equity Fund III, L.P. is the controlling shareholder of SKM Norcraft Corp. SKM Equity Fund III, L.P. is controlled by its general partner, SKM Partners, L.L.C., which is in turn controlled by its board of managers. SKM Partners, L.L.C.’s board of managers is comprised of Allan Karp and John Megrue.
(6)	The shareholders of Trimaran Cabinet Corp. are Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Partners and CIBC MB Inc. Each of these shareholders has given a proxy of its voting rights in Trimaran Cabinet Corp. to Trimaran Fund Management, L.L.C. Trimaran Fund Management, L.L.C. is controlled by its managing members who are Jay R. Bloom, Andrew R. Heyer and Dean C. Kehler.
(7)	Buller Norcraft Holdings, L.L.C. is controlled by Mr. Mark Buller and Mr. Herbert Buller, both of whom are members.
(8)	Does not include 15,500,000 limited partnership units owned by Buller Norcraft Holdings, L.L.C. Mr. Buller, as a member and manager of Buller Norcraft Holdings, L.L.C., may be deemed to beneficially own the shares beneficially owned by Buller Norcraft Holdings, L.L.C. Mr. Buller disclaims ownership of such shares except to the extent of his pecuniary interest therein.
(9)	Mr. Mark Buller holds all of his Class D units through MEB Norcraft, L.L.C., of which he is the sole member.
(10)	Does not include 75,950,957 limited partnership units owned by SKM Norcraft Corp. Mr. Reilly as a partner of the general partner of the majority shareholder of SKM Norcraft Corp. may be deemed to beneficially own the shares beneficially owned by SKM Norcraft Corp. Mr. Reilly disclaims ownership of such shares except to the extent of his pecuniary interest therein.
(11)	Does not include 75,950,957 limited partnership units owned by SKM Norcraft Corp. Mr. Kim as a partner of the general partner of the majority shareholder of SKM Norcraft Corp. may be deemed to beneficially own the shares beneficially owned by SKM Norcraft Corp. Mr. Kim disclaims ownership of such shares except to the extent of his pecuniary interest therein.
(12)	Does not include 37,975,478 limited partnership units owned by Trimaran Cabinet Corp. Mr. Bloom as a partner of the general partner of the majority shareholder of Trimaran Cabinet Corp. may be deemed to beneficially own the shares beneficially owned by Trimaran Cabinet Corp. Mr. Bloom disclaims ownership of such shares except to the extent of his pecuniary interest therein.
(13)	Does not include 15,500,000 limited partnership units owned by Buller Norcraft Holdings, L.L.C. Mr. H. Buller, as a member of Buller Norcraft Holdings, L.L.C. may be deemed to beneficially own the shares beneficially owned by Buller Norcraft Holdings, L.L.C. Mr. H. Buller disclaims ownership of such shares except to the extent of his pecuniary interest therein.
(14)	Does not include 15,500,000 limited partnership units owned by Buller Norcraft Holdings, L.L.C. Mr. Mark Buller as a member and manager of Buller Norcraft Holdings, L.L.C. and Mr. Herbert Buller as a member of Buller Norcraft Holdings, L.L.C. may be deemed to beneficially own the shares beneficially owned by Buller Norcraft Holdings, L.L.C. Both Mr. Mark Buller and Mr. Herbert Buller disclaim ownership of such shares except, in each case, to the extent of his pecuniary interest therein. Also does not include 75,950,957 limited partnership units owned by SKM Norcraft Corp. Mr. Reilly and Mr. Kim, as partners of the general partner of the majority shareholder of SKM Norcraft Corp. may be deemed to beneficially own the shares beneficially owned by SKM Norcraft Corp. Mr. Reilly and Mr. Kim each disclaim ownership of such shares. Also does not include 37,975,478 limited partnership units owned by Trimaran Cabinet Corp. Mr. Bloom, as partner of the general partner of the majority shareholder of Trimaran Cabinet Corp. may be deemed to beneficially own the shares beneficially owned by Trimaran Cabinet Corp. Mr. Bloom disclaims ownership of such shares except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ARRANGEMENTS WITH OUR INVESTORS

The holders of limited partnership units of Holdings entered into a limited partnership agreement simultaneous with the closing of the Acquisition. The limited partnership agreement contains agreements among the holders of Holdings’ limited partnership units with respect to the transfer of such units, including rights of first offer, tag-along rights, drag-along rights, preemptive rights and registration rights. Units held by our managers and the investors associated with Mark Buller are subject to a right of repurchase by Holdings.

The Apax Partners and Trimaran holders and the Buller holders entered into a limited liability company agreement of Norcraft GP. Pursuant to this limited liability company agreement, each of the representatives of the Apax Partners holders who sit on Norcraft GP’s board of managers, currently Mr. Reilly and Mr. Kim, is entitled to cast 2.5 votes with respect to each matter which is submitted to a vote before Norcraft GP’s board of managers. The Trimaran holders designated two managers, and the Buller holders designated two managers, each of which have one vote. As a result, the managers appointed by the Apax Partners holders together hold a majority of the votes to be cast on each matter submitted to a vote before Norcraft GP’s board of managers. In addition, pursuant to the limited liability company agreement, the Apax Partners and Trimaran holders and the Buller holders have the right to approve certain transactions.

Upon completion of the Acquisition, we entered into a management and monitoring agreement with an affiliate of SKM Equity Fund III, L.P. and an affiliate of Trimaran Fund II, L.L.C. pursuant to which such entities provide management and monitoring services to us. These entities receive an aggregate annual management fee of $1.0 million and annual reimbursement for out-of-pocket expenses incurred in connection with the provision of such services. In 2009, management fees charged to expense were $1.0 million.

ARRANGEMENTS WITH THE BULLER INVESTORS

In connection with their investment, the Buller holders are entitled to a right of first offer to purchase our company upon a decision by Norcraft GP’s board of managers to engage in a sale transaction. Any offer made by the Buller investors pursuant to any exercise of this right is required to be an offer which allows us the time to solicit additional competing offers that we may accept in the event they are at a higher valuation or on such other material terms and conditions more favorable to us than those set forth in the offer made by the Buller holders.

In consideration of their contribution of the Winnipeg facility, the Buller holders are entitled to receive additional cash payments of up to $4.0 million and the right to acquire up to approximately 2,957,068 Class A units of Holdings upon a change of control involving a sale by the Apax Partners and Trimaran holders exceeding specified financial hurdles, if our owners following such a change of control elect not to continue Mr. Buller’s employment with us.

The Buller holders receive salaries, bonuses, employee benefit, tax distributions and expense reimbursements from the Company.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Any material potential or actual conflict of interest or transaction between the Company and any “related person” of the Company must be reviewed and approved or ratified by the audit committee or, alternatively, the board of managers of Norcraft GP. SEC rules define a “related person” of the Company as any Company director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.

DIRECTOR INDEPENDENCE

The Company’s securities are not listed on a national securities exchange or interdealer quotation system that has requirements as to board composition. As the securities are not listed, the board of managers has made no determination as to whether or not any of its managers are independent directors as defined in the regulations of NASDAQ or the NYSE.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The below summaries of certain of our other indebtedness are not complete descriptions of all the terms of such outstanding or potential indebtedness. For a complete description, please see the reports filed with the SEC from time to time listed under “Where You Can Find More Information.”

ASSET-BASED REVOLVING CREDIT FACILITY

In December 2009, in connection with issuance of the senior secured second lien notes, Norcraft entered into a new senior secured first-lien asset-based revolving credit facility, or the ABL facility pursuant to a Credit Agreement dated as of December 9, 2009, or the ABL credit agreement, by and among Norcraft, as borrower, Norcraft Intermediate Holdings, L.P. and other guarantors party thereto, as guarantors, the lenders party thereto and UBS Securities LLC, as arranger, bookmanager, documentation agent and syndication agent, and UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, and UBS Loan Finance LLC, as swingline lender. The ABL facility provides for aggregate commitments of up to $25.0 million subject to a current borrowing base of approximately $14.3 million, including a letter of credit sub-facility and has a maturity date of December 9, 2013.

The ABL credit agreement contains restrictive covenants that limit the ability of Norcraft Intermediate Holdings, L.P. and its subsidiaries from (1) selling assets, (2) altering the business that Norcraft currently conducts, (3) engaging in mergers, acquisitions and other business combinations, (4) declaring dividends or redeeming or repurchasing our equity interests, (5) incurring additional debt or guarantees, (6) making loans and investments, (7) incurring liens, (8) entering into transactions with affiliates, (9) engaging in sale and leaseback transactions and (10) prepaying the senior secured second lien notes, the senior discount notes and any subordinated debt.

Indebtedness incurred pursuant to the ABL credit agreement will be guaranteed by Norcraft Intermediate Holdings, L.P., Norcraft Finance Corp., Norcraft Canada Corporation and all of Norcraft’s current and future subsidiaries, subject to exceptions for foreign subsidiaries to the extent of adverse tax consequences, and is secured by a first priority security interest in substantially all of Norcraft’s and the guarantor’s existing and future property and assets, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, other personal property, owned real property, cash and proceeds of the foregoing.

As of March 31, 2010, there were no borrowings outstanding under the ABL facility; however, there were approximately $5.4 million of letters of credit outstanding under the ABL facility at March 31, 2010, and therefore, our total availability under the ABL facility as of March 31, 2010, was approximately $13.0 million.

We and our subsidiaries have no unused letters of credit.

HOLDINGS’ 9 3 /4% SENIOR DISCOUNT NOTES DUE 2012

On August 17, 2004, Holdings and Norcraft Capital Corp., a 100% owned finance subsidiary of Holdings, issued, on a joint and several basis, $118.0 million aggregate principal amount at maturity ($80.3 million gross proceeds) of 9 3/4% senior discount notes due 2012. The net proceeds of this offering were used to make a distribution to Holdings’ limited partners. Norcraft Capital Corp. was formed on August 12, 2004 and has no operations. Interest accrued on the senior discount notes in the form of an increase in the accreted value of the note prior to September 1, 2008. Since that time, cash interest on the senior discount notes accrues and is payable semiannually in arrears on March 1 and September 1 of each year at a rate of 9 3/4% per annum. The first cash interest payment was made on March 1, 2009. In December 2009, $64.3 million of the senior discount notes were repurchased resulting in a loss from debt extinguishment of $1.6 million. As of March 31, 2010, there was approximately $53.7 million principal amount of senior discount notes outstanding.

Holdings may redeem the senior discount notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a premium, declining ratably to par, plus accrued and unpaid interest.

If Holdings experiences a change in control, it may be required to offer to purchase the senior discount notes at a purchase price equal to 101% of the accreted value plus accrued and unpaid interest.

Additionally, the terms of the indenture governing the senior discount notes limit Holdings’ ability to, among other things, incur additional indebtedness, dispose of assets, make acquisitions, make other investments, pay dividends and make various other payments. The terms also include cross-default provisions. As of December 31, 2009, Holdings was in compliance with these provisions.

Holdings currently relies on distributions from Norcraft in order to pay cash interest on the senior discount notes. The indenture governing our senior secured second lien notes significantly restricts Norcraft and its subsidiaries from paying dividends and otherwise transferring assets to Holdings. Under the terms of the indenture governing our senior secured second lien notes, Norcraft may make distributions of up to $25.0 million in the aggregate to Holdings or Norcraft Intermediate Holdings, L.P. to pay interest and principal on our debt issued by them. In 2009, Norcraft distributed approximately $15.7 million to Holdings to enable it to make cash interest payments on the senior discount notes. In addition, in December 2009, a portion of the net proceeds from our senior secured second lien notes offering were distributed to Holdings to allow Holdings to repurchase a portion of its senior discount notes. Norcraft expects to make regular distributions to Holdings, subject to certain limitations, to permit Holdings to pay interest on its debt as well as to make further distributions to its equity holders to pay taxes on our net income allocated to them. There were no tax distributions for the year ended December 31, 2009. Tax distributions for the years ended December 31, 2008 and 2007 were $2.3 million and $11.8 million, respectively.

We currently anticipate that the distributions permitted under the indenture governing our senior secured second lien notes will be sufficient to allow Holdings to make cash interest payments on the senior discount notes through September 2012. If Norcraft is not permitted to make cash distributions to Holdings, Holdings will be required to raise additional proceeds through equity or debt financings in order to fund such obligations. Such financing may not be available on terms acceptable to us or at all.

DESCRIPTION OF THE EXCHANGE NOTES

As used below in this “Description of the Exchange Notes” section, the “Issuer” means Norcraft Companies, L.P., a Delaware limited partnership, and its successors, but not any of its subsidiaries. The Issuer and Norcraft Finance Corp., a Delaware corporation and a wholly owned subsidiary of the Issuer (the “Co-Issuer”), issued the original notes under an Indenture, dated as of the December 9, 2009 (the “Indenture”), among the Issuer, the Co-Issuer, the Guarantors and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and U.S. Bank National Association, as collateral agent (in such capacity, the “Collateral Agent”). The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You may obtain a copy of the Indenture from the Issuer at its address set forth elsewhere in this prospectus.

The terms of the exchange notes are identical in all material respects to the original notes except that, upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights. We refer to the exchange notes, together with the original as the “Notes”. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following summary of the material terms and provisions of the Notes, the Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, provisions of the Notes, the Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement. You can find definitions of certain terms used in this description under the heading “—Certain Definitions.”

PRINCIPAL, MATURITY AND INTEREST

The Notes will mature on December 15, 2015. The Notes will bear interest at the rate shown on the cover page of this prospectus, payable on June 15 and December 15 of each year, commencing on June 15, 2010, to Holders of record at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The Notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

An aggregate principal amount of Notes equal to $180.0 million is being issued in this offering. The Issuer and the Co-Issuer may issue additional Notes having identical terms and conditions to the Notes being issued in this offering, except for issue date, issue price and first interest payment date in an unlimited aggregate principal amount (the “Additional Notes”), subject to compliance with the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.” Any Additional Notes will be part of the same issue as the Notes being issued in this offering and will be treated as one class with the Notes being issued in this offering, including for purposes of voting, redemptions and offers to purchase. For purposes of this “Description of Notes,” except for the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness,” references to the Notes include Additional Notes, if any.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

If a Holder has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer and the Co-Issuer will make all payments on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes within the City and State of New York unless the Issuer and the Co-Issuer elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

NOTE GUARANTEES

The obligations of the Issuer and the Co-Issuer under the Notes, the Indenture and the Security Documents are guaranteed by Norcraft Canada Corporation and will be jointly and severally guaranteed (the “Note Guarantees”), on a senior secured basis, by each Restricted Subsidiary (other than the Co-Issuer) that guarantees any Indebtedness under any Credit Facility and each other Restricted Subsidiary that the Issuer shall otherwise cause to become a Guarantor pursuant to the terms of the Indenture. The Note Guarantees are secured by Norcraft Canada Corporation and will be secured by Second-Priority Liens on the portion (if any) of the Collateral owned by such Guarantor, subject to Permitted Liens and Liens on the Collateral securing the Credit Facility Obligations on a first-priority basis. The Second-Priority Liens securing the Notes are subject to the provisions of the Intercreditor Agreement.

As of the date of the Indenture, Norcraft Canada Corporation and the Co-Issuer are our only Subsidiaries and are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries,” the Issuer is permitted to designate some of our Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•

a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be released from its Note Guarantee, the Security Documents and the Intercreditor Agreement and any of its assets that constitute Collateral will be released from the Liens of the Security Documents; and

•

the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

The obligations of each Guarantor under its Note Guarantee is limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under any Credit Facility permitted under clause (1) of “—Certain Covenants—Limitations on Additional Indebtedness”) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

A Guarantor shall be released from its obligations under its Note Guarantee:

(1) in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Guarantor then held by the Issuer and the Restricted Subsidiaries;

(2) if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Guarantor, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

(3) if such Guarantor shall not guarantee or incur any Indebtedness under any Credit Facility (other than if such Guarantor no longer guarantees any Indebtedness under any Credit Facility as a result of payment under any guarantee of any such Indebtedness by such Guarantor); provided that a Guarantor shall not be permitted to be released from its Note Guarantee if it is an obligor with respect to Indebtedness that would not, under “—Certain Covenants—Limitations on Additional Indebtedness,” be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor.

RANKING

Senior Notes

The Notes are general senior secured obligations of the Issuer and the Co-Issuer that rank senior in right of payment to all of the Issuer’s and the Co-Issuer’s Indebtedness, respectively, that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all Indebtedness of the Issuer and the Co-Issuer that is not so subordinated. The Notes effectively rank senior to all unsecured Indebtedness of the Issuer and the Co-Issuer to the extent of the Collateral, after giving effect to any first-priority Lien on the Collateral, and effectively subordinated to any obligations of the Issuer and the Co-Issuer that are either (i) secured by a Lien on the Collateral that is senior or prior to the Second-Priority Liens securing the Notes, including the first-priority Liens securing the Credit Facility Obligations and any other first-priority Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the Notes, in each case, to the extent of the value of the assets securing such obligations. In the event of bankruptcy, liquidation, reorganization or other winding up of the Issuer, the Co-Issuer or the Guarantors or upon a default in payment with respect to, or the acceleration of any Indebtedness under, the Credit Facilities or other Indebtedness secured by a first-priority Lien on the Collateral, the assets of the Issuer, the Co-Issuer and the Guarantors that secure such Indebtedness and other Indebtedness secured by a first-priority Lien on the Collateral will be available to pay obligations on the Notes and the Note Guarantees only after all such Indebtedness has been repaid in full from such assets and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes and the Note Guarantees then outstanding.

Note Guarantees

The Guarantors, jointly and severally, unconditionally guarantee on a senior secured basis the due and punctual payment of principal of, premium, if any, and interest on, the Notes. Each Note Guarantee is secured by a Second-Priority Lien on the portion (if any) of the Collateral owned by such Guarantor, which Second-Priority Liens are subject to the provisions of the Intercreditor Agreement. Each Note Guarantee of a Guarantor is effectively senior to all of such Guarantor’s senior unsecured Indebtedness, to the extent of the value of the Collateral, after giving effect to any first-priority Lien on the Collateral. The obligations of each Guarantor under its Note Guarantee rank equally in right of payment to all Indebtedness of such Guarantor, except to the extent such Indebtedness is subordinated to the obligations arising under the Note Guarantee, in which case the obligations of the Guarantor under the Note Guarantee rank senior in right of payment to such Indebtedness. The Note Guarantee of a Guarantor is effectively subordinated to any obligations of such Guarantor that are either (i) secured by a Lien on the Collateral that is senior or prior to the Second-Priority Liens securing the Note Guarantee, including first-priority Liens securing the Credit Facility Obligations, and any other first-priority Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the Note Guarantee, in each case, to the extent of the value of the assets securing such obligations.

Under certain circumstances described under “—Certain Covenants—Additional Note Guarantees,” we are required to cause the execution and delivery of additional Note Guarantees by Restricted Subsidiaries.

OPTIONAL REDEMPTION

Except as set forth below, the Notes may not be redeemed prior to December 15, 2012. At any time or from time to time on or after December 15, 2012, the Issuer, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning December 15 of the years indicated:

Year	Optional Redemption Price
2012	105.250%
2013	102.625%
2014 and thereafter	100.000%

Prior to December 15, 2012, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Premium as of, plus accrued and unpaid interest thereon, if any, to the date of redemption.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note at December 15, 2012, plus (2) all scheduled interest payments due on such Note from the redemption date through December 15, 2012, computed using a discount rate equal to the Treasury Rate at such redemption date, plus 50 basis points over (B) the principal amount of such Note.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2012; provided, however, that if the period from such redemption date to December 15, 2012 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to December 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Redemption with proceeds from equity offerings

At any time prior to December 15, 2012, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 110.50% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

The Issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Selection and notice of redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method that complies with applicable legal and securities exchange requirements, if any, and in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the Notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

SECURITY

General

The Notes, the Note Guarantees and Other Pari Passu Secured Indebtedness are secured by the Second-Priority Liens granted by the Issuer, the Co-Issuer and the Guarantors on substantially all of the tangible and intangible assets of the Issuer, the Co-Issuer and the Guarantors (whether now owned or hereinafter arising or acquired) pursuant to one or more security agreements among the Issuer, the Co-Issuer, the Guarantors and the Collateral Agent (or another collateral agent) and other Security Documents and, with respect to Collateral consisting of Real Property and fixtures (whether now owned or hereinafter arising or acquired), pursuant to mortgages, deeds of trust or deeds to secure debt, in each case to the extent such assets secure obligations of the Issuer, the Co-Issuer and the Guarantors under the Credit Facilities, provided that the Collateral will not include any Excluded Property, as defined below (collectively, the “Collateral”) and such liens are subject to Permitted Liens.

The Collateral excludes (A) Excluded Assets, (B) shares of any first-tier Subsidiary of the Issuer that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code) in excess of 65% of all of the issued and outstanding Equity Interests in such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)), and (C) Capital Stock or other securities of any direct or indirect Subsidiary of the Issuer to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such Subsidiary’s Capital Stock or other securities secures the Notes or Note Guarantees, to file separate financial statements with the SEC (or any other governmental agency). Any property described in this paragraph is referred to collectively or individually as “Excluded Property.”

The Issuer has perfected on the Issue Date the security interests in the Collateral solely to the extent they could be perfected by the filing of UCC-1 financing statements, financing statements under personal property security legislation applicable to the personal property collateral or the delivery of capital stock or instruments. To the extent any such security interest cannot be perfected by filing or the delivery of capital stock, the Issuers are required to have all security interests and Liens that are contemplated by the Indenture and the Security Documents to be in place perfected as soon as practicable following the Issue Date, but in any event no later than 90 days after the Issue Date or such later date as the administrative agent under the Credit Agreement agrees the corresponding security interests and Liens in favor of the holders of Credit Facility Obligations are required to be in place. If the Issuer, the Co-Issuer or any Guarantor, were to become subject to a bankruptcy proceeding, any Liens recorded or perfected after the Issue Date would face a greater risk of being invalidated than if they had been recorded or perfected on the Issue Date.

From and after the Issue Date, if the Issuer, the Co-Issuer or any Guarantor creates any additional Lien upon any property to secure Credit Facility Obligations, it must concurrently grant at least a Second-Priority Lien upon such property (subject to Permitted Liens) as security for the Notes substantially concurrently with granting any such additional Lien.

The Liens in the Collateral securing the Notes and the Note Guarantees under the Security Documents rank junior in priority to any and all security interests and Liens in and on the Collateral at any time granted to secure the Credit Facility Obligations and certain Permitted Liens and will rank equally in priority with the security interest and Liens in and on the Collateral securing any Other Pari Passu Secured Indebtedness. In addition, the Notes are not secured by the Equity Interests in the Issuer or by any of the assets of any Subsidiary that is not a Guarantor. See “Risk Factors—Risks Associated with the Offering.”

Intercreditor agreement

On the Issue Date, the Collateral Agent and the representative of the holders of the Credit Facility Obligations entered into the Intercreditor Agreement. If any other Indebtedness is designated as Other Pari Passu Secured Indebtedness by the Issuer and the holders thereof, the holders or representatives of the holders of such other Other Pari Passu Secured Indebtedness will agree that such holders are bound by the provisions of the Intercreditor Agreement. The representative for the holders of a majority in principal amount of the Notes and such Other Pari Passu Secured Indebtedness (considered together) will act as collateral agent on their behalf under the Intercreditor Agreement (the “Second Lien Collateral Agent”). References herein to Collateral Agent shall be deemed to refer to the Second Lien Collateral Agent as the context permits.

Pursuant to the terms of the Intercreditor Agreement, prior to the discharge of the first-priority Liens securing the Credit Facility Obligations, the representative for the holders of the Credit Facility Obligations will determine the time and method by which its Lien in the Collateral will be enforced. The Credit Agreement will not permit any other Credit Facility Obligations under another credit facility, so the collateral agent under the Credit Agreement will act as representative of the Credit Facility Obligations until the Credit Agreement is refinanced or such limitation is amended or waived. The Collateral Agent will not be permitted to enforce the security interests and other rights related to the Collateral even if an Event of Default has occurred and the Notes have been accelerated, except (i) in any insolvency or liquidation proceeding, the Collateral Agent may file a proof of claim with respect to the Notes or any Note Guarantee and (ii) exercise such rights as described in the following paragraphs and certain other limited rights. After the discharge of the Liens securing the Credit Facility Obligations, the Collateral Agent, acting at the instruction of the holders of a majority in principal amount of the Notes and any Other Pari Passu Secured Indebtedness, voting as one class, in accordance with the provisions of the Indenture and the Security Documents, will determine the time and method by which its Lien in the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and Collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the Holders of the Notes and any holders of Other Pari Passu Secured Indebtedness.

The Collateral Agent may exercise rights and remedies with respect to the security interests after the passage of a period of 180 days from the first date on which the Collateral Agent has notified the representative of the holders of the Credit Facility Obligations that (i) an Event of Default consisting of nonpayment of any principal or interest then due under the Notes (or a payment event of default with respect to Other Pari Passu Secured Indebtedness, if any such Indebtedness is outstanding) has been declared, or (ii) an Event of Default (or a similar event of default with respect to Other Pari Passu Secured Indebtedness, if any such Indebtedness is outstanding) other than an Event of Default or event of default consisting of nonpayment of any principal or interest then due under the Notes or Other Pari Passu Secured Indebtedness has been declared and the repayment of all the principal amount under the Notes (and Other Pari Passu Secured Indebtedness, if any such Indebtedness is outstanding) has been demanded. However, the Collateral Agent is only permitted to exercise remedies to the extent that the representative of the holders of the, or any other secured party under the, Credit Facility Obligations is not diligently pursuing the exercise of its rights and remedies with respect to a material portion of the Collateral.

The rights of the Holders of the Notes with respect to the Collateral securing the Notes and the Note Guarantees is materially limited pursuant to the terms of the Intercreditor Agreement. Under the terms of the Intercreditor Agreement, the Second-Priority Liens securing the Notes and the Other Pari Passu Secured Indebtedness rank junior to the Liens securing the Credit Facility Obligations. Any proceeds received upon a realization of the Collateral securing the Notes, any Other Pari Passu Secured Indebtedness and Credit Facility Obligations will be applied as follows:

(1)	first, to the representative for the Credit Facility Obligations and for cash collateral as required under the Credit Facilities, and in such order as specified in the Credit Facilities until the discharge of the Credit Facility Obligations has occurred; and

(2)	second, ratably to the Notes and Other Pari Passu Secured Indebtedness, and in such order as specified in the Indenture and the Security Documents (with the Collateral Agent entitled to apply any proceeds in respect of the Notes to its cost and expenses prior to principal and interest being paid to the holders of Notes) and the corresponding documents under such Other Pari Passu Secured Indebtedness, as applicable.

In the event of any release of the Collateral under the Credit Facilities, the Second-Priority Liens on the Collateral will be automatically released and the Collateral Agent will be required to take any action (and be deemed to have authorized such action) as necessary to effect such release. Upon the acceleration of the Credit Facility Obligations or notice by the representative under the Credit Facility Obligations to the Collateral Agent as to the commencement of an action to enforce the Liens securing the Credit Facility Obligations following an event of default under the Credit Facilities or otherwise (such notice to be provided within five Business Days before any such action is taken), the Holders of the Notes and holders of Other Pari Passu Secured Indebtedness will have the option, by irrevocable written notice to the representative under the Credit Facility Obligations, to be exercised within five Business Days after delivery of notice of acceleration or the notice referred to in the preceding sentence, to purchase all Credit Facility Obligations in full in cash at a price equal to 100% of the Credit Facility Obligations plus cash collateral in connection with any issued and outstanding letters of credit under the Credit Facilities in an amount up to 105% of the aggregate undrawn face amount of such letters of credit plus related fees and expenses. Such purchase of the Credit Facility obligations shall be consummated within not less than three Business Days and not more than the lesser of (a) five Business Days after receipt by the representative under the Credit Facility Obligations of the notice of the election to exercise the purchase option or (b) ten Business Days after such acceleration of the Credit Facility Obligations or receipt of written notice from the representative of the holders of the Credit Facility Obligations of its intent to commence enforcement actions.

The Intercreditor Agreement precludes the Holders of the Notes from initiating any bankruptcy proceeding, including initiating an involuntary proceeding under the U.S. federal bankruptcy laws. In the event a bankruptcy proceeding shall be commenced by or against the Issuer, the Co-Issuer or any Guarantor and the representative of the Credit Facility Obligations shall desire to permit the Issuer, the Co-Issuer or any Guarantor the use of cash collateral which constitutes Collateral or to enter into debtor-in-possession financings with a holder of Credit Facility Obligations or any other person (a “DIP Financing”) in such proceeding, the Second-Priority Liens on the Collateral may, without any further action or consent by the Collateral Agent, be made junior and subordinated to Liens granted to secure such DIP Financings. The use of cash collateral or the provision of DIP Financing, will require the approval of the governmental authority having jurisdiction over such bankruptcy proceeding, to the extent required by law. The Collateral Agent shall agree that notice received two days prior to the entry of an order approving such DIP Financing shall be adequate notice. To the extent the Liens securing the Credit Facility Obligations are subordinated to or pari passu with such DIP Financing, the Collateral Agent (a) will subordinate their Second-Priority Liens in the Collateral to (x) the Liens securing such DIP Financing (and all obligations relating thereto), (y) adequate protection provided to the representative for, or holders of, the Credit Facility Obligations, or (z) any “carve-out” agreed by the representative for, or holders of, the Credit Facility Obligations; and (b) will not request adequate protection or any other relief in connection with the Second-Priority Liens (other than as described as permitted in the following paragraph).

The Collateral Agent will only be permitted to seek adequate protection without the consent of the representative of the Credit Facility Obligations (i) in the form of the benefit of additional or replacement Liens on the Collateral (including proceeds thereof arising after the commencement of any insolvency or liquidation proceeding), or additional or replacement collateral to secure the Notes and the Other Pari Passu Secured Indebtedness, as long as, in each case, the representative for the Credit Facility Obligations is also granted such additional or replacement Liens or additional or replacement collateral and such Liens are subordinated to the Liens securing the Credit Facility Obligations to the same extent as the Second-Priority Liens on the Collateral are subordinated to the Liens securing the Credit Facility Obligations and (ii) to obtain adequate protection in the form of reports, notices, inspection rights and similar forms of adequate protection to the extent granted to the representative of the Credit Facility Obligations. The Intercreditor Agreement will limit the right of the Collateral Agent and the Holders of the Notes (and the holders of any Other Pari Passu Secured Indebtedness, if any) to seek relief from the “automatic stay.” The Intercreditor Agreement provides that the Collateral Agent may not assert any right of marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral.

Sufficiency of collateral

The Fair Market Value of the Collateral is subject to fluctuations based on factors that include, among others, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual Fair Market Value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

The Collateral has been pledged pursuant to the Security Documents, which contain provisions relating to the administration, preservation and disposition of the Collateral. The following is a summary of some of the covenants and provisions set forth in the Security Documents and the Indenture as they relate to the Collateral.

Maintenance of collateral

The Indenture and/or the Security Documents provide that the Issuer will, and will cause each of the Restricted Subsidiaries to (i) at all times maintain, preserve and protect all property material to the conduct of its business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business); (ii) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; (iii) keep its insurable property adequately insured at all times by financially sound and reputable insurers; and (iv) maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations.

After-acquired property

If the Issuer, the Co-Issuer or a Guarantor acquires property that is not automatically subject to a perfected security interest or Lien under the Security Documents and such property would be of the type that would constitute Collateral or a Restricted Subsidiary becomes a Guarantor, then the Issuer, the Co-Issuer or Guarantor will provide security interests in and liens on such property (or, in the case of a new Guarantor, all of its assets constituting Collateral) in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes and deliver certain joinder agreements and certificates in respect thereof as required by the Indenture and the Security Documents.

Further assurances

Subject to the limitations described above under “—General”, the Security Documents and the Indenture provide that the Issuer, the Co-Issuer and the Guarantor shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral for the benefit of the Holders of the Notes and the Trustee and the holders of any Other Pari Passu Secured Indebtedness, and to otherwise effectuate the provisions or purposes of the Indenture and the Security Documents.

Real estate mortgages and filings

Subject to the limitations described above under “—General”, and provided that the following does not grant any real estate security interests beyond that which is required pursuant to the Credit Agreement or any other Credit Facility Obligations, with respect to any fee interest in certain Real Property identified in a schedule to the Indenture as owned by the Issuer or a Guarantor on the Issue Date or fee interest in Real Property acquired by the Issuer or a Guarantor after the Issue Date or otherwise that secures the Credit Facility Obligations, but exclusive of Excluded Property (individually and collectively, the “Mortgaged Property”) in each instance:

(1)	with respect to each Mortgaged Property, the Issuer, Co-Issuer and Guarantors will cause to be delivered to the Collateral Agent, as mortgagee or beneficiary, as applicable, fully executed counterparts of Mortgages, each dated as of the Issue Date or, if later, the date such property is encumbered to secure the Credit Facility Obligations, in accordance with the requirements of the Indenture and/or the Security Documents, duly executed by the Issuer, the Co-Issuer or the applicable Guarantor, as the case may be, together with reasonably satisfactory evidence of the completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of such Mortgages (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected at least Second-Priority Lien (subject to Permitted Liens) against the Mortgaged Properties purported to be covered thereby;

(2)	for any Mortgaged Property, the Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the benefit of itself and the Trustee, the Holders of the Notes and holders of any Other Pari Passu Secured Indebtedness, in the form reasonably necessary, with respect to the property purported to be covered by such Mortgage, to insure that the interests created by the Mortgage constitute valid and at least Second-Priority Liens on such Mortgaged Property free and clear of all Liens, defects and encumbrances (other than Permitted Liens), each such title insurance policy to be in an amount reasonably satisfactory to the Collateral Agent (provided, however, that title insurance policies (and the amount thereof) deemed satisfactory to the collateral agent under the Credit Facilities and related security documents shall be deemed reasonably satisfactory to the Collateral Agent) and such policies shall also include, to the extent available at a commercially reasonable premium, the endorsements, as applicable, equivalent to those delivered in connection with the Credit Facilities and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(3)	the Issuer, the Co-Issuer or any Guarantor shall deliver to the Collateral Agent, with respect to each Mortgaged Property, such filings (or any updates or affidavits that the title company may reasonably require as necessary to issue the title insurance policies), surveys and fixture filings, along with such other documents, opinions, instruments, certificates and agreements, as the Collateral Agent and its counsel shall reasonably require to create, evidence or perfect a valid and at least Second-Priority Lien on the Mortgaged Property subject to each such Mortgage (subject to Permitted Liens) (provided, however, that any such filings (including such updates and affidavits), documents, opinions, instruments, certificates or agreements (including surveys) deemed reasonably satisfactory to the collateral agent under the Credit Facilities and related security documents shall be deemed reasonably acceptable to the Collateral Agent and its counsel).

Foreclosure

In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy the Issuer’s and the Co-Issuer’s obligations under the Notes, either in whole or in part.

Other pari passu secured indebtedness

To the extent the Issuer and its Restricted Subsidiaries are permitted to incur Other Pari Passu Secured Indebtedness under the covenants described below under “—Certain Covenants—Limitations on Liens” and “—Certain Covenants—Limitations on Additional Indebtedness,” the holders of such Other Pari Passu Secured Indebtedness will share the Second-Priority Lien granted to the Collateral Agent on an equal and ratable basis with the Holders of the Notes. Subject to the provisions of the Intercreditor Agreement the proceeds of the Second Priority Lien in the Collateral will be distributed first, to the Trustee, the Collateral Agent and any representative for Other Pari Passu Secured Indebtedness for the payment of all costs and expenses incurred in connection with the collection of proceeds from the sale of any Collateral or otherwise in connection with the Indenture and any documents relating to the Other Pari Passu Secured Indebtedness, the Security Documents and the Intercreditor Agreement (including all existing claims for indemnification under the Indenture or any other document evidencing Other Pari Passu Secured Indebtedness), including all court costs and the reasonable fees and expenses of their agents and legal counsel, the repayment of all advances made by the Trustee or Collateral Agent or representative of Other Pari Passu Secured Indebtedness on behalf of the Issuer, the Co-Issuer or any Guarantor and any other costs and expenses incurred in connection with the exercise of any right or remedy of the Holders of the Notes or the holders of the Other Pari Passu Secured Indebtedness, and second, to the Holders of the Notes and the holders of any Other Pari Passu Secured Indebtedness to pay the principal and any accrued and unpaid interest thereon on a pro rata basis on the respective amounts of the Notes and the Other Pari Passu Secured Indebtedness then outstanding. At any time that any Other Pari Passu Secured Indebtedness is outstanding, the holders of such Other Pari Passu Secured Indebtedness will be voting with the Holders of the Notes as one class with respect to the Security Documents and with respect to any instructions to, and the selection of, the Second Lien Collateral Agent, including instructions relating the exercise of remedies with respect to the Collateral and the right to purchase the Credit Facility Obligations described above under “—Intercreditor Agreement.”

Certain bankruptcy limitations

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Issuer, the Co-Issuer or any Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor or any other Collateral, without bankruptcy court approval. Applicable legislation in other jurisdictions may impose similar approval requirements in relation to debtors in foreign proceedings.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes or any Guarantees could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral, including any obligation secured on a priority basis.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes after payment of any priority claims, the Holders of the Notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the Notes are entitled (and subject to the rights in the Collateral of holders of the Credit Facility Obligations), and unsecured claims with respect to such shortfall.

Release

The Liens on the Collateral will be released with respect to the Notes and the Note Guarantees, as applicable:

(1)	in whole, upon payment in full of the principal of, accrued and unpaid interest, including additional interest, and premium, if any, on the Notes;

(2)	in whole, upon satisfaction and discharge of the Indenture;

(3)	in whole, upon a legal defeasance or a covenant defeasance as set forth under “—Legal Defeasance and Covenant Defeasance” below;

(4)

as to any asset constituting Collateral (A) that is sold or otherwise disposed of by the Issuer, the Co-Issuer or any of the Guarantors (to a person that is not an Issuer, Co-Issuer or a Guarantor) in a transaction permitted by “—Certain Covenants—Limitations on Asset Sales” and by the Security Documents (to the extent of the interest sold or disposed of and other than any sale or disposition among the Issuer, the Co-Issuer and any Guarantor) or otherwise permitted by the Indenture and the Security Documents, if all other Liens on that asset securing the Credit Facility Obligations and any Other Pari Passu Secured Indebtedness then secured by that asset (including all commitments thereunder) are released; (B) that is Capital Stock or other securities of a Subsidiary of the Issuer to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such Subsidiary’s Capital Stock or other securities secures the Notes or Note Guarantees, to file separate financial statements with the SEC (or any other governmental agency); or (C) that is otherwise released in accordance with, and as expressly provided for in accordance with, the Indenture, the Intercreditor Agreement and the Security Documents (it being understood that the Liens on the Collateral with respect to the Notes and the Note Guarantees will be released to the extent the corresponding First Priority Liens securing Credit Facility Obligations are released);

(5)

as set forth under “—Amendment, supplement and waiver,” as to property that constitutes less than all or substantially all of the Collateral, with the consent of holders of at least a majority in aggregate principal amount of the Notes and Other Pari Passu Secured Indebtedness then outstanding, voting as one class (or, in the case of a release of all or substantially all of the Collateral, with the consent of the holders of at least sixty-six and two-thirds percent (66  2/3%) in aggregate principal amount of the Notes and Other Pari Passu Secured Indebtedness then outstanding, voting as one class), including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes; and

(6)	with respect to assets of a Guarantor upon release of such Guarantor from its Note Guarantee as set forth under “—Note Guarantees,” above.

Upon compliance by the Issuer, the Co-Issuer or any Guarantor, as the case may be, with the conditions precedent required by the Indenture, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Issuer, the Co-Issuer or the Guarantor, as the case may be, the released Collateral. Prior to each proposed release, the Issuers and each Guarantor will furnish to the Trustee and the Collateral Agent all documents required by the Indenture, the Security Documents and the Trust Indenture Act.

CHANGE OF CONTROL

Upon the occurrence of any Change of Control, each Holder will have the right to require that the Issuer and the Co-Issuer purchase that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within 30 days following any Change of Control, the Issuer and the Co-Issuer will mail, or caused to be mailed, to the Holders a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice (which shall be a Business Day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer; and

(3) describing the procedures that Holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 Business Days or for such longer period as is required by law.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

The Credit Agreement prohibits us from purchasing any Notes, subject to certain exceptions, and also provides that some change of control events with respect to us would constitute a default thereunder. Any future credit agreements or other agreement to which the Issuer becomes a party may contain similar restrictions. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent from the lenders under the Credit Agreement to the purchase of Notes or could attempt to refinance the borrowings that contain the prohibition. If the Issuer does not obtain a consent or repay the borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, our failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the provisions of the Intercreditor Agreement would restrict the ability of holders of Notes and the Collateral Agent to enforce their rights to the Collateral. See “—Security—Intercreditor Agreement.”

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable to the transaction giving rise to the Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The obligation of the Issuer and the Co-Issuer to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and the Co-Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under the definition of “Change of Control” and “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase Notes.

The Issuer and the Co-Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer and the Co-Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of this compliance.

If a Change of Control does occur, there can be no assurance that the Issuer and the Co-Issuer will have the financial resources at the time of the Change of Control to make any required repurchases of the Notes. In addition, we cannot assure you that in the event of a Change of Control, the Issuer will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.

CERTAIN COVENANTS

The Indenture contains, among others, the following covenants:

LIMITATIONS ON ADDITIONAL INDEBTEDNESS

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Guarantor may incur additional Indebtedness if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

Notwithstanding the above, each of the following shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer and any Guarantor under the Credit Facilities in an aggregate amount at any time outstanding not to exceed the greater of (x) $40.0 million, less to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Facilities in accordance with the covenant described under “—Limitations on Asset Sales,” and (y) the sum of (i) 85% of the book value of the accounts receivable plus (ii) 65% of the book value of inventory of the Issuer and the Restricted Subsidiaries, calculated on a consolidated basis and in accordance with GAAP; provided that any letter of credit referred to in clause (11) of this covenant that is undrawn shall be deemed to constitute Indebtedness for purposes of this clause (1);

(2) the Notes issued on the Issue Date and the Note Guarantees and the Exchange Notes and the Guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement;

(3) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the intended use of proceeds of the Notes);

(4) Indebtedness under Hedging Obligations that are designed to protect against fluctuations in interest rates, foreign currency exchange rates and commodity prices; provided that if such Hedging Obligations are of the type described in clause (1) of the definition thereof, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5)(x) Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary, (y) guarantees by the Issuer of any Indebtedness of a Restricted Subsidiary and guarantees by any Restricted Subsidiary that is a Guarantor of any Indebtedness of the Issuer or any other Restricted Subsidiary that is a Guarantor, and (z) guarantees by any Restricted Subsidiary that is not a Guarantor of any Indebtedness of any other Restricted Subsidiary that is not a Guarantor; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(7) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding $10.0 million;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(9) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2), (3) or (15) of this covenant;

(11) Indebtedness supported by one or more letters of credit issued under the Credit Facilities in accordance with clause (1); provided that the amount of Indebtedness permitted to be incurred under this clause (11) supported by any such letter(s) of credit shall not exceed the amount of such letter(s) of credit; provided, further, that upon any reduction, cancellation or termination of such letter(s) of credit, there shall be deemed to be an incurrence of Indebtedness under the Indenture that must be otherwise permitted to be incurred under the Indenture equal to the excess of the amount of such Indebtedness outstanding immediately after such reduction, cancellation or termination over the remaining stated amount, if any, of such letter(s) of credit or the stated amount of any letter(s) of credit issued in a contemporaneous replacement of such letter(s) of credit;

(12) Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $5.0 million at any one time outstanding;

(13) Attributable Indebtedness incurred by the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $5.0 million at any one time outstanding;

(14) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $15.0 million at any one time outstanding;

(15)(a) if the Consolidated Net Leverage Ratio as of the date of such incurrence after giving pro forma effect thereto is equal to or less than 4.00 to 1.00, Indebtedness of the Issuer, Co-Issuer or any Guarantor in the form of new senior secured second lien Indebtedness, (b) if the Consolidated Net Leverage Ratio as of the date of such incurrence after giving pro forma effect thereto is equal to or less than 5.00 to 1.00, Indebtedness of the Issuer, Co-Issuer or any Guarantor in the form of new unsecured Indebtedness, and (c) exchange notes and guarantees in respect of any Indebtedness incurred pursuant to the foregoing clauses (a) or (b) pursuant to any registration rights agreement; provided that the net proceeds of any Indebtedness incurred pursuant to the foregoing clauses (a) or (b) shall be used to Retire Parent Debt (including the payment of premium, accrued and unpaid interest and fees and expenses in connection therewith) in accordance with the provisions of the Indenture; and

(16) Indebtedness of the Issuer or any Restricted Subsidiary under any Cash Management Obligations.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall classify and may reclassify, in each case in its sole discretion, such item of Indebtedness and may divide, classify and reclassify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Agreement on the Issue Date shall be deemed to have been incurred under clause (1) above. In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

LIMITATIONS ON RESTRICTED PAYMENTS

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12) or (13) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter commencing after the Issue Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b) 100% of the aggregate net cash proceeds received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, in each case, other than any such proceeds which are used (x) to redeem Notes in accordance with “—Optional Redemption—Redemption with Proceeds from Equity Offerings” or (y) to make Restricted Payments in reliance on clause (3) of the next succeeding paragraph, plus

(c) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(d) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(e) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

The foregoing provisions will not prohibit:

(1) the payment by the Issuer or any Restricted Subsidiary of any dividend or other distribution within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3) the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “Limitations on Additional Indebtedness” covenant and the other terms of the Indenture;

(4) payments to Parent or Norcraft Intermediate Holdings, L.P. (“Intermediate Holdings”) to permit Parent or Intermediate Holdings, and which are used by Parent or Intermediate Holdings, to redeem Equity Interests of Parent or Intermediate Holdings, or payments to redeem Equity Interests of the Issuer, in each case held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) thereof, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed in any calendar year the sum of (x) $3.0 million (and up to 50% of such $3 million not used in any calendar year may be carried forward to the next succeeding (but no other) calendar year), plus (y) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale since the Issue Date of Qualified Equity Interests of Parent, Intermediate Holdings or the Issuer to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to the terms of clause (b) of the preceding paragraph or this clause (4), plus (z) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (4); provided further that the cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary in connection with the repurchase of Qualified Equity Interests will not be deemed to constitute a Restricted Payment under the Indenture;

(5) the payment by the Issuer of Permitted Tax Distributions to Parent or Intermediate Holdings;

(6)(A) payments by the Issuer to or on behalf of Parent or Intermediate Holdings in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Parent, Intermediate Holdings or another direct or indirect parent of the Issuer and (B) payments by the Issuer to or on behalf of Parent or Intermediate Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Parent, Intermediate Holdings or another direct or indirect parent of the Issuer, in the case of clauses (A) and (B) in an aggregate amount not to exceed $750,000 in any calendar year;

(7) repurchases of Equity Interests deemed to occur upon the exercise or conversion of stock options or other Equity Interests, if such repurchased or converted Equity Interests represent a portion of the exercise price thereof;

(8) repayments of Subordinated Indebtedness from Net Available Proceeds remaining after a Net Proceeds Offer made pursuant to the covenant described below under the caption “—Limitations on Asset Sales”;

(9) distributions to Parent in order to enable Parent to pay customary and reasonable costs and expenses of a public offering of securities of Parent that is not consummated, so long as the net proceeds of such public offering were intended to be contributed to the Issuer;

(10) payments and distributions to Parent required to enable Parent to consummate the Transactions;

(11) additional Restricted Payments of $5.0 million;

(12) Restricted Payments for the purpose of enabling (A) Parent to Retire Parent Debt (including the payment of premium, accrued and unpaid interest and fees and expenses in connection therewith), or (B) the Issuer or its Restricted Subsidiaries to Retire Parent Debt (including the payment of premium, accrued and unpaid interest and fees and expenses in connection therewith), in each case, if (x) such Restricted Payment is made solely with the proceeds of Indebtedness of the Issuer and its Subsidiaries incurred in compliance with clause (15) of the covenant described under “—Limitations on Additional Indebtedness” and Parent Debt is Retired contemporaneously with the incurrence of such Indebtedness, or (y) the Consolidated Net Leverage Ratio as of the date of such Restricted Payment, after giving effect to such Restricted Payment is less than or equal to 4.00 to 1.00 and as of the date of such Restricted Payment, after giving effect to such Restricted Payment, the Issuer has in excess of $20.0 million of unrestricted cash and cash equivalents (as determined in accordance with GAAP) on its consolidated balance sheet and no amounts (other than undrawn letters of credit) shall be outstanding under the revolving portion of any Credit Facility; or

(13) Restricted Payments directly or indirectly to Parent or Intermediate Holdings for the purpose of enabling Parent or Intermediate Holdings to pay cash interest on the Parent Debt, in an aggregate amount for all such Restricted Payments made pursuant to this clause (13) not to exceed $25 million in the aggregate;

provided that (a) in the case of any Restricted Payment pursuant to clause (4), (8), (11) or (12) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests described in clause (2), (3) or (4) above shall increase the Restricted Payments Basket. It is understood that any Restricted Payment to Parent described above may be made via a payment to Intermediate Holdings or another parent of the Issuer to then be made to Parent.

LIMITATIONS ON DIVIDEND AND OTHER RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests;

(b) make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c) transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

(1) encumbrances or restrictions existing under or by reason of applicable law;

(2) encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

(3) non-assignment provisions of any contract or any lease or license entered into in the ordinary course of business;

(4) encumbrances or restrictions existing under agreements existing on the date of the Indenture (including, without limitation, the Credit Agreement) as in effect on that date;

(5) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(6) restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the Indenture to any Person pending the closing of such sale;

(7) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, so long as such Acquired Indebtedness was not incurred in connection with, or in contemplation of, such acquisition;

(8) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(9) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10) Purchase Money Indebtedness and Attributable Indebtedness incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired; and

(11) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

LIMITATIONS ON TRANSACTIONS WITH AFFILIATES

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2) the Issuer delivers to the Trustee:

(a) with respect to any Affiliate Transaction involving aggregate value in excess of $2.5 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the Independent Directors approving such Affiliate Transaction, and

(b) with respect to any Affiliate Transaction involving aggregate value of $10.0 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.

The foregoing restrictions shall not apply to:

(1) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries;

(2) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;

(3) loans and advances permitted by clause (3) of the definition of “Permitted Investments”;

(4) payments to Saunders Karp & Megrue, LLC and Trimaran Fund Management, L.L.C. under the Management and Monitoring Agreement as in effect on the Issue Date or as thereafter amended or supplemented in any manner that, taken as a whole, is not more disadvantageous to the Holders in any material respect than the Management and Monitoring Agreement as in effect on the Issue Date;

(5) Restricted Payments which are made in accordance with the covenant described under “—Limitations on Restricted Payments”;

(6) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Indenture;

(7)(x) any agreement in effect on the Issue Date and disclosed in this prospectus, as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders in any material respect than such agreement as it was in effect on the Issue Date or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x);

(8) the existence of, and the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any limited liability company, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Issue Date and which is described in this prospectus, as in effect on the Issue Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the date of the Indenture shall only be permitted by this clause (8) to the extent not more disadvantageous to the Holders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Issue Date;

(9) sales of Qualified Equity Interests to Affiliates of the Issuer not otherwise prohibited by the Indenture and the granting of registration and other customary rights in connection therewith;

(10) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests; and

(11) any transaction involving aggregate value in excess of $2.5 million but less than $10.0 million in which the Issuer or Restricted Subsidiary, as the case may be, delivers to the Trustee a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view, or letter stating that the terms of such Affiliate Transaction are not materially less favorable to the Issuer or such Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary, issued by an Independent Financial Advisor.

LIMITATIONS ON LIENS

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against (other than Permitted Liens) any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

LIMITATIONS ON ASSET SALES

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2) at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.

For purposes of clause (2), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(b) the amount of any securities, notes or other obligations received from such transferee that are within 90 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(c) the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply amount(s) equal to all or any of the Net Available Proceeds therefrom to:

(1) repay obligations under the Credit Facilities, and in the case of any such repayment under any revolving credit facility (other than with the Net Available Proceeds of borrowing base assets), effect a permanent reduction in the availability under such revolving credit facility;

(2) repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

(3)(A) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in a Permitted Business,

(B) acquire Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Issuer and the Co-Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer or the Co-Issuer the provisions of which require the Issuer or the Co-Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1) the Issuer and the Co-Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3) if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

In the event of the transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under “—Limitations on Mergers, Consolidations, Etc.,” the successor entity shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this covenant, and the successor entity shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

The Issuer and the Co-Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitations on Asset Sales” provisions of the Indenture, the Issuer and the Co-Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the “Limitations on Asset Sales” provisions of the Indenture by virtue of this compliance.

LIMITATIONS ON DESIGNATION OF UNRESTRICTED SUBSIDIARIES

The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer (other than the Co-Issuer) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to “—Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;

(3) is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to the covenant described under “—Limitations on Restricted Payments.”

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described under “—Limitations on Liens,” the Issuer shall be in default of the applicable covenant. The Issuer may not designate the Co-Issuer as an Unrestricted Subsidiary.

The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided that the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the Issuer or such Restricted Subsidiary could have (a) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to the covenant described under “—Limitations on Additional Indebtedness” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under “—Limitations on Liens”;

(2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and

(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, the covenant described under “—Limitations on Asset Sales.”

LIMITATIONS ON THE ISSUANCE OR SALE OF EQUITY INTERESTS OF RESTRICTED SUBSIDIARIES

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Equity Interests of any Restricted Subsidiary except (1) to the Issuer, a Restricted Subsidiary or the minority stockholders of any Restricted Subsidiary, on a pro rata basis, or (2) to the extent such shares represent directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Wholly-Owned Restricted Subsidiary. The sale of all the Equity Interests of any Restricted Subsidiary is permitted by this covenant but is subject to the covenant described under “—Limitations on Asset Sales.”

LIMITATIONS ON MERGERS, CONSOLIDATIONS, ETC.

The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

(1) either:

(a) the Issuer will be the surviving or continuing Person; or

(b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, the Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights

Agreement, and shall cause (i) such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the lien on the Collateral pledged by the Issuer, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions and (ii) the property and assets of the Person which is merged or consolidated with or into the Successor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, to be treated as after-acquired property and the Successor shall take such actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent provided in the Indenture, in each case in a form reasonably satisfactory to the Trustee,

(2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

(3) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Issuer or the Successor, as the case may be, (a) could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (b) shall have a Consolidated Interest Coverage Ratio greater than the Consolidated Interest Coverage Ratio of the Issuer immediately prior to such transaction and assumption.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

The Co-Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Co-Issuer or (b) adopt a Plan of Liquidation unless, in either case:

(1) either:

(a) the Co-Issuer will be the surviving or continuing Person; or

(b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Co-Issuer under the Notes, the Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement and shall cause (i) such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the lien on the Collateral pledged by Co-Issuer, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions and (ii) the property and assets of the Person which is merged or consolidated with or into the Successor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, to be treated as after-acquired property and the Successor shall take such actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent provided in the Indenture, in each case in a form reasonably satisfactory to the Trustee; and

(2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above, no Default shall have occurred and be continuing.

Except as provided in the fourth paragraph under the caption “—Note Guarantees,” no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer, the Co-Issuer or another Guarantor, unless:

(3) either:

(a) such Guarantor will be the surviving or continuing Person; or

(b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement and shall (i) cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the lien on the Collateral pledged by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions and (ii) the property and assets of the Person which is merged or consolidated with or into the Successor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, to be treated as after-acquired property and the Successor shall take such actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent provided in the Indenture, in each case in a form reasonably satisfactory to the Trustee; and

(4) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Upon any consolidation, combination or merger of the Issuer, the Co-Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer, the Co-Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer, the Co-Issuer or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer, the Co-Issuer or such Guarantor under the Notes, the Note Guarantees, the Indenture, the Security Documents and the Intercreditor Agreement, with the same effect as if such surviving entity had been named therein as the Issuer, the Co-Issuer or such Guarantor and, except in the case of a lease, the Issuer, the Co-Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s, the Co-Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture, the Security Documents, the Intercreditor Agreement and its Note Guarantee, if applicable.

Notwithstanding the foregoing, any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary; provided that the Issuer and such Restricted Subsidiaries shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the lien on the Collateral pledged by such entity, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions.

ADDITIONAL NOTE GUARANTEES

If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary shall acquire or create another Subsidiary (other than in any case a Subsidiary that has been designated an Unrestricted Subsidiary) that guarantees any Indebtedness under any Credit Facility, (b) any Unrestricted Subsidiary is redesignated a Restricted Subsidiary and such Restricted Subsidiary guarantees any Indebtedness under any Credit Facility or (c) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary to:

(1) execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes, the Indenture, the Security Documents and the Intercreditor Agreement, (b) a notation of guarantee in respect of its Note Guarantee, and (c) a joinder to the Security Documents or new Security Documents;

(2) deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms; and

(3) shall take such actions as may be reasonably necessary to cause the property and assets of such Restricted Subsidiary, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, to be treated as after-acquired property and to be made subject to the Lien of the Security Documents in the manner and to the extent provided in the Indenture, in a manner reasonably satisfactory to the Trustee.

CONDUCT OF BUSINESS

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

LIMITATIONS ON ACTIVITIES OF THE CO-ISSUER

The Co-Issuer may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Equity Interests to the Issuer or any Wholly-Owned Restricted Subsidiary of the Issuer, (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Notes, the Credit Agreement and any other Indebtedness that is permitted to be incurred by the Issuer under the covenant described under “—Limitations on Additional Indebtedness”; provided that the net proceeds of such Indebtedness are not retained by the Co-Issuer, and (3) activities incidental thereto. Neither the Issuer nor any Restricted Subsidiary shall engage in any transactions with the Co-Issuer in violation of the immediately preceding sentence.

REPORTS

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), within the time periods that would be applicable to the Issuer if it were subject to Section 13(a) or 15(d) of the Exchange Act:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. If Parent has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Notes, or filed electronically with the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the reports described herein with respect to Parent (including any consolidating financial information required by Regulation S-X relating to the Issuer and the Guarantors), the Issuer shall be deemed to be in compliance with the provisions of this covenant.

EVENTS OF DEFAULT

Each of the following is an “Event of Default”:

(1) failure by the Issuer and the Co-Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2) failure by the Issuer and the Co-Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Issuer to comply with any of its agreements or covenants described above under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” or in respect of its obligations to make a Change of Control Offer as described above under “—Change of Control”;

(4) failure by the Issuer to comply with any of its agreements or covenants described above under “—Certain Covenants—Limitations on Additional Indebtedness” or “—Certain Covenants— Limitations on Restricted Payments” and continuance of this failure for 30 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5) failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(6) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) principal on such Indebtedness,

(b) results in the acceleration of such Indebtedness prior to its express final maturity or

(c) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $10.0 million or more or such Indebtedness is a Credit Facility;

(7) one or more judgments or orders that exceed $10.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(8) the Issuer, the Co-Issuer, any Significant Subsidiary or the General Partner pursuant to or within the meaning of any applicable bankruptcy law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d) makes a general assignment for the benefit of its creditors;

(9) a court of competent jurisdiction enters an order or decree under any applicable bankruptcy law that:

(a) is for relief against the Issuer, the Co-Issuer, any Significant Subsidiary or the General Partner as debtor in an involuntary case,

(b) appoints a Custodian of the Issuer, the Co-Issuer, any Significant Subsidiary or the General Partner or a Custodian for all or substantially all of the assets of the Issuer, any Significant Subsidiary or the General Partner, or

(c) orders the liquidation of the Issuer, the Co-Issuer, any Significant Subsidiary or the General Partner,

and the order or decree remains unstayed and in effect for 60 days;

(10) any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared in a judicial proceeding null and void and unenforceable or found in a judicial proceeding to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee); or

(11) so long as the Security Documents have not been otherwise terminated in accordance with their terms and the Collateral as a whole has not been released from the Lien of the Security Documents securing the Notes in accordance with the terms thereof, with respect to Collateral having a Fair Market Value in excess of $10.0 million, (a) any default by the Issuer, the Co-Issuer, or any Guarantor in the performance of its obligations under the Security Documents (after the lapse of any applicable grace periods) or the Indenture which adversely affects the condition or value of such Collateral, in any material respect, (b) repudiation or disaffirmation of the Issuer, the Co-Issuer or any Guarantor of its respective obligations under the Security Documents and (c) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Issuer, the Co-Issuer or any Guarantor for any reason.

If an Event of Default (other than an Event of Default specified in clause (8) or (9) above with respect to the Issuer, the Co-Issuer or the General Partner) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable immediately. If an Event of Default specified in clause (8) or (9) with respect to the Issuer, the Co-Issuer or the General Partner occurs, all outstanding Notes shall become due and payable without any further action or notice.

The Trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

No Holder will have any right to institute any proceeding with respect to the Indenture, the Notes, the Security Documents or the Intercreditor Agreement, or for any remedy thereunder, unless the Trustee:

(1) has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2) has been offered indemnity, security or prefunding reasonably satisfactory to it; and

(3) has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “—Events of Default” section).

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Co-Issuer and the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that the Issuer, the Co-Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to

(1) rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(2) the obligations of the Issuer and the Co-Issuer with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trust, duties, and immunities of the Trustee and Collateral Agent, and the Issuer’s obligation in connection therewith, and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Co-Issuer and the Guarantors released with respect to most of the covenants under the Indenture and the Security Documents, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes, and the Holders must have a valid, perfected, exclusive security interest in such trust,

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

(a) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under (other than a Default resulting solely from the borrowing of funds to be applied to such deposit and the grant of any Lien on such deposit in favor of the Trustee and/or the Holders), the Credit Agreement or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound,

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

SATISFACTION AND DISCHARGE

The Indenture and the Security Documents will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2) a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under “—Optional Redemption,” and the Issuer has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(a) the Issuer and the Co-Issuer have paid all sums payable by it under the Indenture,

(b) the Issuer and the Co-Issuer have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and

(c) the Holders have a valid, perfected, exclusive security interest in this trust.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

TRANSFER AND EXCHANGE

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes will be issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (voting as one class) (including consents obtained in connection with a tender offer for, exchange for or purchase of, the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding; and subject to certain exceptions, the Intercreditor Agreement and the Security Documents may be amended with the consent of the holders of a majority in principal amount of the Notes and Other Pari Passu Secured Indebtedness then outstanding (voting as one class) (including consents obtained in connection with a tender offer for, exchange for or purchase of, the Notes) and any past default or compliance with any provisions in the Intercreditor Agreement and the Security Documents may also be waived with the consent of the Holders of a majority in principal amount of the Notes and Other Pari Passu Secured Indebtedness then outstanding (voting as one class) (including consents obtained in connection with a tender offer for, exchange for or purchase of, the Notes); and such amendments may not, without the consent of the Holders of 66 2/3% in principal amount of the Notes and Other Pari Passu Secured Indebtedness then outstanding (voting as one class), release all or substantially all of the Collateral other than in accordance with the Indenture, the Intercreditor Agreement and the Security Documents; provided that:

(a) no such amendment or waiver may, without the consent of the Holders of two-thirds in aggregate principal amount of Notes then outstanding, amend the obligation of the Issuer and the Co-Issuer under the heading “—Change of Control” or the related definitions in a manner that adversely affects the rights of any Holder; and

(b) without the consent of each Holder affected, no amendment or waiver may:

(1) change the maturity of any Note;

(2) reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;

(3) reduce any premium payable upon optional redemption of the Notes, change the date on, or the circumstances under which, any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes (other than provisions relating to the repurchase of Notes described above under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) make any change in the ranking or priority of any Note that would adversely affect the Holders of the Notes;

(6) reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7) impair the rights of Holders to receive payments of principal of or interest on the Notes;

(8) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(9) make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Issuer, the Co-Issuer, the Trustee and the Collateral Agent, as applicable, may amend the Indenture, the Note Guarantees, the Notes, the Security Documents or the Intercreditor Agreement without the consent of any Holder,

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the obligations of the Issuer and the Co-Issuer to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with “—Certain Covenants—Limitations on Mergers, Consolidations, etc.”;

(4) to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture);

(5) to provide for the accession or succession of any parties to the Intercreditor Agreement or the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Facilities, the Notes or Other Pari Passu Secured Indebtedness or any other agreement or action that is not prohibited by the Indenture;

(6) to provide for the release of Collateral in accordance with the terms of the Indenture, the Intercreditor Agreement and the Security Documents (it being understood that the Liens on the Collateral with respect to the Notes and the Note Guarantees will be released to the extent the corresponding First Priority Liens securing Credit Facility Obligations are released);

(7) to provide security for additional borrowings under the Credit Facilities or any additional Indebtedness which Liens are permitted to be incurred in accordance with the Indenture;

(8) to expand the Collateral securing the Notes or the Note Guarantees;

(9) to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture or successor Collateral Agent; or

(10) to make any change that does not materially adversely affect the rights of any Holder, or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS AND MEMBERS

No director, officer, employee, incorporator, stockholder, member or manager of the Issuer, the Co-Issuer, any Guarantor or the General Partner will have any liability for any obligations of the Issuer or the Co-Issuer under the Notes or the Indenture, the Security Documents, the Intercreditor Agreement or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

CONCERNING THE TRUSTEE AND THE COLLATERAL AGENT

U.S. Bank National Association is the Trustee and the Collateral Agent under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee indemnity, security or prefunding reasonably satisfactory to the Trustee.

References in this section to the “Trustee” include the Trustee in its capacity as Collateral Agent.

GOVERNING LAW

The Indenture, the Notes, the Note Guarantees, the Security Documents (except as to real estate and certain other security documents required to be governed by local law), the Intercreditor Agreement and the Registration Rights Agreement are governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under “—Certain Covenants—Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition and the definition of “Control Investment Affiliate,” “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“asset” means any asset or property.

“Asset Acquisition” means

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.” and under “—Change of Control”;

(3) Permitted Investments and Restricted Payments permitted under the covenant described under “—Certain Covenants—Limitations on Restricted Payments”;

(4) the creation or realization of any Permitted Lien;

(5) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries; and

(6) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $2.0 million.

“Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“bankruptcy law” means the Bankruptcy Code or any similar federal, foreign or state law for the relief of debtors.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1) obligations with a maturity of 360 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2) time deposits and certificates of deposit or acceptances with a maturity of 360 days or less of any financial institution having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(3) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;

(5) demand deposit accounts maintained in the ordinary course of business; and

(6) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above.

“Cash Management Obligations” shall mean, with respect to any Person, the obligations of such Person in connection with (a) credit cards or stored value cards or (b) treasury, depository or cash management or related services, including (i) the automated clearinghouse transfer of funds or overdrafts or (ii) controlled disbursement services.

“Change of Control” means the occurrence of any of the following events after the Issue Date:

(1) prior to a Public Equity Offering after the Issue Date, the Permitted Holders cease to own, or to have the power to vote or direct the voting of, directly or indirectly, Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer;

(2) following a Public Equity Offering after the Issue Date, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, except that in no event shall the parties to the LP Agreement be deemed a “group” solely by virtue of being parties to the LP Agreement), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or acquisition of beneficial ownership, of 50% or more of the total voting power of the Voting Stock of the Issuer; provided that for purposes of calculating the “beneficial ownership” of any person or group, any Voting Stock of which any Permitted Holder is the beneficial owner shall not be included in determining the amount of Voting Stock “beneficially owned” by such person or group;

(3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or nomination for election was approved by one or more Permitted Holders prior to a Public Equity Offering or whose election to such Board of Directors or whose nomination for election was approved by a majority of the voting power of the members of the Board of Directors of the Issuer, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;

(4)(a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred (other than by way of merger or consolidation to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) Parent, Intermediate Holdings or the Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into Parent, Intermediate Holdings or the Issuer, in either case under this clause (4), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons owning, directly or indirectly Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Issuer immediately prior to such consummation do not own, directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person; or

(5) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by its equityholders.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without limitation, the amortization of capitalized store displays.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

(1) Consolidated Net Income, plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a) Consolidated Income Tax Expense and, without duplication, Permitted Tax Distributions,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense,

(e) all other non-cash items reducing Consolidated Net Income (including without limitation non-cash write-offs of goodwill, intangibles and long-lived assets, but excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and

(f) costs and expenses incurred in connection with the Transactions and the Exchange Offer pursuant to the Registration Rights Agreement (including without limitation amortization of debt issuance costs, debt discount or premium and other financing fees and expenses directly relating), in each case determined on a consolidated basis in accordance with GAAP, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income (other than the accrual of revenue, recording of receivables or the reversal of reserves in the ordinary course of business) for such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

(4) the interest portion of any deferred payment obligations,

(5) all other non-cash interest expense,

(6) capitalized interest,

(7) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(8) all interest payable with respect to discontinued operations, and

(9) all interest on any Indebtedness of any other Person guaranteed by the Issuer or any Restricted Subsidiary; provided that to the extent directly related to the Transactions or the Exchange Offer pursuant to the Registration Rights Agreement, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded. Consolidated Interest Expense shall be calculated after giving effect to Hedging Obligations (including associated costs) described in clause (1) of the definition of “Hedging Obligations,” but excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale (without regard to the $2.0 million limitation set forth in clause (6) of the definition thereof) by the Issuer or any Restricted Subsidiary;

(6) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7) unrealized gains and losses with respect to Hedging Obligations;

(8) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), realized by the Issuer or any Restricted Subsidiary during such period;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; and

(10) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and Restricted Subsidiaries) in Issuer’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of purchase accounting, as the case may be, in relation to any consummated transaction or the amortization or write-off of any amounts thereof, net of taxes.

In addition:

(a) Consolidated Net Income shall be reduced (to the extent not already reduced thereby) by the amount of any payments to or on behalf of Parent or Intermediate Holdings permitted by clause (5) or (6) under the second paragraph under “—Certain Covenants—Limitations on Restricted Payments”; and

(b) any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause 3(d) of the first paragraph under “—Certain Covenants—Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (15) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitations on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of investments or return of capital to the Issuer or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof.

“Consolidated Net Leverage Ratio” means, as of the date of the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio (the “Transaction Date”), the ratio of (i) total pro forma Indebtedness (net of unrestricted cash and cash equivalents in excess of $20 million on the consolidated balance sheet of the Issuer calculated in accordance with GAAP) of the Issuer and the Restricted Subsidiaries (“Total Indebtedness”) as of the Transaction Date, after giving effect to all incurrences and repayments of Indebtedness on the Transaction Date, to (ii) Consolidated Cash Flow for the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the Transaction Date.

For purposes of this definition, Consolidated Cash Flow and Total Indebtedness shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Control Investment Affiliate” means, as to any Person, any other Person (a) which directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and is organized by such Person (or any Person controlling such Person) primarily for making equity or debt investments in Parent, Intermediate Holdings, the Issuer or other portfolio companies or (b) as to which such Person has the right to exercise the rights in all of the Voting Stock held by such other Person, directly or indirectly, in the Issuer.

“Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.”

“Credit Agreement” means the Credit Agreement dated on or about the Issue Date by and among the Issuer, as borrower, certain guarantors and co-borrowers party thereto, UBS AG, Stamford Branch, as administrative agent, collateral agent and issuing lender, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part, from time to time.

“Credit Facilities” means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) or commercial paper facilities with banks or other institutional lenders or investors or indentures or other agreements providing for revolving credit loans, term loans or letters of credit or other long-term indebtedness and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Credit Facility Obligations” means the indebtedness outstanding under Credit Facilities that is secured by a Permitted Lien described in clause (16) of the definition thereof, and all other obligations of the Issuer, the Co-Issuer or any Guarantor under such Credit Facilities, all Cash Management Obligations permitted by the Indenture and secured by the collateral securing any Obligations under any of the Credit Facilities, and all Hedging Obligations permitted by the Indenture and secured by the collateral securing any Obligations under any of the Credit Facilities.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any applicable bankruptcy law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designation” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or asset sale occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” respectively.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean (a) any right, title or interest in any permit, lease, license, contract or agreement held by the Issuer, the Co-Issuer or any Guarantor or to which any of the Issuer, Co-Issuer or Guarantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that the creation of a security interest would, under the terms of such permit, lease, license, contract or agreement, result in a breach of the terms of, or constitute a default under, any permit, lease, license, contract or agreement held by the Issuer, the Co-Issuer or any Guarantor or to which any of the Issuer, Co-Issuer or any Guarantor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, such right, title or interest in such permit, lease, license, contract or agreement shall cease to be an “Excluded Asset”; (b) any property or asset to the extent that the grant of a security interest in such property or asset is prohibited by any requirement of applicable law or requires a consent of any governmental authority pursuant to applicable law; (c) any asset that is subject to a Lien securing a Purchase Money Indebtedness or Capitalized Lease Obligation permitted to be incurred pursuant to the Indenture; (d) any interest in real property other than fee interests, and any fee interest in real property if the Fair Market Value of such fee interest, together with any improvements thereon, is less than $1,000,000; (e) any motor vehicles or other assets that are subject to certificates of title; and (f) any asset that would constitute Collateral but as to which the representative under the Credit Facilities shall not have required a lien or security interest. For the avoidance of doubt, “Excluded Assets” shall not include any right to receive any payment of money or the proceeds, substitutions or replacements of any Excluded Asset (unless such Proceeds, substitutions or replacements would constitute an Excluded Asset).

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Issuer or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

“First Lien Security Document” means any security document granting or evidencing a security interest to secure the obligations under the Credit Facility Obligations.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which (i) is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“General Partner” means Norcraft GP, L.L.C., a Delaware limited liability company, or any successor sole general partner or managing general partner of the Issuer.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means each Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture on or after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement, (2) agreements or arrangements relating to, or designed to protect such Person against, fluctuations in foreign currency exchange rates, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

“Holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) all Attributable Indebtedness;

(10) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(11) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Independent Director” means, with respect to any transaction, a director of the Issuer who is disinterested with respect to such transaction.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

“Intercreditor Agreement” means the Intercreditor Agreement, to be dated as of the Issue Date, by and among UBS AG, Stamford Branch, in its capacity as administrative agent and collateral agent pursuant to the Credit Agreement, the holders of any Other Pari Passu Secured Indebtedness from time to time (or any agent or representative on their behalf), the Trustee, the Collateral Agent, the Issuer and the Guarantors.

“interest” means, with respect to the Notes, interest and Additional Interest, if any, on the Notes.

“Intermediate General Partner” means Norcraft Intermediate GP, L.L.C., a Delaware limited liability company, or any successor sole general partner or managing general partner of Intermediate Holdings.

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments (including purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP; and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Subsidiary not sold or disposed of, which amount shall be determined by the Board of Directors. The acquisition by the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Issuer or such Restricted Subsidiary in the third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in the third Person. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“Issue Date” means December 9, 2009.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“LP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Parent dated June 25, 2007 that is described in this prospectus under “Certain Relationships and Transactions” and “Security Ownership of Certain Beneficial Owners and Management.”

“Management and Monitoring Agreement” means the management and monitoring agreement described in this prospectus under “Certain Relationships and Related Transactions.”

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means any mortgage or deed of trust with respect to Real Property owned in fee simple by the Issuer, Co-Issuer or any Guarantor, including any assignment of leases and rents, security agreement and fixture filing relating thereto, entered into by the Issuer, Co-Issuer or any Guarantor in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of Notes.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Issuer or any Restricted Subsidiary.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary. Any Officer of the General Partner shall be deemed to be an Officer of the Issuer.

“Officers’ Certificate” means a certificate signed by two Officers.

“Other Pari Passu Secured Indebtedness” means any Indebtedness of the Issuer, the Co-Issuer or any Guarantor that is pari passu in right of payment to the Notes or any Note Guarantee, as the case may be, and is secured by a Lien on the Collateral that has the same priority as the Lien securing the Notes and the Note Guarantees and that is designated in writing as such by the Issuer to the Trustee and the holders or a representative of the holders of which enter into an appropriate agency agreement or joinder to existing Security Documents with the Collateral Agent, as applicable, or other appropriate agency agreements or security documents with another collateral agent, as applicable, provided that no additional agreement will be required for Additional Notes and related Note Guarantees and any Exchange Notes and related Note Guarantees issued in exchange therefor. “Other Pari Passu Secured Indebtedness” does not include the Notes and the Note Guarantees issued on the Issue Date or any Exchange Notes and related Note Guarantees, but includes any Additional Notes and related Note Guarantees and any Exchange Notes and related Note Guarantees issued in exchange therefor.

“Parent” means Norcraft Holdings, L.P., a Delaware limited partnership, and its successors and assigns.

“Parent Debt” means Parent’s 9 3/4% Senior Discount Notes or any Indebtedness of Parent or Intermediate Holdings, as the case may be, issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to Retire contemporaneously with the incurrence of such Indebtedness in whole or in part, or constituting an amendment of, Parent’s 9 3/4% Senior Discount Notes, provided that any Indebtedness which refinances any Indebtedness that has been so refinanced or redeemed shall not be deemed “Parent Debt” (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount (plus premium, if any) of the Refinanced Indebtedness so retired or amended (or, if such Parent Debt refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that the Parent Debt is the obligation of the Parent or Intermediate Holdings, as the case may be, only.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable and is secured by a Lien on the Collateral that has the same priority as the Lien securing the Notes and the Note Guarantees.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in this prospectus and businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property and any pledged securities, Permitted Liens, (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (1), (2), (5), (6), (10), (13), (18), (19) (insofar as it relates to Liens to secure Obligations in respect of Refinancing Indebtedness of Indebtedness secured by Liens referred to in clauses (12) and (13) of the definition of “Permitted Liens”), (26), (27) and (29) of the definition of Permitted Liens and (c) in the case of Collateral consisting of pledged securities, none.

“Permitted Holders” means (a) SKM Equity Fund III, L.P. and its Control Investment Affiliates, (b) Trimaran Fund II, L.L.C. and its Control Investment Affiliates, (c) KarpReilly Capital Partners, L.P., KarpReilly Co-Investment Fund, L.P. and their Control Investment Affiliates, (d) Mr. Mark Buller and his Related Parties, (e) for so long as the Issuer shall be a limited partnership, the General Partner, and (f) for so long as Intermediate Holdings shall be a limited partnership, the Intermediate General Partner.

“Permitted Investment” means:

(1) Investments by the Issuer, the Co-Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer (or any direct or indirect parent company of the Issuer) not in excess of $2.0 million at any one time outstanding;

(4) Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”;

(5) cash and Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with clauses (1) and (2) of the first paragraph of the covenant described under “—Certain Covenants—Limitations on Asset Sales”;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(11) Investments, to the extent the payment for which is made in Qualified Equity Interests;

(12) Investments existing on the Issue Date;

(13) Investments represented by guarantees otherwise permitted to be made by the Indenture;

(14) Investments in Restricted Subsidiaries that are not Guarantors in an aggregate amount not to exceed $5.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); and

(15) other Investments in an aggregate amount not to exceed $15.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clause (15) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (15) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (15) above.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP and such proceedings have the effect of preventing forfeiture or sale of the property or assets subject to any such Lien;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings, if adequate reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof and such proceedings have the effect of preventing forfeiture or sale of the property or assets subject to any such Lien;

(3) pledges incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole, including without limitation, encumbrances and exceptions to title expressly set forth as an exception to the policies of title insurance obtained to insure the lien of each Mortgage granted in connection with the Notes or the Credit Facilities;

(7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11) Liens arising from filing Uniform Commercial Code (or equivalent statutes) financing statements regarding leases entered into in the ordinary course of business;

(12) Liens securing the Notes (other than any Additional Notes) and any Note Guarantee and Liens securing the Exchange Notes and any guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement;

(13) Liens securing Obligations in respect of Indebtedness permitted by clause (15)(a) in the covenant described under “—Limitations on Additional Indebtedness”; but only to the extent and for so long as the Notes and the Note Guarantees are secured on an equal and ratable and pari passu basis by Liens on such property and the Liens securing such Obligations are subject to the Intercreditor Agreement;

(14) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date; provided that such Liens shall not encumber any Mortgaged Property;

(15) Liens in favor of the Issuer or a Guarantor;

(16) Liens securing Obligations in respect of Indebtedness under the Credit Facilities, but only to the extent such Indebtedness is incurred in reliance on and outstanding under clause (1) in the covenant described under “—Limitations on Additional Indebtedness” and only for so long as the Notes and the Note Guarantees are secured by Second-Priority Liens on such property subject to the exclusions described in “—Security” and the Liens securing such Obligations are subject to the Intercreditor Agreement;

(17) Liens securing Purchase Money Indebtedness;

(18) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(19) Liens to secure Obligations in respect of Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (12), (13), (14) and (17); provided that in each case such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof) and any only for so long as any Obligations in respect of Refinancing Indebtedness in respect of clause (13) is subject to the Intercreditor Agreement;

(20) Liens to secure Attributable Indebtedness incurred pursuant to the covenant described under “—Limitations on Sale and Leaseback Transactions”; provided that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22) Liens on assets of a Restricted Subsidiary securing Obligations in respect of Indebtedness granted by a Restricted Subsidiary that is not a Guarantor;

(23) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $5.0 million at any one time outstanding; provided that such Lien shall in no event extend to any Mortgaged Property;

(24) Liens securing Hedging Obligations permitted to be incurred by clause (4) in the covenant described under “—Limitations on Additional Indebtedness”;

(25) Liens to secure Obligations in respect of Cash Management Obligations permitted to be incurred by clause (16) in the covenant described under “—Limitations on Additional Indebtedness”;

(26) rights of a supplier of unpaid goods to have access to and repossess such goods under the Bankruptcy and Insolvency Act (Canada) and under the provisions in the legislation of Canadian provinces;

(27) the reservations, limitations, provisos and conditions, if any, expressed in any original grants of real or immovable property from the Crown under Canadian Law;

(28) licenses of intellectual property granted by the Issuer, the Co-Issuer or any Restricted Sub-sidiary in the ordinary course of business and not interfering in any material respect with the or-dinary conduct of business of the Issuer, the Co-Issuer or the Restricted Subsidiaries; and

(29) encumbrances or exceptions expressly permitted pursuant to the Mortgages;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Collateral, other than Permitted Collateral Liens and Liens granted pursuant to the Security Documents (including Mortgages), any First Lien Security Document or any Second Lien Security Document.

“Permitted Tax Distributions” means

(1) in the event that the Issuer is treated as a corporation for federal income tax purposes, payments, dividends or distributions to Intermediate Holdings and/or Parent in order to pay consolidated or combined federal, state or local taxes to the extent that such taxes are attributable to the income of the Issuer and its Subsidiaries; or

(2) in the event that the Issuer is not treated as a corporation for federal income tax purposes, payments, dividends or distributions to the then current or former equity holders of the Issuer in an amount equal to, with respect to any taxable year of the Issuer, the product of (x) the highest combined federal, state (or provincial) and local statutory tax rate (after taking into account the deductibility of state (or provincial) and local income tax for federal income tax purposes) applicable to any direct (or, where the direct equity holder is a pass-through entity, indirect) equity holder of the Issuer multiplied by (y) the taxable income of the Issuer and its Subsidiaries determined on the basis that the Issuer is a partnership for federal income tax purposes for such year; provided, however, that the combined tax rate in clause (x) of this paragraph shall not exceed the highest combined tax rate that shall be applicable to a direct (or, where the direct equity holder is a pass-through entity, indirect) equity holder of the Issuer residing only in the United States for tax purposes;

minus, in the case of clauses (1) and (2) of this definition, any federal, state and local income taxes paid or payable by the Issuer and its Subsidiaries directly to taxing authorities on behalf of their direct or indirect equity holders in respect of the income tax liability of such equity holders, if any.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“Public Equity Offering” means an underwritten public offering of Qualified Equity Interests of Parent or any parent thereof generating gross proceeds of at least $50.0 million in the aggregate since the Issue Date, pursuant to an effective registration statement filed under the Securities Act.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property (other than any Mortgaged Property) to which such asset is attached and (3) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of Parent to Persons; provided, however, that cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any Notes to be redeemed are received by the Issuer as a capital contribution immediately prior to such redemption.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of “—Optional Redemption.”

“Redesignation” has the meaning given to such term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount (plus premium, if any) of the Refinanced Indebtedness so repaid or amended (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that:

(1) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;

(2) if the Refinanced Indebtedness was subordinated to or pari passu with the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(3) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes;

(4) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(5) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured, and such security interest encumbering such assets is of the same priority as, or a lower priority than, the security interest that secured the Refinanced Indebtedness being repaid or amended.

“Related Party” means any family member of Mr. Mark Buller or any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which are Mr. Mark Buller and/or any members of his family.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Issuer, any Restricted Subsidiary, the General Partner or any equity holder of the Issuer, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3) any Investment other than a Permitted Investment; or

(4) any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Retire” means, with respect to Parent Debt, to defease, redeem, purchase, repurchase, prepay, repay, discharge or otherwise acquire or retire such Parent Debt, provided, that, upon Retirement, such Parent Debt shall be cancelled and no longer outstanding for purposes of the indenture governing such Parent Debt and notwithstanding any other provision of the indenture governing such Parent Debt, such Parent Debt that has been Retired in accordance with the provisions hereof shall not be eligible to be purchased or otherwise acquired, nor shall any interest payments on any such Indebtedness be permitted, in each case, subsequent to such Retirement and further provided, that, Parent Debt shall be deemed Retired contemporaneously with the issuance of any new Indebtedness if (x) the net proceeds of such Indebtedness shall be used to defease, redeem, purchase, repurchase, prepay, repay, discharge or otherwise acquire or retire Parent Debt within 90 days of the incurrence of such Indebtedness, and (y) during such 90-day period and prior to any such defeasance, redemption, purchase, repurchase, prepayment, repayment, discharge or other acquisition or retirement, Parent shall deposit such net proceeds with an escrow agent reasonably satisfactory to the trustee or other representative for the holders of the Parent Debt pursuant to an escrow agreement in form and substance reasonably satisfactory to such trustee or representative, which, for the avoidance of doubt, shall provide that any such net proceeds shall be released from escrow solely to defease, redeem, purchase, repurchase, prepay, repay, discharge or otherwise acquire Parent Debt.

“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Security Document” means any security document granting or evidencing a security interest to secure the obligations under any Other Pari Passu Secured Indebtedness.

“Second-Priority Liens” means the liens on the Collateral created in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes, subject solely to Permitted Liens and Liens on the Collateral securing Credit Facility Obligations on a first-priority basis

“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the security documents granting or evidencing a security interest in or liens on any assets of any Person to secure the Obligations under the Indenture, the Notes, the Note Guarantees and any Other Pari Passu Secured Indebtedness as each may be amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (8) or (9) under “—Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is subordinated in right of payment to the Notes or the Note Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Transactions” means (a) the entering into and initial borrowing, if any, under the Credit Agreement, (b) the issuance of the Notes offered by this prospectus (including the grant of the security interests and Liens pursuant to the Security Documents), (c) the redemption by Parent of the Parent’s 9 3/4% Senior Discount Notes due 2012 as contemplated by this prospectus, (d) the redemption and discharge of the Issuer’s and Co-Issuer’s 9% Senior Subordinated Notes due 2011, and (e) all transactions (including the payment of fees and expenses) related to any of the foregoing.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the Issue Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Collateral Agent may otherwise determine).

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person (in the case of a partnership, the sole general partner or managing general partner of such Person) entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the exchange of the original notes for the exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the exchange notes and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular tax circumstances or to holders subject to special rules such as certain financial institutions, banks, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities (or investors in such entities), holders whose functional currency is not the U.S. dollar, tax-exempt organizations, persons holding the exchange notes as part of a “straddle,” “hedge,” conversion transaction or other integrated transaction, or persons subject to the alternative minimum tax. The discussion deals only with exchange notes held as “capital assets” within the meaning of Section 1221 of the Code (i.e., held for investment purposes). Moreover, the effect of any other federal tax laws (i.e., estate and gift tax), or of any applicable state, local or foreign tax laws is not discussed.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the exchange notes or that any such position would not be sustained.

If any entity treated as a partnership for U.S. federal income tax purposes holds the exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership purchasing, owning and disposing of the exchange notes.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS AND TAX TREATIES.

Additional Payments

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. For example, a premium may be payable on a change of control redemption (see “Summary Description of the Exchange Notes—Repurchase at the Option of Holders Upon a Change of Control” and “The Exchange Offer”). According to U.S. Treasury Regulations, the possibility that any such payments will be made will not cause the exchange notes to be treated as “contingent payment debt instruments” if there is only a remote chance that such payments will be made, or if such contingencies are considered incidental. We believe that the likelihood that we will be obligated to make any such payments is remote and/or that such contingencies are incidental. Therefore, we intend to take the position that the exchange notes should not be treated as contingent payment debt instruments. Our determination is binding on a Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, a Holder might be required to accrue income on its exchange notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of an exchange note. This discussion assumes the exchange notes are not treated as contingent payment debt instruments.

U.S. HOLDERS

This section applies to “U.S. Holders.” As used herein, a “U.S. Holder” is a beneficial owner of an exchange note or exchange notes that is for U.S. federal income tax purposes:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that was created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the worldwide income of which is subject to U.S. federal income tax; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person” for U.S. federal income tax purposes.

Interest

Payments of stated interest on the notes generally will generally be treated as “qualified stated interest” and will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of tax accounting.

Original Issue Discount

The exchange notes will be treated as having been issued with original issue discount, or OID, for U.S. federal income tax purposes because their “stated redemption price at maturity” exceeds their “issue price” by more than a de minimis amount. The “stated redemption price at maturity” of a note is the sum of all payments required to be made on the note other than “qualified stated interest” payments. The “issue price” of a note is the first price at which a substantial amount of the notes are sold to the public for cash.

Because the exchange notes will be issued with OID, a U.S. Holder generally will be required to include OID in income before receipt of the associated cash payment, regardless of such U.S. Holder’s method of accounting for U.S. federal income tax purposes. The amount of OID includible in income in a taxable year is the sum of the “daily portions” of the OID for the exchange note for each day during the taxable year in which such Holder held the exchange note. The daily portion is determined by allocating the OID for each day of the accrual period. An accrual period may be of any length and the accrual periods may vary in length over the term of the exchange note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or the final day of an accrual period.

The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the exchange note at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) and (2) the amount of any qualified stated interest allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods. Under these rules, a U.S. Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

The rules regarding OID are complex. Accordingly, U.S. Holders should consult their own tax advisors regarding the application of the rules described above.

Sale or Other Taxable Disposition of the Exchange Notes

A U.S. Holder will recognize gain or loss on the sale, exchange (other than a tax-free transaction), redemption, retirement or other taxable disposition of an exchange note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the exchange note. A U.S. Holder’s adjusted tax basis in an exchange note will generally be the cost of the exchange note to the U.S. Holder, increased by the amount of OID previously included in income. Subject to the market discount rules discussed below, this gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder has held the exchange note for more than one year and otherwise will be short-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. Capital losses are subject to limitations on their use.

The Exchange

The exchange of the original notes for the exchange notes in the exchange offer should not constitute a taxable exchange. As a result, (1) a U.S. Holder should not recognize a taxable gain or loss as a result of exchanging such holder’s original notes for exchange notes; (2) the holding period of the exchange notes received should include the holding period of the original notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received should be the same as the adjusted tax basis of the original notes exchanged therefor immediately before such exchange.

Market Discount, Acquisition Premium and Bond Premium

If a U.S. Holder purchased an original note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an original note should carry over to the exchange note received in exchange therefor. The amount of any market discount will generally be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the original note, multiplied by the numbers of complete years to maturity. For this purpose, the “revised issue price” of an original note generally equals the issue price of the original note, increased by the amount of any OID previously accrued on the original note (without regard to the amortization of any acquisition premium). Although the Code does not expressly so provide, the revised issue price of the original note is generally decreased by the amount of any payment previously made on the original note (other than payments of qualified stated interest). The rules described below do not apply to you if you purchased an original note that has de minimis market discount.

Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of an exchange note as ordinary income to the extent of any accrued market discount (on the original note or the exchange note) that has not previously been included in income. In addition, a U.S. Holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the original note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which the U.S. Holder acquired the original note through the maturity date of the exchange note (for which the original note was exchanged), unless the U.S. Holder makes an irrevocable election to accrue market discount under a constant yield method. The U.S. Holder may elect to include market discount in income currently as it accrues, either ratably or under the constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. If a U.S. Holder elects to include market discount in income currently, such Holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which an election is made, and the election may not be revoked without the consent of the IRS. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by the U.S. Holder during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS.

If a U.S. Holder has purchased an original note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on the initial note after the purchase date but is greater than the adjusted issue price of such original note, the excess will be treated as acquisition premium. Any acquisition premium applicable to an original note should carry over to the exchange note received in exchange therefor. The amount of the OID that the U.S. Holder is required to include in gross income in each taxable period will be reduced by an allocable portion of this acquisition premium.

If a U.S. Holder has purchased an original note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an original note should carry over to the exchange note received in exchange therefor. The U.S. Holder generally may elect to amortize bond premium from the purchase date to the maturity date under a constant yield method. In such case, a U.S. Holder will reduce the amount required to be included in each year with respect to interest on such Holder’s exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If a U.S. Holder elected to amortize bond premium on an original note, such election should carry over to the exchange note received in exchange therefor. A U.S. Holder that does not make this election will be required to include in gross income the full amount of interest on the exchange note in accordance with such Holder’s regular method of tax accounting, and will include the premium in the Holder’s tax basis for the exchange note for purposes of computing the amount of gain or loss recognized on the taxable disposition of the exchange note.

The rules regarding market discount, acquisition premium and bond premium are complex and the rules described above may not apply in all cases. Accordingly, U.S. Holders are urged to consult their own tax advisor regarding the application of these rules to their particular situation.

Backup Withholding

The receipt of payments with respect to interest (including OID) and principal payments on, or proceeds of the sale or other disposition (including a retirement or redemption) of, the exchange notes generally will be subject to information reporting requirements. In addition, U.S. Holders may be subject to backup withholding at the applicable rate with respect to such payments unless such U.S. Holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides its correct taxpayer identification number on IRS Form W-9 (or substitute or successor form), certifies under penalties of perjury that it is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

NON-U.S. HOLDERS

This section applies to “non-U.S. Holders.” As used herein, a “non-U.S. Holder” is a beneficial owner of an exchange note or exchange notes who is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. Holder.

Interest Payments

Interest (including OID) paid to a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax (other than backup withholding tax, as discussed below), provided that (i) such non-U.S. Holder does not, actually or constructively, own 10% or more of the capital or profits interests in Norcraft Holdings, L.P., (ii) the non-U.S. Holder is not (a) a controlled foreign corporation that is related to Norcraft Holdings, L.P. within the meaning of Section 864(d)(4) of the Code or (b) a bank receiving interest on a loan entered into in the ordinary course of business, (iii) such interest is not effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business and (iv) Norcraft or its paying agent has received appropriate documentation (generally IRS Form W-8BEN or appropriate substitute or successor form) establishing that the non-U.S. Holder is not a U.S. person. A non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under this paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or, where such non-U.S. Holder properly establishes its eligibility therefor, a lower applicable treaty rate) on payments of interest, unless the interest is effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business, in which case the non-U.S. Holder will be subject to tax as described below under “—U.S. Trade or Business.”

Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. persons.

Sale, Exchange or Retirement of the Exchange Notes

A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax (other than backup withholding tax, as discussed below) on gain recognized on the sale, exchange, redemption, retirement or other disposition of an exchange note unless (i) the gain is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business and, if an income tax treaty applies, attributable to a U.S. permanent establishment, as described below under “—U.S. Trade or Business,” or (ii) such holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met. A non-U.S. Holder described in clause (ii) generally will be subject to a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain, net of certain U.S. source capital losses.

Exchange Offer

As discussed in more detail under “U.S. Holders—Exchange Offer,” the exchange of the original notes for identical debt securities registered under the Securities Act should not constitute a taxable exchange.

U.S. Trade or Business

If interest (including OID) or gain from a disposition of the exchange notes is effectively connected with a non-U.S. Holder’s conduct of a U.S. trade or business and, if an income tax treaty applies, the non- U.S. Holder maintains a U.S. “permanent establishment” to which the interest or gain is generally attributable, the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. A non-U.S. holder of an exchange note that is a corporation also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, such gain or interest (including OID) generally will be included in earnings and profits if the gain or interest is effectively connected with the conduct by the foreign corporation of a U.S. trade or business. To obtain an exemption from the 30% withholding tax discussed above based on the grounds that the interest (including OID) is effectively connected with the conduct of a trade or business within the U.S., the non-U.S. Holder must furnish the broker with an applicable properly executed IRS Form W-8 prior to the date of payment.

Backup Withholding and Information Reporting

A non-U.S. Holder may, in certain circumstances, be subject to backup withholding and related information reporting on payments of interest (including OID) or principal on, or the proceeds of a sale or other disposition (including a retirement or redemption) of, the exchange notes unless such non-U.S. Holder certifies its nonresident status. In general, a non-U.S. Holder may claim an exemption from backup withholding by properly completing and submitting an applicable IRS Form W-8 signed under penalties of perjury attesting to the status of such non-U.S. Holder as a non-U.S. person. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules or other withholding rules may be credited against a non-U.S. Holder’s U.S federal income tax liability, and a non-U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

Non-U.S. Holders should consult their own tax advisors regarding application of the withholding and backup withholding rules to their particular situation and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

Recent Legislation

The recently enacted Hiring Incentive to Restore Employment Act (the “HIRE Act”) modifies some of the withholding, information reporting, and certification rules above in such a manner that after December 31, 2012, additional withholding requirements could apply to most types of U.S. source payments (including payments of interest) to certain non-U.S. Holders who fail to comply with the HIRE Act’s new reporting and disclosure obligations. However, the HIRE Act contains an exception that provides that withholding tax will not apply to payments made on debt instruments that are outstanding on March 18, 2012, and therefore it is expected that payments to non-U.S. Holders on the exchange notes should not be subject to additional withholding under these new rules. Nonetheless, because the HIRE Act is new and Treasury has broad authority to interpret the new rules and promulgate regulations thereunder, non-U.S. Holders should consult their tax advisors concerning the rules in the HIRE Act that may be relevant to their investment in the exchange notes.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resales.

We will not receive any proceeds from any such sale of exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer, may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the guarantee offered hereby will be passed upon for us by us by Ropes & Gray LLP, New York, New York.

EXPERTS

The financial statements and schedule as of and for the year ended December 31, 2009 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said report.

The financial statements as of December 31, 2008 and for each of the two fiscal years in the period ended December 31, 2008 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 under the Securities Act with the Commission with respect to the issuance of the exchange notes. This prospectus, which is included in the registration statement, does not contain all of the information included in the registration statement. Certain parts of this registration statement are omitted in accordance with the rules and regulations of the Commission. For further information about us and the exchange notes, we refer you to the registration statement. You should be aware that the statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements should be read along with the full and complete text of the related documents.

We have agreed that, whether or not we are required to do so by the Commission, after consummation of the exchange offer or the effectiveness of a shelf registration statement, for so long as any of the exchange notes remain outstanding, we will file with the Commission (or we will furnish to holders of the exchange notes if not filed with the Commission), within the time periods specified in the rules and regulations of the Commission:

•	all quarterly and annual reports on Forms 10-Q and 10-K, including, with respect to the annual information only, a report thereon by our certified independent public accountants; and

•	all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file these reports.

Any reports or documents we file with the SEC, including the registration statement, may be inspected and copied at the public reference room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. For further information on the operations of the public reference room, please call 1-800-SEC-0330.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference but not delivered with the prospectus (except exhibits, unless they are specifically incorporated into this prospectus by reference). You should direct any requests for copies to Norcraft Companies, L.P., 3020 Denmark Avenue Suite 100 Eagan, Minnesota 55121. To obtain timely delivery, holders of original notes must request the information no later than five business days before July 6, 2010, the date they must make their investment decision.

Norcraft Companies, L.P.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board Managers

Norcraft GP, L.L.C.

We have audited the accompanying consolidated balance sheet of Norcraft Companies, L.P. (a Delaware limited partnership) and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, changes in members’ equity and comprehensive income, and cash flows for the year then ended. Our audit of the basic financial statements included the financial statement schedule listed in the index appearing under Item 15. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Norcraft Companies, L.P. and subsidiaries as of December 31, 2009, and the results of their operations and their cash flows for year then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Grant Thornton LLP
Minneapolis, MN
March 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers of Norcraft GP, L.L.C.:

In our opinion, the consolidated financial statements listed in the accompanying index on page F-1 present fairly, in all material respects, the financial position of Norcraft Companies, L.P. and subsidiaries at December 31, 2008, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing on page S-1 for each of the two years in the period ended December 31, 2008 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 15, 2009

Norcraft Companies, LP

Consolidated Balance Sheets

(dollar amounts in thousands)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$16,731	$59,406
Trade accounts receivable, net	17,987	18,535
Inventories	16,380	20,599
Prepaid expenses	1,629	1,810

Total current assets	52,727	100,350

Property, plant and equipment, net	31,925	35,629

Other assets:
Goodwill	88,421	88,421
Customer relationships, net	39,332	43,798
Brand names	35,100	35,100
Deferred financing costs, net	6,908	2,820
Display cabinets, net	5,394	7,069
Other	70	62

Total other assets	175,225	177,270

Total assets	$259,877	$313,249

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$—	$—
Accounts payable	6,626	6,688
Accrued expenses	15,096	16,433

Total current liabilities	21,722	23,121

Long-term debt	180,000	148,000
Unamortized discount on bonds payable	(2,903)	—
Other liabilities	287	459

Commitments and contingencies	—	—

Members’ equity	60,771	141,669

Total liabilities and members’ equity	$259,877	$313,249

See notes to consolidated financial statements.

Norcraft Companies, LP

Consolidated Statements of Operations

(dollar amounts in thousands)

	Year Ended December 31,
	2009	2008	2007

Net sales	$246,804	$331,548	$394,042

Cost of sales	176,512	234,427	263,500

Gross profit	70,292	97,121	130,542

Selling, general and administrative expenses	49,706	64,789	76,012

Impairment of goodwill and other intangible assets	—	73,938	—

Income (loss) from operations	20,586	(41,606)	54,530

Other expense (income):
Interest expense, net	15,050	13,341	13,104
Amortization of deferred financing costs	2,895	1,063	1,111
Other, net	36	151	200

Total other expense (income)	17,981	14,555	14,415

Net income (loss)	$2,605	$(56,161)	$40,115

See notes to consolidated financial statements.

Norcraft Companies, LP

Consolidated Statements of Changes in Member’s Equity and Comprehensive Income (Loss)

(dollar amounts in thousands)

	Member’s Equity	Accumulated Other Comprehensive Income (Loss)	Total Accumulated Comprehensive Income (Loss)
Member’s equity at January 1, 2007	$184,121	$(55)	$115,671
Adoption of ASC 740	(438)	—	—
Issuance of member’s interest	562	—	—
Stock compensation expense	1,185	—	—
Distributions to member	(21,254)	—	—
Repurchase of member interest	(1,966)	—	—
Cumulative translation adjustment	1	1	1
Net income	40,115	—	40,115

Total comprehensive income	—	—	40,116

Member’s equity at December 31, 2007	202,326	(54)	155,787
Stock compensation expense	229	—	—
Distributions to member	(4,553)	—	—
Repurchase of member interest	(68)	—	—
Cumulative translation adjustment	(104)	(104)	(104)
Net loss	(56,161)	—	(56,161)

Total comprehensive loss	—	—	(56,265)

Member’s equity at December 31, 2008	141,669	(158)	99,522
Stock compensation expense	155	—	—
Distributions to member	(83,909)	—	—
Cumulative translation adjustment	251	251	251
Net income	2,605	—	2,605

Total comprehensive income	—	—	2,856

Member’s equity at December 31, 2009	$60,771	$93	$102,378

See notes to consolidated financial statements.

Norcraft Companies, LP

Consolidated Statements of Cash Flows

(dollar amounts in thousands)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	$2,605	$(56,161)	$40,115
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	5,794	6,291	5,461
Amortization:
Customer relationships	4,466	4,467	4,466
Deferred financing costs	2,895	1,063	1,111
Display cabinets	5,348	7,096	6,703
Discount amortization/accreted interest	30	—	—
Impairment of goodwill and other intangible assets	—	73,938	—
Provision for uncollectible accounts receivable	1,121	2,144	1,636
Provision for obsolete and excess inventory	1,412	591	638
Provision for warranty claims	2,001	3,279	3,577
Stock compensation expense	155	229	1,185
Gain on involuntary asset disposal (fire)	—	—	(442)
Loss on disposal of assets	189	(1)	234
Change in operating assets and liabilities:
Trade accounts receivable	(344)	6,139	7,246
Inventories	2,912	2,750	(2,613)
Prepaid expenses	191	317	(241)
Other assets	(8)	17	83
Accounts payable and accrued expenses	(3,966)	(9,558)	(5,837)

Net cash provided by operating activities	24,801	42,601	63,322

Cash flows from investing activities:
Proceeds from sale of property and equipment	5	70	26
Insurance proceeds from involuntary asset disposal (fire)	—	—	496
Purchase of property, plant and equipment	(2,034)	(3,047)	(6,945)
Additions to display cabinets	(3,673)	(4,091)	(7,774)

Net cash used in investing activities	(5,702)	(7,068)	(14,197)

Cash flows from financing activities:
Borrowings on senior secured second lien notes payable	177,067	—	—
Payment of financing costs	(6,983)	—	—
Repurchase of notes payable	(148,000)	—	(2,000)
Proceeds from issuance of member interests	—	—	562
Repurchase of members interests	—	(68)	(1,966)
Distributions to member	(83,909)	(4,553)	(21,254)

Net cash used in financing activities	(61,825)	(4,621)	(24,658)

Effect of exchange rates on cash and cash equivalents	51	85	(96)

Net increase (decrease) in cash and cash equivalents	(42,675)	30,997	24,371

Cash and cash equivalents, beginning of the period	59,406	28,409	4,038

Cash and cash equivalents, end of period	$16,731	$59,406	$28,409

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$17,977	$10,250	$14,021

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

1.	Basis of Presentation

The accompanying financial statements are those of Norcraft Companies, L.P. (“Norcraft” or the “Company”). Norcraft is a wholly-owned subsidiary of Norcraft Holdings, L.P. (“Holdings”).

Norcraft GP, L.L.C. (“Norcraft GP”), a Delaware limited liability company, is the general partner of Norcraft. Norcraft GP does not hold any equity interest in Norcraft, but as a general partner, it controls the entity. The members of Norcraft GP are SKM Norcraft Corp., Trimaran Cabinet Corp. and Buller Norcraft Holdings, L.L.C. Norcraft GP has not been capitalized and has no assets or liabilities as of December 31, 2009 or 2008. Furthermore, Norcraft GP has no commitment to fund cash flow deficits or furnish direct or indirect financial assistance to the Company.

2.	Nature of Company

The Company is a manufacturer and national distributor of kitchen and bathroom cabinetry to dealers, wholetailers who sell to end users in the repair and remodeling and new home construction markets, contractors, builders and home centers. Manufacturing is conducted from owned premises located in Kansas, Minnesota, North Carolina, South Dakota, Virginia and Winnipeg, Canada.

The Company has aggregated its three significant operating segments into one reportable segment, based on similar products, production processes, types of customers, distribution methods and economic characteristics.

3.	Significant Accounting Policies

Cash and Cash Equivalents

For purposes of reporting cash and cash equivalents, the Company considers all highly liquid investments having maturities when acquired of three months or less to be cash equivalents. At December 31, 2008, cash and cash equivalents included a money market account with a balance of $45.9 million.

A substantial portion of the Company’s cash is held by a single financial institution. The majority of the Company’s cash and cash equivalents exceed federal deposit insurance limits. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable and Concentrations of Credit Risk

The Company’s customers operate in the repair and remodeling and new home construction markets; accordingly, their credit worthiness is affected by cyclical trends and general conditions in those markets. Concentrations of credit risk with respect to trade receivables are limited to some extent by its large number of customers and their geographic dispersion. The Company generally does not require collateral from its customers, but does maintain allowances for estimated uncollectible accounts receivable based on historical experience and specifically identified at-risk accounts. The adequacy of the allowance is evaluated on an ongoing and periodic basis and adjustments are made in the period in which a change in condition occurs. A customer is considered past due after the contractual due date is not met and charge-off occurs when the account is deemed uncollectable. The Company’s largest customer accounted for approximately 17.2%, 16.6% and 11.8% of net sales in 2009, 2008 and 2007, respectively.

Inventories

The Company states inventory at the lower of cost or market with cost established using the first-in, first-out (FIFO) method. The Company makes provisions for estimated obsolete or excess inventories based on historical experience, market conditions and other assumptions and judgment by management. Estimated losses for such obsolete or excess inventory are recorded in the periods in which those conditions arise.

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for major renewals and betterments that extend lives of assets are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred. Depreciation and amortization is computed using the straight-line method over the estimated useful lives: buildings and leasehold improvements – 20 years or the life of the underlying lease, factory equipment – 7 years, vehicles – 5 years, office and data processing equipment – 3 to 5 years. The cost and related accumulated depreciation and amortization of assets sold or otherwise disposed of are removed from the related accounts, and resulting gains or losses are reflected in operations.

Display Cabinets

The cost of cabinetry displays are capitalized when provided to the Company’s dealers and are amortized over 36 months, which represents the period they are expected to be on display for customer viewing.

Other Intangible Assets

Identifiable intangible assets consist of customer relationships. The customer relationship intangible asset is being amortized using the straight-line method over its estimated useful life of 15 years based on historical and expected customer attrition rates. Straight-line amortization reflects an appropriate allocation of cost of the intangible asset to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period.

Amortization expense related to customer relationships of $4.5 million for each of the years ended December 31, 2009, 2008 and 2007 is included in selling, general and administrative expenses in the consolidated statements of operations. Annual amortization expense for each of the next five years is expected to be $4.5 million per year.

It is the Company’s policy to value intangible assets at unamortized cost. Management reviews the valuation and amortization of intangible assets and the estimated useful lives of its identifiable intangible assets on a periodic basis, taking into consideration any events or circumstances which might result in diminished fair value or revised useful life.

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

Intangible assets subject to amortization consist of the following:

	December 31, 2009		December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer relationships	$67,000	$(27,668)	$67,000	$(23,202)
Deferred financing costs	6,982	(74)	12,853	(10,033)

Total	$73,982	$(27,742)	$79,853	$(33,235)

Indefinite-Lived Intangible Assets and Goodwill

Indefinite-lived assets are brand names, consisting of Mid Continent®, UltraCraft®, StarMark® and Fieldstone®, and are considered indefinite lived intangible assets. Indefinite lived intangible assets are not amortized. Instead, the Company makes annual assessments, or as events or circumstances indicate that the asset might be impaired, separately from goodwill, to evaluate realizability of carrying values.

The Company’s significant reporting units for the purpose of performing the impairment analysis tests for goodwill consist of Mid Continent, UltraCraft and StarMark. For the purpose of performing the required goodwill impairment tests, the Company primarily applies a present value (discounted cash flow) method to determine the fair value of the reporting units with goodwill. The Company performs an annual impairment test of goodwill and indefinite-lived intangible assets during the fourth quarter.

The Company’s reporting units are composed of either a discrete business or an aggregation of businesses with similar economic characteristics. Certain factors may result in the need to perform an impairment test prior to the fourth quarter, including significant underperformance of the Company’s business relative to expected operating results, significant adverse economic and industry trends, and a decision to divest an individual business within a reporting unit.

Goodwill impairment is determined using a two-step process.

•

The first step is to identify if a potential impairment exists by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to have a potential impairment and the second step of the process is not necessary. However, if the carrying amount of a reporting unit exceeds its fair value, the second step is performed to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any.

•

The second step, if necessary, compares the implied fair value of goodwill with the carrying amount of goodwill. If the implied fair value of goodwill exceeds the carrying amount, then goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

The Company estimates the fair value of its reporting units, using various valuation techniques, with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires the Company to make various judgmental assumptions about sales, operating margins, growth rates and discount rates. Assumptions about discount rates are based on a weighted-average cost of capital derived from observable market inputs and comparable company data. Assumptions about sales, operating margins, and growth rates are based on management’s forecasts, business plans, economic projections, anticipated future cash flows and marketplace data. Assumptions are also made for varying perpetual growth rates for periods beyond the long-term business plan period. Because of the increased uncertainty resulting from worsening global economic conditions, management’s revenue projections used in 2008 generally assumed reductions in 2009 and a period of recovery beginning in 2010. The revenue projection used in 2009 also assumed the beginning of market recovery in 2010, continuing into 2011.

Impairment Charge in 2008. The Company’s annual assessment for impairment resulted in an impairment charge in 2008.

The total fair value of brand names prior to impairment in 2008 was $49.0 million. An impairment charge of $13.9 million was recorded in 2008, for an adjusted value of $35.1 million.

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

The fair value of the indefinite-lived assets is determined for the annual impairment test using the Royalty Savings Method, which is a variation of the income approach. In 2008, a discount rate of 14.0% was used plus a premium of 1.0%. The premiums were based on the nature of the asset.

In the 2008 evaluation of the fair value of the Company’s reporting units, the Company assumed revenue declines for 2009 from 2008 reflecting a continuation of weakness in the home-building and remodeling markets. The Company then assumed revenue in 2010 to begin to show recovery. In 2008, the Company also assumed a discount rate of 14.0% and a perpetual growth rate of 2.0%. These rates reflected the market conditions in the respective periods.

The Company’s first step impairment analysis for 2008 indicated that the fair value of the Mid Continent and UltraCraft reporting units did not exceed their carrying values. The impairment test and subsequent valuation resulted in a total impairment charge of $73.9 million in the fourth quarter of fiscal 2008. Of the total impairment charge recorded in 2008, $60.0 million was attributable to goodwill and $13.9 million was attributable to brand names.

No Impairment Charge in 2009. The Company’s annual assessment for impairment did not result in an impairment charge in 2009.

In the 2009 evaluation of the fair value of all the Company’s reporting units, the Company assumed revenue in 2010 to begin to show recovery and 2011 to continue this recovery. In 2009, the Company also assumed a discount rate of 16.3% and a perpetual growth rate of 3.7%. These rates reflected the market conditions in the respective periods.

The fair value of the indefinite-lived assets is determined for the annual impairment test using the Royalty Savings Method, which is a variation of the income approach. In 2009, a discount rate of 14.3% was used plus a premium of 2.0%. The premiums were based on the nature of the asset.

The Company’s first step impairment analysis for 2009 indicated that the fair value of the reporting units approximated or exceeded their carrying values. The impairment test resulted in no impairment charge in 2009.

A summary of impairment charges by reporting unit and year is as follows:

	Brand Names				Goodwill
	Mid Continent	UltraCraft	StarMark	Total	Mid Continent	UltraCraft	StarMark	Total
Balance 12/31/2007	$28,700	$7,500	$12,800	$49,000	$90,507	$11,691	$46,261	$148,459
Impairment	(7,700)	(3,900)	(2,300)	(13,900)	(51,911)	(8,127)	—	(60,038)

Balance 12/31/2008	21,000	3,600	10,500	35,100	38,596	3,564	46,261	88,421
Impairment	—	—	—	—	—	—	—	—

Balance 12/31/2009	$21,000	$3,600	$10,500	$35,100	$38,596	$3,564	$46,261	$88,421

Intangible assets not subject to amortization consist of the following:

	December 31, 2009	December 31, 2008
Goodwill	$88,421	$88,421
Brand names	35,100	35,100

Total	$123,521	$123,521

Deferred Financing Costs

Debt issuance costs are deferred and amortized to deferred financing expense using the interest method over the terms of the related debt. Norcraft’s amortization of such costs for the fiscal years 2009, 2008 and 2007 totaled approximately $3.0 million, $1.1 million and $1.1 million, respectively.

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

Future estimated aggregate amortization expense at December 31, 2009 is as follows:

Year Ending December 31,
2010	$1,203
2011	1,203
2012	1,203
2013	1,203
2014	1,189
2015	907

Foreign Currency Translation/Transactions

The financial statements of the Company’s Canadian subsidiary are translated into U.S. dollars for consolidation. All assets and liabilities are translated using period-end exchange rates and statements of operations items are translated using average exchange rates for the period. The resulting translation adjustments are recorded as a separate component of members’ equity. Also recorded as translation adjustments in members’ equity (deficit) are transaction gains and losses on long-term intercompany balances for which settlement is not planned or anticipated in the foreseeable future. Other foreign currency transaction gains and losses are included in determining net income, but have not been material in any of the periods presented.

Revenue Recognition

Revenue is recognized upon delivery of product, which represents the point at which ownership transfers to the customer. Net sales represent gross sales less deductions taken for sales returns, freight charge backs and incentive rebate programs. These deductions are based on historical experience, market conditions and terms of the applicable marketing agreements with the customers. Taxes collected from customers are not included in revenue, but are recorded as liability until remitted to the appropriate governmental authorities.

Shipping and Handling Costs

The Company classifies freight chargeback billings to customers as a component of net sales in the statements of operations and the related cost is included as a component of cost of sales.

Advertising

The Company expenses all advertising costs as incurred. Advertising expense was $0.3 million, $0.4 million and $0.5 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Volume-Based Incentives

These incentives typically involve rebates or refunds of a specified amount of cash consideration that are redeemable only if the customer completes a specified cumulative level of sales transactions. Under incentive programs of this nature, the Company estimates the anticipated rebate to be paid and allocates a portion of the estimated cost of the rebate to each underlying sales transaction with the customer. The estimated rebates are recorded as a reduction of revenue in the period of sale based on historical redemption rates.

Marketing Programs

Under these arrangements the Company agrees to reimburse certain of its customers for a portion of the costs incurred by the customer to advertise and promote certain of the Company’s products. The Company recognizes the cost of cooperative advertising programs in the period in which the advertising and promotional activity takes place. The actual costs of these programs are included in selling, general and administrative expenses in the statements of operations.

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

Product Warranties

The Company provides warranties for its products ranging from five years up to the life of the product. Estimated costs to be incurred for such warranties are provided for in the period of sale based on historical claim rates as a component of cost of sales in the statements of operations. (See Note 4, “Supplemental Financial Statement Information”)

Income Taxes

The Company consists of a limited partnership, whereby income is allocated to its limited partners for inclusion in their respective tax returns. Accordingly, no liability or provision for federal income taxes and deferred income taxes attributable to the Company’s operations are included in the accompanying financial statements. While the Company is subject to various state and local taxes at the entity level and files income tax returns in various jurisdictions, these amounts have historically been insignificant. The Company classifies taxes, interest and penalties as a component of other expense.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

4.	Supplemental Financial Statement Information

Trade Accounts Receivable

Trade accounts receivable consists of the following:

	2009	2008
Trade accounts receivable	$18,985	$20,557
Less: allowance for uncollectible accounts	(998)	(2,022)

Trade accounts receivable, net	$17,987	$18,535

Inventories

Inventories consist of the following:

	2009	2008
Raw materials and supplies	$11,173	$14,648
Work in process	2,610	2,942
Finished goods	2,597	3,009

	$16,380	$20,599

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

Supplier Concentration

The Company purchased approximately 13.4%, 16.7% and 15.9% of its raw materials during 2009, 2008 and 2007, respectively, from its largest supplier.

Property, Plant and Equipment

Property, plant and equipment consist of the following:

	2009	2008
Land	$2,872	$2,872
Buildings and improvements	24,064	23,849
Factory equipment	28,057	26,716
Vehicles	269	243
Office and data processing equipment	5,745	5,978
Construction in progress	398	451

	61,405	60,109
Less: accumulated depreciation	(29,480)	(24,480)

	$31,925	$35,629

Accrued Expenses

Accrued expenses consist of the following:

	2009	2008
Salaries, wages and employee benefits	$6,842	$6,104
Commissions, rebates and marketing programs	2,457	3,191
Worker’s compensation	2,005	2,464
Interest	1,181	2,220
Other, including product warranty accruals	2,611	2,454

	$15,096	$16,433

Product Warranties

Product warranty activity is as follows:

	2009	2008	2007
Beginning balance	$635	$776	$871
Accruals for warranties - current	2,001	3,373	3,577
Settlements made during the period	(2,142)	(3,514)	(3,672)

Ending balance	$494	$635	$776

Product warranty is a component of the “Other” category in the accrued expenses table above.

5.	Income Taxes

The Company accrues interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. The Company recorded a reserve for unrecognized state and local tax benefits totaling $0.4 million as an increase to other long-term liabilities, with a corresponding decrease to retained earnings. The transition adjustment included $0.2 million of interest and penalties, as of January 1, 2007. The Company’s accrual for these tax exposures was $0.3 million and $0.5 million at December 31, 2009 and 2008, respectively.

The Company is subject to tax examinations by tax authorities in numerous states until the applicable statute of limitations expire. The Company does not anticipate significant changes in the amount of unrecognized tax benefits over the next year.

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

6.	Long-Term Debt

Long-term debt consists of the following:

	2009	2008
Senior secured second lien notes payable (due in 2015 with semi-annual interest payments at 10.5%)	$180,000	$—

Senior subordinated notes payable (due in 2011 with semi-annual interest payments at 9%)	—	148,000

Total debt	180,000	148,000

Less current portion	—	—

Long-term debt	$180,000	$148,000

Future maturities of long-term debt at December 31, 2009 are as follows:

Year Ending December 31,
2010	$—
2011	—
2012	—
2013	—
2014	—
2015	180,000

$180,000

ABL Facility

In December 2009, in connection with issuance of the senior secured second lien notes, Norcraft entered into a new senior secured first-lien asset-based revolving credit facility (the “ABL Facility”) pursuant to a Credit Agreement dated as of December 9, 2009 (the “ABL Credit Agreement”) by and among Norcraft, as borrower, Norcraft Intermediate Holdings, L.P. and other guarantors party thereto, as guarantors, the lenders party thereto and UBS Securities LLC, as arranger, bookmanager, documentation agent and syndication agent, and UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, and UBS Loan Finance LLC, as swingline lender. The ABL Facility provides for aggregate commitments of up to $25.0 million, subject to a current borrowing base of approximately $14.3 million, including a letter of credit sub-facility and has a maturity date of December 9, 2013.

The ABL Credit Agreement contains restrictive covenants that limit the ability of Norcraft Intermediate Holdings, L.P. and its subsidiaries from (1) selling assets, (2) altering the business that Norcraft currently conducts, (3) engaging in mergers, acquisitions and other business combinations, (4) declaring dividends or redeeming or repurchasing the Company’s equity interests, (5) incurring additional debt or guarantees, (6) making loans and investments, (7) incurring liens, (8) entering into transactions with affiliates, (9) engaging in sale and leaseback transactions and (10) prepaying the senior secured second lien notes, the senior discount notes and any subordinated debt.

Indebtedness incurred pursuant to the ABL Credit Agreement will be guaranteed by Norcraft Intermediate Holdings, L.P., Norcraft Finance Corp., Norcraft Canada Corporation and all of Norcraft’s current and future subsidiaries, subject to exceptions for foreign subsidiaries to the extent of adverse tax consequences, and is secured by a first priority security interest in substantially all of Norcraft’s and the guarantor’s existing and future property and assets, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, other personal property, owned real property, cash and proceeds of the foregoing.

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

As of December 31, 2009, there were no borrowings outstanding under the ABL Facility; however, there were approximately $5.4 million of letters of credit outstanding under the ABL Facility at December 31, 2009, and therefore, the Company’s total availability under the ABL Facility as of December 31, 2009, was approximately $8.9 million.

The Company has no unused letters of credit.

Senior Secured Second Lien Notes

In December 2009, Norcraft and Norcraft Finance Corp., a 100% owned finance subsidiary of Norcraft, issued, on a joint and several basis, $180.0 million aggregate principal amount of senior secured second lien notes (the “senior secured second lien notes”). Interest accrues on the senior secured second lien notes and is payable semiannually on June 15 and December 15 of each year at a rate of 10 1/2% per annum, commencing on June 15, 2010. Proceeds from these senior secured second lien notes were used to redeem the 9% senior subordinated notes due 2011 and to make a distribution to Holdings to allow Holdings to repurchase a portion of the 9 3/4% senior discount notes due 2012.

Norcraft may redeem the senior secured second lien notes, in whole or in part, at any time on or after December 15, 2012, at a redemption price equal to 100% of the principal amount of the notes plus a premium declining ratably to par plus accrued interest.

At any time before December 15, 2012, Norcraft may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the offerings of proceeds of qualified equity offering at a redemption price equal to 110.5% of the principal amount, plus accrued interest.

If Norcraft experiences a change of control, Norcraft may be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount, plus accrued interest.

Prior to December 15, 2012, Norcraft may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a make-whole premium plus accrued interest.

Historical

On October 21, 2003, concurrent with the Acquisition, Norcraft Companies, L.P. entered into a $70.0 million senior credit facility with third parties for up to $25.0 million in available revolving funds and a $45.0 million term loan with an original maturity of October 21, 2008, or the original agreement. Advance debt payments were made on this term loan, and it was repaid in full during 2005.

On May 2, 2006, the Company entered into an amended and restated credit facility with the same parties as the original agreement. The amendment increased the revolving credit facility to $60.0 million, removed the term loan facility, modified the interest rate and changed certain covenants. On March 27, 2009, the Company elected to terminate the amended credit facility.

On October 21, 2003, Norcraft and Norcraft Finance Corp., a 100% owned finance subsidiary of Norcraft, issued, on a joint and several basis, the $150.0 million aggregate principal amount of senior subordinated notes. Norcraft Finance Corp. was formed on September 26, 2003 and has no operations. On August 21, 2007, Norcraft repurchased and cancelled $2.0 million of its senior subordinated notes at a purchase price of $2.0 million plus accrued interest of $55,000. In December 2009, Norcraft redeemed the remaining $148.0 million of its senior subordinated notes at a purchase price of $148.0 million plus accrued interest of approximately $2.5 million.

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

The following represents certain condensed consolidating financial information as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 for the issuers and for Norcraft Canada Corporation, a wholly-owned subsidiary of Norcraft, which fully and unconditionally guarantees the senior secured second lien notes. In addition, the terms and conditions of the senior secured second lien notes limit Norcraft’s ability to pay dividends or other payments to Holdings. In this regard, the net assets of Norcraft are restricted assets of Holdings. As such, condensed financial information for Holdings (the parent company) is also presented. The information presented follows the equity method of accounting except for consolidated amounts.

CONDENSED CONSOLIDATING BALANCE SHEETS

As of December 31, 2009

	Norcraft Companies, L.P. (1)	Norcraft Finance Corp (1)	Norcraft Canada	Elim- inations	Consolidated Norcraft Companies, L.P.
Current assets	$48,475	$—	$4,252	$—	$52,727

Property, plant & equipment, net	27,148	—	4,777	—	31,925

Investments in subsidiary	(1,529)	—	—	1,529	—

Other assets	184,346	—	213	(9,334)	175,225

Total assets	$258,440	$—	$9,242	$(7,805)	$259,877

Current liabilities	$20,285	$—	$1,437	$—	$21,722

Long-term debt	180,000	—	9,334	(9,334)	180,000

Unamortized discount on bonds payable	(2,903)	—	—	—	(2,903)

Other liabilities	287	—	—	—	287

Members’ equity subject to put request	—	—	—	—	—

Members’ equity	60,771	—	(1,529)	1,529	60,771

Total liabilities & members’ equity	$258,440	$—	$9,242	$(7,805)	$259,877

As of December 31, 2008

	Norcraft Companies, L.P. (1)	Norcraft Finance Corp (1)	Norcraft Canada	Elim- inations	Consolidated Norcraft Companies, L.P.
Current assets	$98,732	$—	$1,618	$—	$100,350

Property, plant & equipment, net	30,982	—	4,647	—	35,629

Investments in subsidiary	(1,000)	—	—	1,000	—

Other assets	183,855	—	213	(6,798)	177,270

Total assets	$312,569	$—	$6,478	$(5,798)	$313,249

Current liabilities	$22,441	$—	$680	$—	$23,121

Long-term debt	148,000	—	6,798	(6,798)	148,000

Other liabilities	459	—	—	—	459

Members’ equity subject to put request	—	—	—	—	—

Members’ equity	141,669	—	(1,000)	1,000	141,669

Total liabilities & members’ equity	$312,569	$—	$6,478	$(5,798)	$313,249

(1)	Co-issuers

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

CONDENSED CONSOLIDATING INCOME STATEMENTS

For the Year Ended December 31, 2009

	Norcraft Companies, L.P. (1)	Norcraft Finance Corp (1)	Norcraft Canada	Elim- inations	Consolidated Norcraft Companies, L.P.
Net sales	$236,492	$—	$13,311	$(2,999)	$246,804

Cost of sales	167,125	—	12,386	(2,999)	176,512

Gross profit	69,367	—	925	—	70,292

Equity in earnings (losses) of subsidiary	(780)	—	—	780	—

Selling, general & administrative expenses	48,028	—	1,678	—	49,706

Income (loss) from operations	20,559	—	(753)	780	20,586

Other expense (income):

Interest expense, net	15,019	—	31	—	15,050

Amortization of deferred financing costs	2,895	—	—	—	2,895

Other, net	40	—	(4)	—	36

Total other expense(income)	17,954	—	27	—	17,981

Net income (loss)	$2,605	$—	$(780)	$780	$2,605

For the Year Ended December 31, 2008

	Norcraft Companies, L.P. (1)	Norcraft Finance Corp (1)	Norcraft Canada	Elim- inations	Consolidated Norcraft Companies, L.P.
Net sales	$330,603	$—	$6,327	$(5,382)	$331,548

Cost of sales	232,748	—	7,061	(5,382)	234,427

Gross profit	97,855	—	(734)	—	97,121

Equity in earnings (losses) of subsidiary	(1,794)	—	—	1,794	—

Selling, general & administrative expenses	63,731	—	1,058	—	64,789

Impairment of goodwill & other intangibles	73,938	—	—	—	73,938

Income (loss) from operations	(41,608)	—	(1,792)	1,794	(41,606)

Other expense (income):

Interest expense, net	13,341	—	—	—	13,341

Amortization of deferred financing costs	1,063	—	—	—	1,063

Other, net	149	—	2	—	151

Total other expense(income)	14,553	—	2	—	14,555

Net income (loss)	$(56,161)	$—	$(1,794)	$1,794	$(56,161)

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

CONDENSED CONSOLIDATING INCOME STATEMENTS

For the Year Ended December 31, 2007

	Norcraft Companies, L.P. (1)	Norcraft Finance Corp (1)	Norcraft Canada	Elim- inations	Consolidated Norcraft Companies, L.P.
Net sales	$393,254	$—	$12,522	$(11,734)	$394,042

Cost of sales	262,160	—	13,074	(11,734)	263,500

Gross profit	131,094	—	(552)	—	130,542

Equity in earnings (losses) of subsidiary	(989)	—	—	989	—

Selling, general & administrative expenses	75,603	—	409	—	76,012

Income (loss) from operations	54,502	—	(961)	989	54,530

Other expense (income):

Interest expense, net	13,098	—	6	—	13,104

Amortization of deferred financing costs	1,111	—	—	—	1,111

Other, net	178	—	22	—	200

Total other expense(income)	14,387	—	28	—	14,415

Net income (loss)	$40,115	$—	$(989)	$989	$40,115

(1)	Co-issuers

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2009

	Norcraft Companies, L.P. (1)	Norcraft Finance Corp (1)	Norcraft Canada	Elim- inations	Consolidated Norcraft Companies, L.P.
Cash flows provided by (used in) operating activities	$25,518	$—	$(717)	$—	$24,801
Cash flows provided by (used in) investing activities	(7,268)	—	(969)	2,535	(5,702)
Cash flows provided by (used in) financing activities	(61,825)	—	2,535	(2,535)	(61,825)

Effect of exchange rates on cash	—	—	51	—	51

Net increase (decrease) in cash	(43,575)	—	900	—	(42,675)

Cash, beginning of period	59,366	—	40	—	59,406

Cash, end of period	$15,791	$—	$940	$—	$16,731

For the Year Ended December 31, 2008

	Norcraft Companies, L.P. (1)	Norcraft Finance Corp (1)	Norcraft Canada	Elim- inations	Consolidated Norcraft Companies, L.P.
Cash flows provided by (used in) operating activities	$44,086	$—	$(1,485)	$—	$42,601
Cash flows provided by (used in) investing activities	(8,417)	—	(767)	2,116	(7,068)
Cash flows provided by (used in) financing activities	(4,621)	—	2,116	(2,116)	(4,621)

Effect of exchange rates on cash	—	—	85	—	85

Net increase (decrease) in cash	31,048	—	(51)	—	30,997

Cash, beginning of period	28,318	—	91	—	28,409

Cash, end of period	$59,366	$—	$40	$—	$59,406

For the Year Ended December 31, 2007

	Norcraft Companies, L.P. (1)	Norcraft Finance Corp (1)	Norcraft Canada	Eliminations	Consolidated Norcraft Companies, L.P.
Cash flows provided by operating activities	$62,800	$—	$522	$—	$63,322
Cash flows provided by (used in) investing activities	(13,717)	—	(877)	397	(14,197)
Cash flows provided by (used in) financing activities	(24,658)	—	397	(397)	(24,658)

Effect of exchange rates on cash	—	—	(96)	—	(96)

Net increase (decrease) in cash	24,425	—	(54)	—	24,371

Cash, beginning of period	3,893	—	145	—	4,038

Cash, end of period	$28,318	$—	$91	$—	$28,409

(1)	Co-issuers

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

7.	Disclosures About Fair Value of Financial Instruments

The following tables present the carrying amounts and quoted fair market values of financial instruments at December 31, 2009 and 2008. The fair value of a financial instrument is deemed to be the amount at which the instrument could be exchanged in a current transaction between willing parties.

	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
10.75% senior secured second lien notes	$180,000	$180,000	$—	$—
9.00% senior subordinated notes	—	—	148,000	125,800

The quoted fair market value of the financial instruments presented may not be indicative of their future values.

8.	Members’ Equity

All of Norcraft’s member units are owned by Holdings. The limited partnership agreement of Holdings provides for Norcraft to make estimated distributions to Holdings for payment of estimated federal and state income taxes arising from the Company’s operations.

Management Incentive Plan

Holdings has a management incentive plan, (the “Plan”) which provides for the grants of incentive Class D limited partnership units in Holdings to selected employees of the Company. Under the terms of the Plan, the Class D units generally begin to vest on December 31 of the first full year following the date of grant, with 50% of the units typically vesting over a five year period (time based vesting) and 50% vesting over a five year period subject to the Company meeting certain performance based criteria in each of those years (probability based vesting). Upon vesting, each Class D unit entitles the unit holder the option to purchase one Class A unit in Holdings. All Class D units will be issued with an exercise price equal to the then fair value of Holdings’ Class A units.

The fair value of the Class D units granted is based on the Black-Scholes option-pricing model. In accordance with ASC Topic 718, the Company is required to incorporate a volatility factor in the fair value calculation. The volatility factor is developed through the use of a sample of peer group companies consisting of publicly-traded companies that operate in the Company’s same industry. The Company did not grant any incentive Class D units during the year ended December 31, 2009.

Compensation expense related to Class D units was $0.2 million, $0.2 million and $0.6 million for the years ended December 31, 2009, 2008 and 2007, respectively. Because individuals receiving these Class D unit awards are employees of Norcraft, the compensation expense is recorded at the Norcraft level.

The following table sets forth information about the fair value of the Class D unit grant on the date of grant using the Black-Scholes option-pricing model and the weighted average assumptions used for such grant:

	2008	2007
Weighted-average fair value of Class D units granted	$0.45	$0.74
Dividend yield	0.0%	0.0%
Risk-free interest rate	1.59%	3.74%
Volatility	41.0%	32.9%
Expected lives	4.80	5.00

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

A summary of Class D unit activity under the Plan is as follows:

	2009		2008		2007
	Units	Weighted- Average Exercise Price	Units	Weighted- Average Exercise Price	Units	Weighted- Average Exercise Price
Beginning balance	4,841,323	$0.73	5,129,311	$0.83	4,743,047	$0.64
Granted	—	$—	97,391	$1.18	929,445	$1.36
Exercised	—	$—	(15,464)	$2.27	(230,205)	$1.15
Forfeited/expired	(114,103)	$2.22	(369,915)	$2.21	(312,976)	$1.63

Ending balance	4,727,220	$0.69	4,841,323	$0.73	5,129,311	$0.83

Exercisable	4,221,824	$0.56	4,294,240	$0.59	3,903,789	$0.63

The intrinsic values of the issued Class D units and exercisable Class D units at December 31, 2009 were $0.7 million. The Class D units vested during 2009 had no fair value. The total compensation cost of non-vested awards not yet recognized is $0.2 million.

The incentive plan and all Class D units will terminate in October 2013.

Members’ Equity Subject to Put Request

The limited partnership agreement of Holdings provides that certain employee equity Holders may request that Holdings repurchase limited partnership units upon their death or disability at the then fair market value. Following such a request, Holdings must use commercially reasonable efforts to repurchase such units, subject to limitations on the repurchase of equity contained in the senior credit facility and the indenture governing Holding’s and Norcraft’s notes payable, respectively. The fair market value of these units is recorded outside of permanent equity. Any changes in the fair market value of these units are reported as changes in members’ equity subject to put request in the statement of members’ equity and comprehensive income. As of December 31, 2009 and 2008, there were 21.5 million units subject to the put request and 20.2 million units subject to the put request as of December 31, 2007.

The fair market value of a unit is estimated by dividing the current equity value of the Company by the number of vested units outstanding. The equity value of the Company is based on the earnings multiple used in the Acquisition times trailing twelve months’ EBITDA plus net cash and liability positions.

9.	Employee Benefit Plan

The Company sponsors a contributory defined contribution plan, established under the provisions of Section 401(k) of the Internal Revenue Code, which provides, among other things, for the Company to make discretionary contributions. Company contributions to this plan during the year ended December 31, 2009 were minimal, while contributions to this plan for the years ended December 31, 2008 and 2007 were $1.2 million and $0.7 million, respectively.

10.	Related Party Transactions

The Company has agreements with affiliates of two of its majority limited partners, Apax Partners, L.P. and Trimaran Fund Management, L.L.C., to provide management services to the Company. Under the terms of the agreement, the Company will pay a $1.0 million annual management fee plus reimbursement of any out-of-pocket expenses incurred. The agreement expires upon sale to an unaffiliated third party of substantially all of the Company’s assets or interests. Management fees charged to expense as a component of selling, general and administrative expenses was $1.0 million for each of the years ended December 31, 2009, 2008 and 2007.

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

11.	Leases

The Company leases its corporate office and distribution facilities under operating leases expiring on various dates. Certain lease agreements have terms for renewal or include rent escalation clauses. In addition to the base rent, certain leases require the Company to pay as additional rent a portion of the real estate taxes and common area expenses of the leased premises. Total rent expense was $2.8 million, $2.8 million and $2.9 million for the years ended December 31, 2009, 2008 and 2007, respectively. The Company has historically entered and will continue to enter into leases of a temporary or short-term nature that do not extend beyond December 31, 2010 and that do not have future non-cancelable commitments.

Future minimum lease payments under non-cancelable operating leases at December 31, 2009, are as follows:

Year Ending December 31,	Amount
2010	$2,196
2011	1,399
2012	621
2013	401
2014	382

$4,999

12.	Commitments and Contingencies

The Company is party to legal actions and contingencies arising during the normal course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

13.	Unaudited Supplemental Quarterly Data

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2009
Net sales	$61,296	$60,909	$64,672	$59,927
Cost of sales	45,323	43,445	44,387	43,357

Gross profit	15,973	17,464	20,285	16,570
Selling, general and administrative expenses	12,692	12,473	11,940	12,601

Income from operations	3,281	4,991	8,345	3,969
Other expense (income):
Interest expense, net	3,467	3,423	3,429	4,731
Amortization of deferred financing costs	1,062	171	169	1,493
Other, net	39	29	28	(60)

	4,568	3,623	3,626	6,164

Net income (loss)	$(1,287)	$1,368	$4,719	$(2,195)

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(dollar amounts in thousands)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2008
Net sales	$87,631	$93,218	$84,020	$66,679
Cost of sales	62,985	64,863	58,884	47,695

Gross profit	24,646	28,355	25,136	18,984
Selling, general and administrative expenses	17,347	16,831	15,076	15,535
Impairment of goodwill and other intangible assets	—	—	—	73,938

Income (loss) from operations	7,299	11,524	10,060	(70,489)
Other expense (income):
Interest expense, net	3,275	3,447	3,227	3,392
Amortization of deferred financing costs	266	265	266	266
Other, net	30	30	63	28

	3,571	3,742	3,556	3,686

Net income (loss)	$3,728	$7,782	$6,504	$(74,175)

14.	Recently Issued Accounting Pronouncements

In April 2008, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification Topic (ASC) 350-30-35-1.A, Determination of the Useful Life of Intangible Assets (“ASC 350-30-35-1.A”). ASC 350-30-35-1.A amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350-30, Goodwill and Other Intangible Assets (“ASC 350-30”). The intent of ASC 350-30-35-1.A is to improve the consistency between the useful life of a recognized intangible asset under ASC 350-30 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other applicable accounting literature. ASC 350-30-35-1.A is effective for fiscal years beginning after December 15, 2008. The adoption of ASC 350-30-35-1.A did not have a material effect on the Company’s consolidated financial statements.

In May 2009, the FASB issued ASC 855, Subsequent Events. ASC 855 is intended to establish general standards of accounting for, and requires disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company adopted the provisions of ASC 855 for the quarter ended June 30, 2009. The adoption of ASC 855 did not have a material effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued guidance that establishes the FASB Accounting Standards Codification™ (the Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (GAAP). Use of the new Codification is effective for interim and annual periods ending after September 15, 2009. The Company has used the new Codification in reference to GAAP in this prospectus and such use has not impacted the consolidated results of the Company.

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$19,302	$16,731
Trade accounts receivable, net	22,026	17,987
Inventories	17,628	16,380
Prepaid expenses	1,459	1,629

Total current assets	60,415	52,727

Property, plant and equipment, net	30,884	31,925

Other assets:
Goodwill	88,421	88,421
Brand names	35,100	35,100
Customer relationships, net	38,215	39,332
Deferred financing costs, net	6,921	6,908
Display cabinets, net	5,543	5,394
Other	49	70

Total other assets	174,249	175,225

Total assets	$265,548	$259,877

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	8,740	6,626
Accrued expenses	19,250	15,096

Total current liabilities	27,990	21,722

Long-term debt	180,000	180,000
Unamortized discount on bonds payable	(2,781)	(2,903)
Other liabilities	305	287

Commitments and contingencies	—	—

Members’ equity (deficit)	60,034	60,771

Total liabilities and members’ equity (deficit)	$265,548	$259,877

See notes to consolidated financial statements.

Consolidated Statements of Operations

(dollar amounts in thousands)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Net sales	$61,833	$61,296
Cost of sales	44,617	45,323

Gross profit	17,216	15,973
Selling, general and administrative expenses	12,671	12,692

Income from operations	4,545	3,281
Other expense:
Interest expense, net	5,045	3,467
Amortization of deferred financing costs	313	1,062
Other, net	30	39

Total other expense	5,388	4,568

Net loss	$(843)	$(1,287)

See notes to consolidated financial statements.

Consolidated Statements of Changes in Members’ Equity (Deficit) and Comprehensive Income (Loss)

(dollar amounts in thousands)

(unaudited)

	Member’s Equity (Deficit)	Total comprehensive loss
Member’s equity at January 1, 2010	$60,771

Stock compensation expense	45

Foreign currency translation adjustment	61	61

Net loss	(843)	(843)

Total comprehensive loss		$(782)

Member’s equity at March 31, 2010	$60,034

Consolidated Statements of Cash Flows

(dollar amounts in thousands)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(843)	$(1,287)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	1,457	1,432
Amortization:
Customer relationships	1,117	1,117
Deferred financing costs	313	1,062
Display cabinets	1,088	1,425
Discount amortization/accreted interest	122	—
Provision for uncollectible accounts receivable	(26)	282
Provision for obsolete and excess inventory	354	293
Provision for warranty claims	641	515
Stock compensation expense	45	55
Gain on disposal of assets	(1)	(6)
Change in operating assets and liabilities:
Trade accounts receivable	(3,935)	(1,575)
Inventories	(1,591)	(61)
Prepaid expenses	173	417
Other assets	21	(12)
Accounts payable and accrued expenses	5,791	3,375

Net cash provided by operating activities	4,726	7,032

Cash flows from investing activities:
Proceeds from sale of property and equipment	1	8
Purchase of property, plant and equipment	(595)	(596)
Additions to display cabinets	(1,237)	(692)

Net cash used in investing activities	(1,831)	(1,280)

Cash flows from financing activities:
Payment in financing costs	(326)	—
Transfer to restricted cash	—	(5,618)
Distributions to members	—	(5,762)

Net cash used in financing activities	(326)	(11,380)

Effect of exchange rates on cash	2	(13)

Net increase (decrease) in cash and cash equivalents	2,571	(5,641)

Cash and cash equivalents, beginning of the period	16,731	59,406

Cash and cash equivalents, end of period	$19,302	$53,765

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(in thousands)

(unaudited)

1.	Basis of Presentation

The accompanying financial statements are those of Norcraft Companies, L.P. (“Norcraft” or the “Company”). Norcraft is a wholly-owned subsidiary of Norcraft Holdings, L.P. (“Holdings”).

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the interim consolidated financial statements and accompanying notes included herein should be read in conjunction with the more detailed information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission. The unaudited interim consolidated financial statements as of March 31, 2010 and 2009 and for the three months ended March 31, 2010 and 2009 include all normal recurring adjustments which management considers necessary for the fair presentation of financial position, results of operations and cash flows for the interim periods.

2.	Trade Accounts Receivable

Trade accounts receivable consists of the following:

	March 31, 2010	December 31, 2009
Trade accounts receivable	$22,989	$18,985
Less: Allowance for uncollectible accounts	(963)	(998)

Trade accounts receivable, net	$22,026	$17,987

3.	Inventories

Inventories consist of the following:

	March 31, 2010	December 31, 2009
Raw materials and supplies	$10,893	$11,173
Work in process	2,424	2,610
Finished goods	4,311	2,597

	$17,628	$16,380

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(in thousands)

(unaudited)

4.	Intangible Assets

Intangible assets subject to amortization consist of the following:

	March 31, 2010		December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer relationships	$67,000	$(28,785)	$67,000	$(27,668)
Deferred financing costs	7,308	(387)	6,982	(74)

Total	$74,308	$(29,172)	$73,982	$(27,742)

There were no events or circumstances during the three months ended March 31, 2010 to indicate that the following assets not subject to amortization might be impaired.

	March 31, 2010	December 31, 2009
Goodwill	$88,421	$88,421
Brand names	35,100	35,100

Total	$123,521	$123,521

5.	Accrued Expenses

Accrued expenses consist of the following:

	March 31, 2010	December 31, 2009

Salaries, wages and employee benefits	$6,134	$6,842
Commissions, rebates and marketing programs	2,213	2,457
Workers’ compensation	2,223	2,005
Interest	5,880	1,181
Other, including product warranty accruals	2,800	2,611

	$19,250	$15,096

Product warranty accrual activity is as follows:

	March 31, 2010	March 31, 2009

Beginning balance	$494	$635
Accruals for warranties	641	515
Claims paid	(576)	(583)

Ending balance	$559	$567

Product warranty accrual is a component of the “Other” category in the accrued expenses tables above.

6.	Stock-Based Compensation

Holdings has a management incentive plan, (the “Plan”) which provides for the grants of incentive Class D limited partnership units in Holdings to selected employees of the Company.

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(in thousands)

(unaudited)

Previously, under the terms of the Plan, the Class D units generally began to vest on December 31 of the first full year following the date of grant, with 50% of the units typically vesting over a five year period (time based vesting) and 50% vesting over a five year period subject to the Company meeting certain performance based criteria in each of those years (probability based vesting).

During the first quarter of 2010, the vesting terms for the outstanding Class D units were modified. The outstanding units, along with the newly issued units, will now vest with time-based vesting over a three year period. In addition, certain units’ exercise prices were reduced to the fair market value of a Class A unit of Holdings.

Upon vesting, each Class D unit entitles the unit holder the option to purchase one Class A unit in Holdings. All Class D units will be issued with an exercise price equal to the then fair value of Holdings’ Class A units.

The fair value of the Class D units granted is based on the Black-Scholes option-pricing model. In accordance with ASC Topic 718, the Company is required to incorporate a volatility factor in the fair value calculation. The volatility factor is developed through the use of a sample of peer group companies consisting of publicly-traded companies that operate in the Company’s same industry.

Compensation expense related to Class D units was negligible for the three months ended March 31, 2010. This compares to compensation expense of $0.1 million for the three months ended March 31, 2009. Because individuals receiving these Class D unit awards are employees of Norcraft, the compensation expense is recorded at the Norcraft level.

A summary of Class D Unit activity under the Plan is as follows:

	Three Months Ended March 31, 2010
	Units	Weighted-Average Exercise Price
Beginning balance	4,727,220	$0.24	(1)
Granted	3,472,765	$0.35
Exercised	—	$—

Forfeited/expired	(1,406,837)	$1.81

Ending balance	6,793,148	$0.27

Exercisable balance	3,254,157	$0.17

(1)	As modified.

The intrinsic values of the issued Class D units and exercisable Class D units at March 31, 2010 were $1.0 million and $0.8 million, respectively.

The Plan will terminate in December 2015.

7.	Long-term Debt

Long-term debt consists of the following:

	March 31, 2010	December 31, 2009
Senior secured second lien notes payable (due in 2015 with semi-annual interest payments at 10.5%)	$180,000	$180,000

Long term debt	$180,000	$180,000

We anticipate that the funds generated by operations and current available cash balances will be sufficient to meet working capital requirements, make required member tax distributions and to finance capital expenditures over the next 12 to 18 months.

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(in thousands)

(unaudited)

ABL Facility

In December 2009, in connection with the issuance of the senior secured second lien notes, Norcraft entered into a new senior secured first-lien asset-based revolving credit facility (the “ABL Facility”) pursuant to a credit agreement dated as of December 9, 2009 (the “ABL Credit Agreement”) by and among Norcraft, as borrower, Norcraft Intermediate Holdings, L.P. and other guarantors party thereto, as guarantors, the lenders party thereto and UBS Securities LLC, as arranger, bookmanager, documentation agent and syndication agent, and UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent and UBS Loan Finance LLC, as swingline lender. The ABL Facility provides for aggregate commitments of up to $25.0 million, subject to a current borrowing base of approximately $18.4 million, including a letter of credit sub-facility and has a maturity date of December 9, 2013.

The ABL Credit Agreement contains restrictive covenants that limit the ability of Norcraft Intermediate Holdings, L.P. and its subsidiaries from (1) selling assets, (2) altering the business that Norcraft currently conducts, (3) engaging in mergers, acquisitions and other business combinations, (4) declaring dividends or redeeming or repurchasing the Company’s equity interests, (5) incurring additional debt or guarantees, (6) making loans and investments, (7) incurring liens, (8) entering into transactions with affiliates, (9) engaging in sale and leaseback transactions and (10) prepaying the senior secured second lien notes, the senior discount notes and any subordinated debt. As of March 31, 2010, the Company was in compliance with these provisions.

Indebtedness incurred pursuant to the ABL Credit Agreement will be guaranteed by Norcraft Intermediate Holdings, L.P., Norcraft Finance Corp., Norcraft Canada Corporation and all of Norcraft’s current and future subsidiaries, subject to exceptions for foreign subsidiaries to the extent of adverse tax consequences, and is secured by a first priority security interest in substantially all of Norcraft’s and the guarantor’s existing and future property and assets, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, other personal property, owned real property, cash and proceeds of the foregoing.

As of March 31, 2010, there were no borrowings outstanding under the ABL Facility; however, there were approximately $5.4 million of letters of credit outstanding under the ABL Facility at March 31, 2010, and therefore, the Company’s total availability under the ABL Facility as of December 31, 2010, was approximately $13.0 million.

The Company has no unused letters of credit.

Senior Secured Second Lien Notes

In December 2009, Norcraft and Norcraft Finance Corp., a 100% owned finance subsidiary of Norcraft, issued, on a joint and several basis, $180.0 million aggregate principal amount of 10 1/2% senior secured second lien notes (the “senior secured second lien notes”). Interest accrues on the senior secured second lien notes and is payable semiannually on June 15 and December 15 of each year at a rate of 10 1/2% per annum, commencing on June 15, 2010. Proceeds from these senior secured second lien notes were used to redeem the 9% senior subordinated notes due 2011 and to make a distribution to Holdings to allow Holdings to repurchase a portion of the 9 3/4% senior discount notes due 2012.

Norcraft may redeem the senior secured second lien notes, in whole or in part, at any time on or after December 15, 2012, at a redemption price equal to 100% of the principal amount of the senior secured second lien notes plus a premium declining ratably to par plus accrued interest.

At any time before December 15, 2012, Norcraft may redeem up to 35% of the aggregate principal amount of the senior secured second lien notes issued under the indenture with the offerings of proceeds of qualified equity offering at a redemption price equal to 110.5% of the principal amount, plus accrued interest.

If Norcraft experiences a change of control, Norcraft may be required to offer to purchase the senior secured second lien notes at a purchase price equal to 101% of the principal amount, plus accrued interest.

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(in thousands)

(unaudited)

Prior to December 15, 2012, Norcraft may redeem the senior secured second lien notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a make-whole premium plus accrued interest.

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(in thousands)

(unaudited)

The following represents certain condensed consolidating financial information as of March 31, 2010 and December 31, 2009 and for the periods ended March 31, 2010 and 2009 for the issuers and for Norcraft Canada Corporation, a wholly-owned subsidiary of Norcraft, which fully and unconditionally guarantees the senior secured second lien notes. In addition, the terms and conditions of the senior secured second lien notes limit Norcraft’s ability to pay dividends or other payments to Holdings. In this regard, the net assets of Norcraft are restricted assets of Holdings. As such, condensed financial information for Holdings (the parent company) is also presented. The information presented follows the equity method of accounting except for consolidated amounts.

CONDENSED CONSOLIDATING BALANCE SHEETS

As of March 31, 2010 (unaudited)

	Norcraft Companies, L.P. (1)	Norcraft Finance Corp. (1)	Norcraft Canada	Elim- inations	Consolidated Norcraft Companies, L.P.
Current assets	$56,505	$—	$3,910	$—	$60,415

Property, plant & equipment, net	26,092	—	4,792	—	30,884

Investments in subsidiary	(1,501)	—	—	1,501	—

Other assets	183,007	—	213	(8,971)	174,249

Total assets	$264,103	$—	$8,915	$(7,470)	$265,548

Current liabilities	$26,545	$—	$1,445	$—	$27,990

Long-term debt	180,000	—	8,971	(8,971)	180,000

Unamortized discount on bonds payable	(2,781)	—	—	—	(2,781)

Other liabilities	305	—	—	—	305

Members’ equity subject to put request	—	—	—	—	—

Members’ equity (deficit)	60,034	—	(1,501)	1,501	60,034

Total liabilities & members’ equity (deficit)	$264,103	$—	$8,915	$(7,470)	$265,548

As of December 31, 2009 (unaudited)

	Norcraft Companies, L.P. (1)	Norcraft Finance Corp. (1)	Norcraft Canada	Elim- inations	Consolidated Norcraft Companies, L.P.
Current assets	$48,475	$—	$4,252	$—	$52,727

Property, plant & equipment, net	27,148	—	4,777	—	31,925

Investments in subsidiary	(1,529)	—	—	1,529	—

Other assets	184,346	—	213	(9,334)	175,225

Total assets	$258,440	$—	$9,242	$(7,805)	$259,877

Current liabilities	$20,285	$—	$1,437	$—	$21,722

Long-term debt	180,000	—	9,334	(9,334)	180,000

Unamortized discount on bonds payable	(2,903)	—	—	—	(2,903)

Other liabilities	287	—	—	—	287

Members’ equity subject to put request	—	—	—	—	—

Members’ equity (deficit)	60,771	—	(1,529)	1,529	60,771

Total liabilities & members’ equity (deficit)	$258,440	$—	$9,242	$(7,805)	$259,877

(1)	Co-issuers

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(in thousands)

(unaudited)

CONDENSED CONSOLIDATING OPERATIONS STATEMENTS

For the Three Months Ended March 31, 2010 (unaudited)

	Norcraft Companies, L.P. (1)	Norcraft Finance Corp. (1)	Norcraft Canada	Elim- inations	Consolidated Norcraft Companies, L.P.
Net sales	$58,006	$—	$4,551	$(724)	$61,833

Cost of sales	41,266	—	4,075	(724)	44,617

Gross profit	16,740	—	476	—	17,216

Equity in earnings (losses) of subsidiary	(33)	—	—	33	—

Selling, general and administrative expenses	12,167	—	504	—	12,671

Income (loss) from operations	4,540	—	(28)	33	4,545

Other expense (income):

Interest expense, net	5,040	—	5	—	5,045

Amortization of deferred financing costs	313	—	—	—	313

Other, net	30	—	—	—	30

Total other expense, net	5,383	—	5	—	5,388

Net income (loss)	$(843)	$—	$(33)	$33	$(843)

For the Three Months Ended March 31, 2009 (unaudited)

	Norcraft Companies, L.P. (1)	Norcraft Finance Corp. (1)	Norcraft Canada	Elim- inations	Consolidated Norcraft Companies, L.P.
Net sales	$60,090	$—	$2,079	$(873)	$61,296

Cost of sales	44,113	—	2,083	(873)	45,323

Gross profit	15,977	—	(4)	—	15,973

Equity in earnings (losses) of subsidiary	(333)	—	—	333	—

Selling, general and administrative expenses	12,363	—	329	—	12,692

Income (loss) from operations	3,281	—	(333)	333	3,281

Other expense (income):

Interest expense, net	3,465	—	2	—	3,467

Amortization of deferred financing costs	1,062	—	—	—	1,062

Other, net	41	—	(2)	—	39

Total other expense, net	4,568	—	—	—	4,568

Net income (loss)	$(1,287)	$—	$(333)	$333	$(1,287)

Norcraft Companies, L.P.

Notes to Consolidated Financial Statements

(in thousands)

(unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Three Months Ended March 31, 2010 (unaudited)

	Norcraft Companies, L.P. (1)	Norcraft Finance Corp. (1)	Norcraft Canada	Elimin- ations	Consolidated Norcraft Companies, L.P.
Cash flows provided by (used in) operating activities	$4,855	$—	$(129)	$—	$4,726

Cash flows provided by (used in) investing activities	(1,206)	—	(262)	(363)	(1,831)

Cash flows provided by (used in) financing activities	(326)	—	(363)	363	(326)

Effect of exchange rates on cash	—	—	2	—	2

Net increase (decrease) in cash and cash equivalents	3,323	—	(752)	—	2,571

Cash and cash equivalents, beginning of period	15,791	—	940	—	16,731

Cash and cash equivalents, end of period	$19,114	$—	$188	$—	$19,302

For the Three Months Ended March 31, 2009 (unaudited)

	Norcraft Companies, L.P. (1)	Norcraft Finance Corp. (1)	Norcraft Canada	Elimin- ations	Consolidated Norcraft Companies, L.P.

Cash flows provided by (used in) operating activities	$7,743	$—	$(711)	$—	$7,032

Cash flows provided by (used in) investing activities	(2,199)	—	(68)	987	(1,280)

Cash flows provided by (used in) financing activities	(11,380)	—	987	(987)	(11,380)

Effect of exchange rates on cash	—	—	(13)	—	(13)

Net increase (decrease) in cash and cash equivalents	(5,836)	—	195	—	(5,641)

Cash and cash equivalents, beginning of period	59,366	—	40	—	59,406

Cash and cash equivalents, end of period	$53,530	$—	$235	$—	$53,765

(1)	Co-issuers

8.	Accounting Changes

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures about Fair Value Measurements, amending ASC 820. ASU 2010-06 requires entities to provide new disclosures and clarify existing disclosures relating to fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of ASU 2010-06 had no current impact and is expected to have no subsequent impact on the consolidated financial statements.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements. The amendments to the FASB Accounting Standards Codification™ (“ASC”) 855, Subsequent Events, no longer requires SEC filers to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and did not have a material effect on the Company’s consolidated financial statements.

Norcraft Holdings, L.P. Norcraft Companies L.P.

Schedule II – Consolidated Valuation and Qualifying Accounts

(dollar amounts in thousands)

	Beginning Balance	Additions	Deductions	Ending Balance
2009
Allowance for uncollectible accounts	$2,022	$1,121	$(2,145)	$998
Inventory allowance for obsolescence	2,204	1,412	(112)	3,504

2008
Allowance for uncollectible accounts	$1,862	$2,144	$(1,984)	$2,022
Inventory allowance for obsolescence	1,908	591	(295)	2,204

2007
Allowance for uncollectible accounts	$1,094	$1,636	$(868)	$1,862
Inventory allowance for obsolescence	1,579	638	(309)	1,908

S-1

NORCRAFT COMPANIES, L.P.

NORCRAFT FINANCE CORP.

Offer to Exchange

$180,000,000 principal amount of our 10 1/2% Senior Secured Second Lien Notes due 2015, which have been registered under the Securities Act of 1933, as amended, for any and all of our original 10 1/2% Senior Secured Second Lien Notes due 2015.

PROSPECTUS

Until the date that is 90 days from this prospectus, all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.